UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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Newmont Mining Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Newmont Proxy Statement 2014

Annual Meeting of Stockholders

The Annual Meeting of Stockholders of

Newmont Mining Corporation will be held at:

Hotel du Pont

11th and Market Streets

Wilmington, Delaware 19801

On Wednesday, April 23, 2014

At 11:00 a.m., local time

Newmont Mining Corporation 6363 South Fiddler’s Green Circle Greenwood Village, Colorado 80111 USA

Notice of 2014 Annual Meeting of Stockholders

March 6, 2014

The Annual Meeting of Shareholders of Newmont Mining Corporation will be held on Wednesday, April 23, 2014 at 11:00 a.m., local time, at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, to:

1.	Elect Directors;

2.	Ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Newmont’s independent auditors for 2014;

3.	Approve, on an advisory basis, the compensation of the Named Executive Officers;

4.	Consider and act upon a stockholder proposal regarding political spending disclosure, as set forth in the accompanying Proxy Statement, if properly introduced at the meeting; and

5.	Transact such other business that may properly come before the meeting.

Record	Date: February 25, 2014

Under the Securities and Exchange Commission rules, we have elected to use the Internet for delivery of Annual Meeting materials to our stockholders, enabling us to provide them with the information they need, while lowering the costs of delivery and reducing the environmental impact associated with our Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. If you are unable to attend, please promptly vote your shares by telephone or Internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. Voting by the Internet or telephone is fast, convenient, and enables your vote to be immediately confirmed and tabulated, which helps Newmont reduce postage and proxy tabulation costs. Your vote is important so that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

By Order of the Board of Directors,	Scan this QR code to view digital versions of our Proxy Statement and 2013 Annual Report.

STEPHEN P. GOTTESFELD
Executive Vice President, General Counsel and Corporate Secretary

You can vote in one of four ways:

Visit the website listed on your proxy card to vote VIA THE INTERNET

Call the telephone number on your proxy card to vote BY TELEPHONE

Sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

Attend the meeting to vote IN PERSON

Our Notice of Meeting, Proxy Statement and Annual Report are available at www.envisionreports.com/nem

Newmont Mining Corporation 2014 Proxy Statement   •  i

PROXY STATEMENT

General Information

This Proxy Statement is furnished to the stockholders of Newmont Mining Corporation (“Newmont,” the “Company” or “we”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) to be voted at the Company’s 2014 Annual Meeting of Stockholders to be held on Wednesday, April 23, 2014 (the “Annual Meeting”). The Annual Meeting is being held for the purposes set forth in the accompanying Notice of 2014 Annual Meeting of Stockholders. The Proxy Statement, proxy card and 2013 Annual Report to Stockholders are being made available to stockholders on or about March 6, 2014.

Notice of Internet Availability of Proxy Materials.

On or about March 12, 2014, we will furnish a Notice of Internet Availability of Proxy Materials (“Notice”) to most of our stockholders containing instructions on how to access the proxy materials and to vote online. In addition, instructions on how to request a printed copy of these materials may be found on the Notice. For more information on voting your stock, please see “Voting Your Shares” below. If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained on the Notice. Your vote is important no matter the extent of your holdings.

Stockholders Entitled to Vote.

The holders of record of common stock of Newmont, par value $1.60 per share, at the close of business on February 25, 2014 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, there were
497,925,418 shares outstanding.

Voting Your Shares.	Newmont Common Stock. Each share of common stock that you own entitles you to one vote. Your Notice or proxy card shows the number of shares of common stock that you own. You may elect to vote in one of the following methods:

By Mail - If you have received or requested a paper copy of the proxy materials, please date and sign the proxy card and return it promptly in the accompanying envelope.

By Internet - If you received a Notice of Internet Availability of Proxy Materials, you can access our proxy materials and vote online. Instructions to vote online are provided in the Notice.

By Telephone - You may vote your shares by calling the telephone number specified on your proxy card. You will need to follow the instructions on your proxy card and the voice prompts.

In Person - You may attend the Annual Meeting and vote in person. We will give you a ballot when you arrive. If your stock is held in the name of your broker, bank or another nominee (a “Nominee”), then you must present a proxy from that Nominee in order to verify that the Nominee has not already voted your shares on your behalf.

Newmont Mining Corporation 2014 Proxy Statement   •  1

If you hold Newmont Common Stock at your Broker - If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials, as applicable, are being forwarded to you by that organization. Your Voting Instruction Form from Broadridge or your Notice provides information on how to vote your shares. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters such as ratification of auditors but cannot vote on “non-routine” matters, which now include matters such as votes for the Election of Directors proposal, the Say-on-Pay proposal and the stockholder proposal regarding Political Spending Disclosure. Thus, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Newmont Canada Exchangeable Shares. On February 18, 2014, all of the exchangeable shares (“Exchangeable Shares”) of Newmont Mining Corporation of Canada Limited (“Newmont Canada”) were redeemed in accordance with their terms. In order to vote at the Annual Meeting, you must be a holder of Newmont’s common stock. Former registered holders who have not yet received their shares of Newmont common stock can do so by validly completing and duly executing a letter of transmittal and returning it, together with the certificate(s) representing their Exchangeable Shares, to the attention of Computershare Investor Services Inc. at the address set out in the letter of transmittal. The details of the procedures for the deposit of Exchangeable Share certificates are set out in the letter of transmittal for the redemption, a copy of which is available on Newmont Canada’s profile at www.sedar.com.

If you held your Exchangeable Shares through a broker, dealer, bank, trust company or other intermediary you do not have to submit a letter of transmittal and you should vote your shares of common stock in accordance with the instructions set out above under the heading “Voting Your Shares — Newmont Common Stock.”

Quorum, Tabulation and Broker Non-Votes and Abstentions.	Quorum. The holders of a majority of the outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, “shares of capital stock of the Company” include all shares of common stock entitled to vote at the Annual Meeting.

Tabulating Votes and Voting Results. Votes at the Annual Meeting will be tabulated by one or more inspectors of election who will be appointed by the Chairman of the meeting and who will not be candidates for election to the Board of Directors. The inspectors of election will treat shares of capital stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Broker Non-Votes and Abstentions. Abstentions and “broker non-votes” as to particular matters are counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders (except with respect to the

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Election of Directors, where abstentions are excluded), whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Except with respect to the Election of Directors, where abstentions are excluded, abstentions have the same effect as votes against proposals presented to stockholders. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

As such, please be reminded that if you hold your shares in “street name” it is critical that you cast your vote if you want it to count in the Election of Directors (Proposal 1). If you hold your shares in “street name” and you do not instruct your bank or broker how to vote in the Election of Directors, no votes will be cast on your behalf. Your bank or broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 2). They will not have discretion to vote uninstructed shares on the advisory vote to approve named executive officer compensation (Proposal 3), or the stockholder proposal regarding political spending disclosure (Proposal 4).

Votes Required to Approve the Proposals.	Proposal	Vote Required
	Election of Directors	Majority of votes cast for the Nominees.

	Ratification of independent auditors for 2014	Majority of stock present in person or by proxy and entitled to vote.

	Approve, on an advisory basis, the compensation of the Named Executive Officers	Non-binding advisory vote — majority of stock present in person or by proxy and entitled to vote.

	Stockholder proposal regarding political spending disclosure	Majority of stock present in person or by proxy and entitled to vote.

Election of Directors. Brokers, banks and other financial institutions can no longer vote your stock on your behalf for the Election of Directors if you have not provided instructions on your voting instruction form, by telephone or by Internet. For your vote to be counted, you must submit your voting instructions to your broker or custodian.

Ratify PricewaterhouseCoopers LLP as the Company’s Independent Auditors for 2014. The affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, at the Annual Meeting is required to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2014. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal.

Advisory Say-On-Pay Vote. Because the vote on Compensation of the Named Executive Officers is advisory in nature, it will not: (1) affect any compensation already paid or awarded to any Named Executive Officer, (2) be binding on or overrule any decisions by the Board of Directors, (3) create or imply any additional fiduciary duty on the part of the Board of Directors, and (4) restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian.

Other Items. If any other items are presented at the Annual Meeting, they must receive an affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, in order to be approved.

Newmont Mining Corporation 2014 Proxy Statement   •  3

Revocation of Proxy or Voting Instruction Form.

Revocation of Newmont Common Stock Proxy or Voting Instruction Form. A stockholder who executes a proxy or Voting Instruction Form (“VIF”) may revoke it by delivering to the Secretary of the Company, at any time before the proxies are voted, a written notice of revocation bearing a later date than the proxy or VIF, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). A stockholder also may substitute another person in place of those persons presently named as proxies. Written notice revoking or revising a proxy should be sent to the attention of the Secretary, Newmont Mining Corporation, at 6363 South Fiddler’s Green Circle, Greenwood Village, Colorado 80111 USA.

Solicitation Costs.

The cost of preparing and mailing the Notice, requests for proxy materials, and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Company. The Notice will be furnished to the holders of the Company’s common stock on March 12, 2014. In addition, solicitation of proxies and Voting Instruction Forms may be made by certain officers and employees of the Company by mail, telephone or in person. The Company has retained Georgeson Inc. to aid in the solicitation of brokers, banks, intermediaries and other institutional holders in the United States and Canada for a fee of $15,500. The Company also will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of common stock.

Notes to Participants in Newmont Employee Retirement Savings Plans.

Participants in the Retirement Savings Plan of Newmont and Retirement Savings Plan for Hourly-Rated Employees of Newmont. If you are a participant in the Retirement Savings Plan of Newmont or Retirement Savings Plan for Hourly-Rated Employees of Newmont (the “401(k) Plans”) and hold the Company’s common stock under either of the 401(k) Plans, the shares of Newmont common stock which are held for you under the 401(k) Plans may be voted through the proxy card accompanying this mailing. The 401(k) Plans are administered by Fidelity Investments, as trustee. The trustee, as the stockholder of record of the Company’s common stock held in the plans, will vote the shares held for you in accordance with the directions you provide. If you do not vote your shares by 11:59 p.m. Eastern time on April 18, 2014, the trustee will not vote your common shares in the 401(k) Plans.

Stockholder Proposals for the 2015 Annual Meeting of Stockholders.	For a stockholder proposal, including a proposal for the Election of Directors, to be included in the proxy statement and form of proxy for the 2015 Annual Meeting, the proposal must have been received by us at our principal executive offices no later than November 12, 2014. Proposals should be sent to the attention of the Secretary of the Company at 6363 South Fiddler’s Green Circle, Greenwood Village, Colorado 80111 USA. We are not required to include in our proxy statement and form of proxy a stockholder proposal that was received after that date or that otherwise fails to meet the requirements for stockholder proposals established by Securities and Exchange Commission regulations.

In addition, under our By-Laws, stockholders must give advance notice of nominations for Directors or other business to be addressed at the 2015 Annual Meeting and must be received at the principal executive offices of the Corporation no later than the close of business on February 23, 2015, and not earlier than the close of business on January 23, 2015. The advance notice must be delivered to the attention of the Secretary of the Company at 6363 South Fiddler’s Green Circle, Greenwood Village, Colorado 80111 USA.

Voting Results.	The results of the voting at the Annual Meeting will be reported on Form 8-K and filed with the Securities and Exchange Commission within four business days after the end of the meeting.

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Proposal No. 1 — Election of Directors

Voting for Directors. If you hold your Newmont stock through a broker, bank or other financial institution, your Newmont stock will not be voted on your behalf on the Election of Directors unless you complete and return the Voting Instruction Form or follow the instructions provided to you to vote your stock via telephone or the Internet. If you do not instruct your broker, bank or other financial institution how to vote, your votes will be counted as “broker non-votes” and your shares will not be represented in the Election of Directors vote at the Annual Meeting.

Majority Vote Standard for the Election of Directors. Our By-Laws provide that in an uncontested election each Director will be elected by a vote of the majority of the votes cast, which means the number of votes cast “for” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election. Votes cast shall include votes to withhold authority, but shall exclude abstentions. Votes will not be deemed cast if no authority or direction is given.

If a nominee for Director does not receive the vote of at least a majority of votes cast at the Annual Meeting, it is the policy of the Board of Directors that the Director must tender his or her resignation to the Board. In such a case, the Corporate Governance and Nominating Committee will make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken, taking into account all of the facts and circumstances. The Director who has tendered his or her resignation will not take part in the deliberations. For additional information, our Corporate Governance Guidelines are available on our website at www.newmont.com/our-investors/our-governance.

Director Skills and Qualifications. In addition to meeting the minimum qualifications set out by the Board of Directors under “Director Nomination Process and Review of Director Nominees,” on page 15, each nominee also brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas, including board service, corporate governance, compensation, executive management, private equity, finance, mining, operations, manufacturing, marketing, government, law, international business and health, safety, environmental and social responsibility. The unique background, skills and qualifications that led the Board of Directors and the Corporate Governance and Nominating Committee to the conclusion that each of the nominees should serve as a Director for Newmont are set forth in the “Nominees” section below.

Board of Directors Recommendation. The Board of Directors recommends that the stockholders vote “FOR” all of the following nominees and, unless a stockholder gives instructions on the proxy card to the contrary, the proxies named thereon intend so to vote.

Nominees. Each of the 9 persons named below is a nominee for election as a Director at the Annual Meeting for a term of one year or until his/her successor is elected and qualified. Unless authority is withheld, the proxies will be voted for the election of such nominees. All such nominees are currently serving as Directors of the Company. All such nominees were elected to the Board of Directors at the last Annual Meeting. If any such nominees cannot be a candidate for election at the Annual Meeting, then the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election of only the remaining nominees.

Simon R. Thompson, a Director of Newmont since 2008, provided notice to the board of Directors of his intention not to stand for re-election to the Board of Directors at the Annual Meeting. Mr. Thompson’s service as a Director will cease immediately prior to the 2014 Annual Meeting of Stockholders. Mr. Thompson’s decision not to stand for re-election to the Board of Directors was personal and not due to any disagreement with the Company. Newmont and the Board express their deepest appreciation to Mr. Thompson for his outstanding and dedicated service to Newmont and for his many contributions to the Board and committees of the Board, including as a valued member of the Safety and Sustainability Committee; the former Environmental, Social Responsibility, Operations & Safety Committee and as Chairman of the former Environmental and Social Responsibility Committee of the Board. No person is being nominated at the Annual Meeting to fill the vacancy created by his departure. Instead, the Directors expect to reduce the size of the Board of Directors from ten to nine members, effective when Mr. Thompson ceases to be a Director.

Newmont Mining Corporation 2014 Proxy Statement   •  5

The following table sets forth information as to each nominee for election, including his or her age (as of the Record Date), and background (including his or her principal occupation during the past five years, current directorships and directorships held during at least the past five years, and skills and qualifications):

Director Since: 2011 Independent Board Committees: Audit

BRUCE R. BROOK

Bruce R. Brook, 58, currently serves as a Director for Boart Longyear Limited, Programmed Group (as Chairman) and CSL Limited. In addition, Mr. Brook retired in 2012 after six years of service as a member of the Financial Reporting Council in Australia, an agency of the Australian Commonwealth, which oversees the work of the Accounting Standards Board and the Auditing Standards Board, and advises the Australian Government on matters relating to corporate regulation. In 2013 Mr. Brook was appointed to the Director Advisory Panel of the Australian Securities and Investment Commission, the Australian Corporate Regulator.

Director Qualifications:

•Financial Expertise  — Prior service as the Chairman of the Audit Committee of Lihir Gold Limited and as Chief Financial Officer of WMC Resources Limited, Deputy CFO of ANZ Banking Group Limited, Group Chief Accountant of Pacific Dunlop Limited, and General Manager, Group Accounting positions at CRA Limited and Pasminco Limited. Current Chairman of the Audit Committee of Boart Longyear Limited and Chairman of the Audit Committee of CSL Limited. Former member of the Financial Reporting Council, an agency of the Australian Commonwealth, which oversees the work of the Accounting Standards Board and the Auditing Standards Board, and advises the Australian Government on matters relating to corporate regulation.

•International Experience — Extensive international experience as a director of multiple international companies, including Boart Longyear Limited, Programmed Group and CSL Limited.

•Operational and Industry Expertise — Experience as a Director of Lihir Gold Limited, Energy Developments Limited and Consolidated Minerals Limited. Currently serves as a Director of Deep Exploration Technologies Cooperative Research Centre, a collaborative research program researching safer, more advanced and more cost effective geological exploration and drilling methods.

Board Experience:

Service on the Company’s Board of Directors since 2011, as well as on the boards of several companies, including Boart Longyear Limited since February 2007, and CSL Limited since August 2011, and as Chairman of Programmed Group since May 2011. Former Director and Chairman of the Audit Committees of Lihir Gold Limited, Consolidated Minerals Limited, Energy Developments Limited and Snowy Hydro Limited and former independent Chairman of Energy Developments Limited.

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Director since: 2012 Independent Board Committees: Audit

J. KOFI BUCKNOR

J. Kofi Bucknor, 58, CEO of J. Kofi Bucknor & Associates, a Ghanaian corporate finance advisory and propriety investing firm established in 2000. Chairman of Ghana’s Investment Advisory Committee, which advises on the management of part of the country’s oil revenues, and former Chairman of the Ghana Stock Exchange. Managing partner of Kingdom Africa Management (formerly Zephyr Africa Management), a private equity fund manager, from 2003 to present.

Director Qualifications:

•  CEO/Executive Management Skills — Experience as CEO of J. Kofi Bucknor & Associates since 2000; Treasurer, African Development Bank 1986 – 1994; Executive Director, Corporate Finance with Lehman Brothers International, London from 1994 – 1997; Managing Director of CAL Merchant Bank, Ghana, from 1997 – 2000; Managing Partner of Kingdom Africa Management from 2003 — present; and other executive management positions noted above.

•   Financial Expertise — Over 30 years of international banking experience including as managing partner of several private equity funds in Africa. Member of the Commonwealth Secretary General’s Special Advisory Panel on the 1996 Asian Financial Crisis, former Chairman of the Ghana Stock Exchange, and former Treasurer, African Development Bank.

•   International Experience — Extensive senior executive experience in global banking as noted above, as well as service on the boards of National Investment Bank (Ghana), CNIA Assurances (Morocco), Mixta Africa (Spain), ARM (Nigeria), Ecobank Transnational Corporation and Letshego (Botswana). Service on boards in Ghana, Botswana, Morocco, Spain and Nigeria.

•   Operational and Industry Expertise — Experience with multinational mining operations including as a former Director of Ashanti Goldfields Corporation and as a member of the International Advisory Board of Normandy Mining Corporation. Served as a Director of Chirano Gold Mines. Chairman of Ghana’s Investment Advisory Committee established to advise on and oversee the management of Ghana’s oil reserves.

Board Experience:

Service on the Company’s Board of Directors since 2012, as well as on the boards of several companies, including National Investment Bank (Ghana), ARM (Nigeria), and CNIA Assurances (Morocco). Formerly served as a Director of Chirano Gold Mines, Ashanti Goldfields Corporation and Ecobank Transnational Corporation.

Newmont Mining Corporation 2014 Proxy Statement   •  7

Director since: 2000 Independent Chairman Board Committees: Audit, Corporate Governance and Nominating (Chair)

VINCENT A. CALARCO

Vincent A. Calarco, 71, Non-Executive Chairman of Newmont Mining Corporation from 2008 to present. Former Chairman of Crompton Corporation (now known as Chemtura Corporation), a specialty chemical company, having served in that position from 1996 to 2004. President and Chief Executive Officer thereof from 1985 to 2004.

Director Qualifications:

•CEO/Executive Management Skills — Experience as Chairman, President and Chief Executive Officer of Crompton Corporation and Non-Executive Chairman of Newmont.

•Financial Expertise — Experience serving on the Company’s Audit Committee and as the Chairman of the Audit Committee of the Board of Directors of Consolidated Edison of New York. Extensive financial oversight experience in senior management roles.

•International Experience — Extensive senior executive experience working with multinational operations at Crompton Corporation, which has global manufacturing facilities on five continents and conducts business in over 120 countries, as well as experience establishing inter-industry relationships and negotiating product safety regulations as Chairman of several domestic and international chemical industry trade associations.

•Operational and Industry Expertise — Extensive experience in the chemical industry, a process industry with similar operating characteristics and issues, and prior service on the Board of Directors of a copper mining company, Asarco Corporation.

•Compensation Expertise — Participation in compensation, benefits and related decisions in senior executive roles.

Board Experience:

Service on the Company’s Board of Directors since 2000, as well as on the boards of several other companies, including as a current director of Consolidated Edison, Inc., and prior service as a director at Asarco Corporation.

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Director since: 2007 Independent Board Committees: Compensation, Safety and Sustainability (Chair)

JOSEPH A. CARRABBA

Joseph A. Carrabba, 61, Retired Chairman, President and Chief Executive Officer of Cliffs Natural Resources Inc., formerly Cleveland-Cliffs Inc, from May 2007 to November 15, 2013. Served as Cliffs Natural Resources Inc.’s President and Chief Executive Officer from 2006 to 2007 and as President and Chief Operating Officer from 2005 to 2006. Previously served as President and Chief Operating Officer of Diavik Diamond Mines, Inc. from 2003 to 2005.

Director Qualifications:

•  CEO/Executive Management Skills — Experience as former Chairman, President and Chief Executive Officer of Cliffs Natural Resources Inc. and other executive management positions noted above.

•  Financial Expertise — Extensive financial management experience in senior executive roles.

•   Operational and Industry Expertise — Operational experience in the mining industry, including as former President and Chief Operating Officer of Cliffs Natural Resources Inc., former President and Chief Operating Officer of Diavik Diamond Mines, Inc. and former General Manager of Weipa Bauxite Operation of Comalco Aluminum. Awarded a Bachelor’s Degree in Geology from Capital University and a MBA from Frostburg State University.

•   International Experience — Extensive senior executive experience working with multinational mining operations, including with Cliffs Natural Resources Inc., which has operations in North America, Australia, Latin America and Asia.

•  Health, Safety, Environmental and Social Responsibility Experience — Experience serving on the Company’s Operations and Safety Committee and the Environmental and Social Responsibility Committee and current Chair of the Company’s Safety and Sustainability Committee.

•   Compensation Expertise — Experience serving as a member of the Company’s Compensation Committee. Participation in compensation, benefits and related decisions in senior executive roles. Current Chair of the Compensation Committee of KeyCorp and current member of the Compensation Committee of Aecon.

Board Experience:

Service on the Company’s Board of Directors since 2007, as well as on the boards of several other companies, including as a current director of KeyCorp as Chair of the Compensation Committee and a member of the Nominating and Governance Committee, Aecon as a member of the Compensation Committee and the Nominating and Governance Committee and as a former director of Cliffs Natural Resources Inc. from 2006 through November 15, 2013.

Newmont Mining Corporation 2014 Proxy Statement   •  9

Director since: 2005 Independent Board Committees: Audit (Chair), Corporate Governance and Nominating

NOREEN DOYLE

Noreen Doyle, 64, Retired First Vice President of the European Bank for Reconstruction and Development (“EBRD”), having served in that position from 2001 to 2005, and in other executive positions with the EBRD since 1992.

Director Qualifications:

•Financial Expertise  — Extensive experience in banking and finance at Bankers Trust Company and at the EBRD, including experience as head of risk management and head of banking at EBRD. Experience serving on the Company’s Audit Committee, including as Chair, and the Audit Committees of the Board of Directors of QinetiQ Group plc and Rexam PLC.

•International Experience — Extensive senior executive experience working with businesses, global and local, and governments throughout eastern Europe and the former Soviet Union.

•Health, Safety, Environmental and Social Responsibility Experience — Experience at EBRD included specific focus on environmental specifications of projects and attention to the social dimensions of investment. Experience serving on the Company’s Environmental and Social Responsibility Committee.

Board Experience:

Service on the Company’s Board of Directors since 2005, as well as on the boards of several other companies, including as a current director of Credit Suisse and QinetiQ plc and as a former director of Rexam PLC. Member of advisory panels for Macquarie European Infrastructure Fund and Macquarie Renaissance Infrastructure Fund.

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Director since: 2013 Management— President and CEO

GARY J. GOLDBERG

Gary J. Goldberg, 55, was appointed President and Chief Executive Officer and joined Newmont’s Board of Directors on March 1, 2013. Previously, Mr. Goldberg served as President and Chief Operating Officer of Newmont Mining Corporation from July 2012 until March 1, 2013, and as Executive Vice President and Chief Operating Officer from December 2011 to July 2012.

Director Qualifications:

•CEO/Executive Management Skills — Served as President and Chief Executive Officer of Rio Tinto Minerals 2006 – 2011; President and Chief Executive Officer of Rio Tinto Borax 2004 – 2006; Managing Director, Coal and Allied Industries Ltd. 2001 – 2004; President and Chief Executive Officer, Kennecott Energy 1999 – 2001; and other leadership roles in Rio Tinto’s coal, copper, industrial minerals and gold businesses.

•Operational and Industry Expertise — More than 30 years of mining industry experience with senior executive oversight of operations, marketing, mergers and acquisitions, divestments, procurement, labor relations and regulatory issues. Served as Chairman of the United States National Mining Association from 2008 to 2010. Awarded Bachelor of Science degree in Mining Engineering from the University of Wisconsin-Platteville.

•International Experience — Extensive senior executive experience with responsibility for businesses in Africa, Australia, Asia, Europe, North America and South America; served in senior executive roles based in Australia, the UK and the US.

•Health, Safety, Environmental and Social Responsibility Experience — Formed and led the United States National Mining Association’s CEO Task Force on Safety; under his leadership Rio Tinto Borax was the first mining company to receive California Governor Schwarzenegger’s Environmental and Economic Leadership Award for sustainable practices; Director of California’s Climate Action Registry; appointed to the Australian Government’s Business Roundtable on Sustainable Development. 2013 recipient of the coveted Daniel C. Jackling Award, for his lifelong commitment to health and safety and his demonstrable progress at both Newmont and Rio Tinto towards achieving zero harm.

•Financial Expertise  — Extensive financial management experience in senior executive roles. Awarded MBA from the University of Utah.

Board Experience:

Former service as a director at Coal & Allied Industries Ltd. and Rio Tinto Zimbabwe.

Newmont Mining Corporation 2014 Proxy Statement   •  11

Director since: 2005 Independent Board Committees: Compensation, Safety and Sustainability

VERONICA M. HAGEN

Veronica M. Hagen, 68, Chief Executive Officer of Polymer Group, Inc. from April 2007 through August 2013. President and Chief Executive Officer of Sappi Fine Paper North America from 2004 to 2007. Executive positions with Alcoa, Inc. from 1998 to 2004, including Vice President and Chief Customer Officer from 2003 to 2004 and Vice President, Alcoa North American Extrusions from 2001 to 2003.

Director Qualifications:

•   CEO/Executive Management Skills — Experience as former Chief Executive Officer of Polymer Group, Inc., and former President and Chief Executive Officer of Sappi Fine Paper North America.

•   Industry and Operational Expertise — Extensive mining industry experience, including in executive positions with Alcoa, Inc., an international aluminum producer, for over 10 years, including as former Vice President and Chief Customer Officer and former Vice President, Alcoa North American Extrusions.

•  International Experience — Extensive senior executive experience including former Chief Executive Officer of Polymer Group Inc., a company operating manufacturing facilities in nine countries.

•   Health, Safety, Environmental and Social Responsibility Experience — Experience serving on the Company’s Safety and Sustainability Committee, formerly the Operations and Safety Committee and prior experience on the Environmental and Social Responsibility Committee.

•  Compensation Expertise — Experience serving as a member of the Company’s Compensation Committee and current Chair of Southern Company Compensation and Management Succession Committee. Participation in compensation, benefits and related decisions in senior executive roles.

Board Experience:

Service on the Company’s Board of Directors since 2005, as well as on the boards of several other companies, including as a current director of Southern Company and Chair of the Compensation and Management Succession Committee. Former director of Jacuzzi Brands, Inc.

12  •  Newmont Mining Corporation 2014 Proxy Statement

Director since: 2011 Independent Board Committees: Safety and Sustainability

JANE NELSON

Jane Nelson, 53, Founding Director of the Corporate Social Responsibility Initiative at Harvard Kennedy School, a nonresident senior fellow at the Brookings Institution, and a senior associate of the Programme for Sustainability Leadership at Cambridge University. Former Director at the International Business Leaders Forum from 1993 to 2009, and a senior advisor until 2013.

Director Qualifications:

•International Experience — Former director at the International Business Leaders Forum, previously worked in the office of the United Nations Secretary-General, and for the Business Council for Sustainable Development in Africa, for FUNDES in Latin America, and as a Vice President at Citibank working in Asia, Europe and the Middle East. Service on the Economic Advisory Board of the International Finance Corporation (IFC) and the Leadership Council of the Initiative for Global Development.

•Health, Safety, Environmental and Social Responsibility Expertise — Director of Harvard Kennedy School’s Corporate Social Responsibility Initiative. One of the five track leaders for the Clinton Global Initiative, leading the track on Developing Human Capital in 2009. Served on advisory committees to over 45 global corporations, non-governmental organizations and government bodies since 1992. Current service on the Company’s Safety and Sustainability Committee.

•Academic Experience — Director, Corporate Social Responsibility Initiative and adjunct lecturer in Public Policy, Harvard Kennedy School. Faculty, Corporate Social Responsibility executive education program, Harvard Business School. Nonresident senior fellow at the Brookings Institution and a senior associate at Cambridge University’s Programme for Sustainability Leadership. Author of five books and over 70 publications on the topics of corporate responsibility, sustainability and international development.

•Industry Expertise — Service on ExxonMobil’s External Citizenship Advisory Panel; Independent Advisory Panel, International Council on Mining and Metals Resource Endowment initiative; former external adviser to World Bank Group on social impacts in mining, oil and gas sector.

Board Experience:

Service on the Company’s Board of Directors since October 2011. Currently serves on the Boards of Directors of FSG, and Chevron’s Niger Delta Partnership Initiative Foundation. Prior service on the Boards of Directors of SITA (now SUEZ Environment) and the World Environment Center.

Newmont Mining Corporation 2014 Proxy Statement   •  13

Director since: 2004 Independent Board Committees: Compensation (Chair), Corporate Governance and Nominating

DONALD C. ROTH

Donald C. Roth, 70, Retired. From 1992 until September 2013, Managing Partner of EMP Global LLC, an international private equity firm. Member of Advisory Committee to the National Treasury Management Agency, Republic of Ireland, since 1990. Vice President and Treasurer of the World Bank from 1988 to 1992.

Director Qualifications:

•  Financial Expertise — Extensive financial management experience in various roles, including as former Vice President and Treasurer of the World Bank, as Chairman of the Audit Committee of Ireland’s National Pension Reserve Fund, and other executive management positions noted above.

•   International Experience — Extensive experience in international investment banking and capital markets.

•   Compensation Expertise — Experience serving as a member of the Company’s Compensation Committee, including as Chairman. Participation in compensation, benefits and related decisions in senior executive roles.

Board Experience:

Service on the Company’s Board of Directors since 2004 and as Chair of the Compensation Committee since 2010, as well as on the boards of several other companies, including as a current director of ISEQ Exchange Traded Fund Public Limited Company (Ireland).

The Board of Directors recommends a vote FOR election of each of the above-named nominees.

14  •  Newmont Mining Corporation 2014 Proxy Statement

Director Nomination Process and Review of Director Nominees. We have established a process for identifying and nominating Director candidates that has resulted in the election of a highly-qualified and dedicated Board of Directors. The following is an outline of the process for nomination of candidates for election to the Board: (a) the Chief Executive Officer, the Corporate Governance and Nominating Committee or other members of the Board of Directors identify the need to add new Board members, with careful consideration of the mix of qualifications, skills and experience represented on the Board of Directors; (b) the Chairman of the Corporate Governance and Nominating Committee coordinates the search for qualified candidates with input from management and other Board members; (c) the Corporate Governance and Nominating Committee engages a candidate search firm to assist in identifying potential nominees, if it deems such engagement necessary and appropriate; (d) selected members of management and the Board of Directors interview prospective candidates; and (e) the Corporate Governance and Nominating Committee recommends a nominee and seeks full Board endorsement of the selected candidate, based on its judgment as to which candidate will best serve the interests of Newmont’s stockholders.

The Board of Directors has determined that Directors should possess the following minimum qualifications: (a) the highest personal and professional ethics, integrity and values; (b) commitment to representing the long-term interest of the stockholders; (c) broad experience at the policy-making level in business, government, education, technology or public interest; and (d) sufficient time to effectively fulfill duties as a Board member. The Board will endeavor to recommend qualified individuals who provide the mix of Director characteristics and diverse experiences, perspectives and skills appropriate for the Company. The Corporate Governance and Nominating Committee considers any candidates submitted by stockholders on the same basis as any other candidate. Any stockholder proposing a nomination should submit such candidate’s name, along with curriculum vitae or other summary of qualifications, experience and skills to the Secretary, Newmont Mining Corporation, 6363 South Fiddler’s Green Circle, Greenwood Village, Colorado 80111 USA.

Newmont considers skills, diversity and age in deciding on nominees. The Corporate Governance and Nominating Committee considers a broad range of diversity, including diversity in terms of professional experience, skills and background, as well as diversity of domicile, nationality, race and gender, when evaluating candidates. We consider this through discussions at the Corporate Governance and Nominating Committee meetings. In evaluating a Director candidate, the Corporate Governance and Nominating Committee considers factors that are in the best interests of the Company and its stockholders.

Independence of Directors. The Board affirmatively determines the independence of each Director and each nominee for election as Director. For each individual deemed to be independent, the Board has determined (a) that there is no relationship with the Company, or (b) the relationship is immaterial. The Board has considered the independence standards of the New York Stock Exchange and adopted the categorical independence standards described below.

The Board has determined that the relationships that fall within the standards described in its independence standards are categorically immaterial. As such, provided that no law, rule or regulation precludes a determination of independence, the following relationships are not considered to be material relationships with the Company for purposes of assessing independence: service as an officer, Director, employee or trustee or greater than five percent beneficial ownership in (i) a supplier of goods or services to the Company if the annual sales to the Company are less than $1 million or two percent of the gross revenues or sales of the supplier, whichever is greater; (ii) a lender to the Company if the total amount of the Company’s indebtedness is less than one percent of the total consolidated assets of the lender; (iii) a charitable organization if the total amount of the Company’s total annual charitable contributions to the organization is less than $1 million or two percent of that organization’s total annual gross receipts (excluding any amounts received through the Company’s employee matching program for charitable contributions), whichever is greater; or (iv) any relationship arising out of a transaction, or series of transactions, in which the amount involved is less than $120,000 in aggregate during the last three years. For the avoidance of doubt, the foregoing is intended to identify certain (but not all) relationships which are not considered material relationships for purposes of assessing independence. Any relationships falling outside of those categories are not necessarily deemed material, rather they will be specifically considered by the Corporate Governance and Nominating Committee and the Board in connection with individual independence determinations.

In making its independence determinations, the Board considered the circumstances described below.

Mr. Brook is a director of Boart Longyear Limited, which provides drilling services to the Company, and Programmed Group, which provides certain staffing to the Company. Both the relationship with Programmed Group and with Boart Longyear Limited meet the categorical independence standards in (i) above.

Newmont Mining Corporation 2014 Proxy Statement   •  15

Based on the foregoing analysis, the Board determined that the following Directors are independent:

Bruce R. Brook	Joseph A. Carrabba	Jane Nelson
J. Kofi Bucknor	Noreen Doyle	Donald C. Roth
Vincent A. Calarco	Veronica M. Hagen

In addition, based on these standards, the Board has affirmatively determined that Gary J. Goldberg is not independent because he is President and Chief Executive Officer of the Company.

Stock Ownership of Directors and Executive Officers. As of February 25, 2014, the Directors and executive officers of the Company as a group beneficially owned, in the aggregate, 777,007 shares of the Company’s outstanding capital stock, constituting, in the aggregate, less than 1% of the Company’s outstanding capital stock.

No Director or executive officer beneficially owned (a) more than 1% of the outstanding shares of the Company’s common stock or (b) shares voting power in excess of 1% of the voting power of the outstanding capital stock of the Company. Each Director and executive officer has sole voting power and dispositive power with respect to all shares beneficially owned by them, except as set forth below.

The following table sets forth the beneficial ownership of common stock as of February 25, 2014, held by (a) each then current Director and nominee; (b) the Chief Executive Officer, the Chief Financial Officer and each of the other highly compensated executive officers (the “Named Executive Officers”); and (c) all then current Directors and executive officers as a group. The address for each of the named individuals below is c/o Newmont Mining Corporation, 6363 South Fiddler’s Green Circle, Greenwood Village, Colorado 80111 USA.

Name of Beneficial Owner	Common Stock(1)	Restricted Stock, Restricted Stock Units and Director Stock Units(2)(3)	401(k) Plan(4)	Option Shares(5)	Beneficial Ownership Total
Non-Employee Directors
Bruce R. Brook	8,269	—	—	—	8,269
J. Kofi Bucknor	6,719	—	—	—	6,719
Vincent A. Calarco	4,686	20,716	—	—	25,402
Joseph A. Carrabba	—	18,222	—	—	18,222
Noreen Doyle	—	20,537	—	—	20,537
Veronica M. Hagen	—	20,537	—	—	20,537
Jane Nelson	—	8,269	—	—	8,269
Donald C. Roth	1,081	20,716	—	—	21,797
Simon R. Thompson	—	18,652	—	—	18,652
Named Executive Officers
Gary Goldberg(6)	40,482	—	521	—	41,003
Laurie Brlas	—	—	—	—	—
Elaine Dorward-King	3,200	2,272	257	—	5,729
Randy Engel	75,988	3,171	4,091	150,845	234,095
Chris Robison	35,937	—	373	—	36,310
Richard T. O’Brien	224,068	—	2,071	300,000	526,139
Russell Ball(7)	70,040	—	2,388	—	72,428
Thomas P. Mahoney	19,999	4,759	3,691	82,755	111,204
All Directors and executive officers as a group, including those named above (18 persons)(8)	272,500	145,634	12,150	346,723	777,007

(1)

Represents shares of the Company’s common stock held, or which the officer has the right to acquire within 60 days after February 25, 2014, pursuant to Performance Leveraged Stock Units (“PSUs”) and Strategic Stock Units (“SSUs”). PSUs and SSUs are awards granted by the Company and payable, subject to performance and vesting requirements, as set forth more fully below in the CD&A, in shares of the Company’s common stock. Shares underlying PSUs vesting within 60 days after February 25, 2014, for which the performance measurements have been met, are included in this column as follows: Randy

16  •  Newmont Mining Corporation 2014 Proxy Statement

Engel, 9,052; Richard T. O’Brien, 21,799; Russell Ball, 7,603 and all executive officers as a group, 21,659. Shares underlying SSUs vesting within 60 days after February 25, 2014, for which the performance metrics have been met, are included in this column as follows: Gary Goldberg, 21,297; Elaine Dorward-King, 3,200; Randy Engel, 8,938; Chris Robison, 35,937; Thomas P. Mahoney, 1,831 and all executive officers as a group, 84,150.

(2)

For 2013, director stock units (“DSUs”) were awarded to all non-employee Directors under the 2013 Stock Incentive Compensation Plan, except Messrs. Brook and Bucknor elected to receive shares of the Company’s common stock. The DSUs represent the right to receive shares of common stock and are immediately fully vested and non-forfeitable. The holders of DSUs do not have the right to vote the underlying shares; however, the DSUs accrue dividend equivalents, which are paid at the time the common shares are issued. Upon retirement from the Board of Directors, the holder of DSUs is entitled to receive one share of common stock for each DSU. The amounts noted in this column for non-employee Directors represent DSUs.

(3)

Restricted Stock Units (“RSUs”) and Financial Performance Stock (“FPS”) of the Company’s common stock granted prior to April 24, 2013, were awarded under the Company’s 2005 Stock Incentive Plan and RSUs and Strategic Stock Units (“SSUs”) of the Company’s common stock granted after April 24, 2013, are awarded under the Company’s 2013 Stock Incentive Plan. The RSUs do not have voting rights, and are subject to forfeiture risk and other restrictions. The RSUs accrue dividend equivalents, which are paid at the time the units vest and common stock is issued. Shares underlying RSUs vesting within 60 days after February 25, 2014, are included in this column as follows: Elaine Dorward-King, 2,272; Thomas P. Mahoney, 4,759 and all executive officers as a group, 12,581. This column does not include RSUs that vest more than 60 days after February 25, 2014. Shares underlying FPSs vesting within 60 days after February 25, 2014, for which the performance measurements have been met, are included in this column as follows: Randy Engel, 3,171 and all executive officers as a group, 5,404.

(4)

Includes equivalent shares of the Company’s common stock held by the trustee in the Company’s 401(k) Plans for each participant as of the February 28, 2014, plan statement date and is based on the Company’s estimation of the share value correlated with the number of units in the fund. Each participant in such plan has the right to instruct the trustee as to how the participant’s shares should be voted.

(5)	Includes shares of the Company’s common stock that the executive officers have the right to acquire through stock option exercises within 60 days after February 25, 2014.

(6)	Mr. Goldberg’s ownership includes 5,000 shares held in the Gary J and Beth A Goldberg Revocable Trust.

(7)	Mr. Ball’s ownership includes 1,800 shares of common stock held by his minor children who share the same household.

(8)	Includes only the beneficial ownership of those persons serving as directors and executive officers as of February 25, 2014.

Stock Ownership of Certain Beneficial Owners. The following table sets forth information with respect to each person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities. The share information contained herein is based on investor filings with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class
BlackRock, Inc.	Common Stock	(1)	11.2%
40 East 52nd Street
New York, NY 10022
Van Eck Associates Corporation	Common Stock	(2)	5.59%
335 Madison Ave. – 19th Floor
New York, New York 10017

(1)

As reported on Schedule 13G/A as filed on January 8, 2014, as of December 31, 2013, BlackRock, Inc. and its subsidiaries beneficially owned 55,182,334 shares, had sole voting power of 49,091,467 shares and sole dispositive power of 55,182,334 shares of Newmont common stock.

(2)

As reported on Schedule 13/G as filed on February 12, 2014, as of December 31, 2013, 27,583,993 Common Shares are held within mutual funds and other client accounts managed by Van Eck Associates Corporation (“Van Eck”), none of which individually own more than 5% of the outstanding shares. Van Eck had sole voting power of 27,472,093 shares and sole dispositive power of 27,583,993 shares of Newmont common stock.

Newmont Mining Corporation 2014 Proxy Statement   •  17

Director Compensation. Effective January 1, 2014, the annual compensation for non-employee Directors for their service on the Board of Directors is set forth below. As compared to 2013, the Committee meeting attendance fees were eliminated from the annual compensation packages, which offset the modifications to the annual retainers as detailed below:

Annual Retainer:	$115,000 for each Director
$25,000 for the Chair of the Audit Committee
$12,000 for each Audit Committee Member
$20,000 for the Chairman of the Compensation Committee
$12,000 for each Compensation Committee Member
$15,000 for the Chairman of the Corporate Governance and Nominating Committee
$10,000 for each Corporate Governance and Nominating Committee Member
$15,000 for the Chairman of the Safety and Sustainability Committee
$10,000 for each Safety and Sustainability Committee Member
$275,000 for the Non-Executive Chairman of the Board
Stock Award:	$140,000 of common stock or director stock units each year under the 2013 Stock Incentive Plan. The fair market value is determined on the first business day following election by the Board or re-election at the Company’s Annual Meeting, or as soon as administratively possible.

During 2013, the annual compensation for non-employee Directors for their service on the Board of Directors was as set forth below:

Annual Retainer:	$110,000 for each Director
$25,000 for the Chair of the Audit Committee
$10,000 for each Audit Committee Member
$20,000 for the Chairman of the Compensation Committee
$15,000 for the Chairman of each standing committee, other than the Chairman of the Audit Committee and the Chairman of the Compensation Committee
$275,000 for the Non-Executive Chairman of the Board
Attendance Fees:	$2,000 for each Committee Meeting
No attendance fees for Board meetings, except $2,000 for every meeting in excess of 15 per year.
Stock Award:	$130,000 of common stock or director stock units each year under the 2005 Stock Incentive Plan. The fair market value is determined on the first business day following election by the Board or re-election at the Company’s Annual Meeting, or as soon as administratively possible.

The following table summarizes the total compensation paid or earned by the Company’s non-employee Directors during 2013:

2013 Director Compensation

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	All Other Compensation ($)	Total ($)
Bruce R. Brook	$132,000	$130,000	–0–	$262,000
J. Kofi Bucknor	$132,000	$130,000	–0–	$262,000
Vincent A. Calarco(4)	$432,000	$130,000	$2,500	$564,500
Joseph A. Carrabba(5)	$147,250	$130,000	–0–	$277,250
Noreen Doyle	$169,000	$130,000	–0–	$299,000
Veronica M. Hagen	$136,000	$130,000	–0–	$266,000
Jane Nelson	$120,000	$130,000	–0–	$250,000
John B. Prescott(6)	$43,492	$0	–0–	$43,492
Donald C. Roth	$156,000	$130,000	–0–	$286,000
Simon R. Thompson	$120,000	$130,000	–0–	$250,000

(1)	Mr. Goldberg’s compensation is shown in the Summary Compensation Table.

18  •  Newmont Mining Corporation 2014 Proxy Statement

(2)

The amounts reported in this column represent all cash paid in 2013 for the annual retainer fees, chairmanships of the Board, and of the committees, as well as fees paid for attendance at committee meetings. Details are as follows:

Name	Annual Retainer Fees ($)	Chairmanships ($)	Committee Meeting Fees ($)	Total ($)
Bruce R. Brook	$120,000	$0	$12,000	$132,000
J. Kofi Bucknor	$120,000	$0	$12.000	$132,000
Vincent A. Calarco	$120,000	$290,000	$22,000	$432,000
Joseph A. Carrabba	$110,000	$11,250	$26,000	$147,250
Noreen Doyle	$120,000	$25,000	$24,000	$169,000
Veronica M. Hagen	$110,000	$0	$26,000	$136,000
Jane Nelson	$110,000	$0	$10,000	$120,000
John B. Prescott	$34,753	$4,739	$4,000	$43,492
Donald C. Roth	$110,000	$20,000	$26,000	$156,000
Simon R. Thompson	$110,000	$0	$10,000	$120,000

(3)

For 2013, all non-employee Directors elected to receive $130,000 in the form of director stock units (“DSUs”), except Messrs. Brook and Bucknor who elected to receive their awards in the form of the Company’s common stock. The amounts set forth next to each award represent the aggregate grant date fair value of such award computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC 718”) which was the average of the high and low sales price on the date of grant, April 25, 2013 of $34.68. There are no other assumptions made in the valuation of the stock awards.

(4)

The amount shown as All Other Compensation represents contributions made under the Company’s charitable Matching Gifts Program. Non-Employee Directors are eligible to participate in the Company’s Matching Gifts Program on the same basis as employees, pursuant to which the Company will match dollar-for-dollar, contributions to qualified tax-exempt organizations, not more than $10,000 per eligible donor per calendar year.

(5)	Mr. Carrabba became chairman of the Safety and Sustainability Committee effective April 24, 2013, and therefore received a prorated Chairman fee.

(6)	Mr. Prescott retired from the Board effective as of April 24, 2013.

Outstanding Awards. The following table shows outstanding equity compensation for all non-employee Directors of the Company as of December 31, 2013, calculated with the closing price of $23.03:

	Stock Awards(1)
Name	Aggregate Director Stock Units Outstanding (#)	Market Value of Outstanding Director Stock Units ($)
Bruce R. Brook	—	—
J. Kofi Bucknor	—	—
Vincent A. Calarco	20,716	$477,089
Joseph A. Carrabba	18,222	$419,653
Noreen Doyle	20,537	$472,967
Veronica M. Hagen	20,537	$472,967
Jane Nelson	8,269	$190,435
Donald C. Roth	20,716	$477,089
Simon R. Thompson	18,652	$429,556

(1)

In 2013, Messrs. Brook and Bucknor elected to receive their director equity awards in the form of common stock rather than in the form of DSUs, which amount is included in the Common Stock column of the Stock Ownership of Directors and Executive Officers Table set forth above. See footnote 2 to such table.

Share Ownership Guidelines. All Directors are encouraged to have a significant long-term financial interest in the Company. To encourage alignment of the interests of the Directors and the stockholders, each Director is expected to beneficially own shares of common stock (or hold director stock units) of the Company having a

Newmont Mining Corporation 2014 Proxy Statement   •  19

market value of five times the annual cash retainer payable under the Company’s Director compensation policy. Directors elected before January 1, 2011, are expected to meet this requirement. Directors elected after January 1, 2011, are expected to meet this requirement within five years of becoming a Director. Taking into consideration the volatility of the stock market, the impact of gold, copper and other commodity price fluxuations on the Company’s share price and the long-term nature of the ownership guidelines, it would be inappropriate to require Directors to increase their holdings because of a temporary decrease in the price of the Company’s shares. As such, once the guideline is achieved, future fluctuations in price are not deemed to affect compliance. Specifically, if a decline in the Company’s share price causes a Director’s failure to meet the guideline, the Director will not be required to purchase additional shares, but such Director will refrain from selling any shares until the threshold has again been achieved. Compliance is evaluated on a once-per-year basis, as of December 31 of each year. As of December 31, 2013, all Directors either met the share ownership guidelines or fell within the exceptions to the guidelines.

Compensation Consultant. The Board of Directors has engaged Frederic W. Cook & Co. (“Cook & Co.”) during 2013 to assist in the evaluation of independent Director compensation. For a description of executive compensation consulting services provided by Cook & Co. to the Compensation Committee of the Board of Directors, see page 35 of the Compensation Discussion and Analysis.

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Committees of the Board of Directors

and Attendance

Attendance at Meetings. During 2013, the Board of Directors held ten meetings. Each incumbent Director attended 75% or more of all meetings of the Board of Directors and committees of the Board of Directors on which he or she served. It is the policy and practice of the Company that nominees for election at the Annual Meeting of Stockholders attend the meeting. All of the Board members at the time of the 2013 Annual Meeting of Stockholders held on April 24, 2013, attended the meeting.

Board Committees. The Board of Directors has, in addition to other committees, Audit, Compensation, Corporate Governance and Nominating, and Safety and Sustainability Committees. All members of these four committees are independent, as defined in the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Each Committee functions under a written charter adopted by the Board, which are available on our website at http://www.newmont.com/our-investors/our-governance. The current members of these Committees and the number of meetings held in 2013 are shown in the following table:

Audit Committee Members(1)	Functions of the Committee	Meetings in 2013
Noreen Doyle, Chair Bruce R. Brook J. Kofi Bucknor Vincent A. Calarco	• assists the Board in its oversight of the integrity of the Company’s financial statements	6
	• assists the Board in its oversight of the Company’s compliance with legal and regulatory requirements and corporate policies and controls
	• authority to retain and terminate the Company’s independent auditors
	• approve auditing services and related fees and pre-approve any non-audit services
	• responsible for confirming the independence and objectivity of the independent auditors
	• please refer to “Report of the Audit Committee” on page 80

Compensation Committee Members	Functions of the Committee	Meetings in 2013
Donald C. Roth, Chair Joseph A. Carrabba Veronica M. Hagen	• determines the components and compensation of the Company’s key employees, including its executive officers, subject to ratification by the full Board for CEO compensation	8
	• reviews plans for management development and senior executive succession
	• administers (determines) awards of stock based compensation, which for the CEO are subject to ratification by the full Board of Directors
	• please refer to “Report of the Compensation Committee on Executive Compensation” and the “Compensation, Discussion and Analysis” beginning on pages 25 and 26, respectively

Corporate Governance and Nominating Committee Members	Functions of the Committee	Meetings in 2013
Vincent A. Calarco, Chair Noreen Doyle Donald C. Roth	• proposes slates of Directors to be nominated for election or re-election	6
	• proposes slates of officers to be elected
	• conducts annual Board and committee evaluations
	• conducts evaluations of the performance of the Chief Executive Officer
	• responsible for recommending amount of Director compensation
	• advises Board of corporate governance issues

Newmont Mining Corporation 2014 Proxy Statement   •  21

Safety and Sustainability Committee Members(2)	Functions of the Committee	Meetings in 2013
Joseph A. Carrabba, Chair(3) Veronica M. Hagen Jane Nelson Simon R. Thompson	• assists the Board in its oversight of safety issues	5
	• assists the Board in its oversight of sustainable development, environmental affairs, community relations and communications issues, including oversight of the Company’s Beyond the Mine Report

•  assists the Board in furtherance of its commitments to adoption of best practices in promotion of a healthy and safe work environment, and environmentally sound and socially responsible resource development

	• administers the Company’s policies, processes, standards and procedures designed to accomplish the Company’s goals and objectives relating to these issues

(1)	The Board of Directors has determined that each of the members of the Audit Committee is an Audit Committee Financial Expert, as a result of his or her knowledge, abilities, education and experience.

(2)

The name of the Environmental, Social Responsibility, Operations and Safety Committee and the Charter were changed to the Safety and Sustainability Committee effective June 6, 2013. The authority, structure, operations, purpose, responsibilities and specific duties of the Safety and Sustainability Committee are described under its written charter adopted by the Board which is available on our website at http://www.newmont.com/our-investors/our-governance.

(3)	Mr. Carrabba was elected Chair effective April 23, 2013.

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Corporate Governance

Corporate Governance Guidelines and Charters. The Company has adopted Corporate Governance Guidelines that outline important policies and practices regarding the governance of the Company. In addition, each of the committees has adopted a charter outlining responsibilities and operations. The Corporate Governance Guidelines and the charters are available on our website at http://www.newmont.com/our-investors/our-governance.

Board Leadership and Independent Chairman. The Board of Directors selects the Chairman of the Board in the manner and upon the criteria that it deems best for the Company at the time of selection. The Board of Directors does not have a prescribed policy on whether the roles of the Chairman and Chief Executive Officer should be separate or combined. At all times, the Board of Directors has either a Non-Executive Chairman or Lead Director of the Board, which Chairman or Lead Director will meet the Company’s independence criteria and will be elected annually by the independent members of the Board of Directors.

Before 2008, the positions of Chairman of the Board and Chief Executive Officer were held by a single person. Due to the potential efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board and the long tenure of the Chief Executive Officer, the Board of Directors determined that the interests of the Company and its stockholders were best served by the leadership and direction provided by a single person as Chairman and Chief Executive Officer. In 2007, the Board of Directors considered a stockholder proposal included in the 2007 Proxy Statement regarding the separation of such roles. The Board agreed to separate the roles as of January 1, 2008, in response to the stockholder vote and the Board’s determination regarding what was in the best interest of the Company at such time. The Board will continue to evaluate whether this leadership structure is in the best interests of the stockholders on a regular basis.

In January 2008, the independent members of the Board of Directors elected Vincent A. Calarco as independent Non-Executive Chairman of the Board. Mr. Calarco has been re-elected each year since 2008 as Non-Executive Chairman. He presides at Independent Directors sessions scheduled at each regular Board meeting. The Non-Executive Chairman serves as liaison between the Chief Executive Officer and the other Independent Directors, approves meeting agendas and schedules and notifies other members of the Board of Directors regarding any significant concerns of stockholders or interested parties of which he or she becomes aware. The Non-Executive Chairman presides at stockholders meetings and provides advice and counsel to the Chief Executive Officer.

Board Oversight of Risk Management. The Board of Directors is engaged in company-wide risk management oversight. Directors are entitled to rely on management and the advice of the Company’s outside advisors and auditors, but must at all times have a reasonable basis for such reliance. The Board of Directors relies upon the Chief Executive Officer and Chief Financial Officer to supervise the day-to-day risk management, each of whom provides reports directly to the Board of Directors and certain Board Committees, as appropriate. The Company has a global Enterprise Risk Management team, led by the Company’s Vice President and Treasurer. The Enterprise Risk Management team’s objectives include conducting the compensation risk assessment and reporting the process and findings to the Audit Committee, the Compensation Committee and Safety and Sustainability Committee regularly, and to the full Board of Directors on at least an annual basis.

The Board of Directors also delegates certain oversight responsibilities to its Board Committees. For a description of the functions of the various Board Committees, see “Board Committees” above. For example, while the primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management of the Company, the Audit Committee provides risk oversight with respect to the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and corporate policies and controls, the independent auditor’s selection, retention, qualifications, objectivity and independence, and the performance of the Company’s internal audit function. Additionally, the Compensation Committee provides risk oversight with respect to the Company’s compensation program. For a discussion of the Compensation Committee and Enterprise Risk Management team’s assessments of compensation-related risks, see “Compensation Discussion and Analysis — Executive Compensation Risk Assessment.” The Safety and Sustainability Committee provides oversight and direction with regard to environmental, social responsibility, community relations and safety risks.

Communications with Stockholders or Interested Parties. Any stockholder or interested party who desires to contact the Company’s Chairman, the non-management directors as a group or the other members of

Newmont Mining Corporation 2014 Proxy Statement   •  23

the Board of Directors may do so by writing to the Secretary, Newmont Mining Corporation, 6363 South Fiddler’s Green Circle, Greenwood Village, Colorado 80111 USA. Any such communication should state the number of shares owned, if applicable. The Secretary will forward to the Chairman any such communication addressed to him, the non-employee Directors as a group or to the Board of Directors generally, and will forward such communication to other Board members, as appropriate, provided that such communication addresses a legitimate business issue. Any communication relating to accounting, auditing or fraud will be forwarded immediately to the Chair of the Audit Committee.

Majority Voting Policy. The Company’s By-Laws to require that in an uncontested election each Director will be elected by a vote of the majority of the votes cast, which means the number of votes cast “for” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election. Notwithstanding the foregoing, in the event of a “contested election” of the Directors (as defined in the Company’s By-Laws), Directors shall be elected by the vote of a plurality of the votes cast at any meeting for the Election of Directors at which a quorum is present.

If a nominee for Director does not receive the vote of at least a majority of votes cast at an Annual Meeting, it is the policy of the Board of Directors that the Director must tender his or her resignation to the Board. In such a case, the Corporate Governance and Nominating Committee will make a recommendation to the Board, whether to accept or reject the tendered resignation, taking into account all of the facts and circumstances. The Director who has tendered his or her resignation will not take part in the deliberations. For additional information, our Corporate Governance Guidelines describing this policy are available on our website at www.newmont.com/our-investors/our-governance.

Retirement Age. The Company’s retirement policy for non-employee Directors provides that, except at the request of the Board of Directors, no non-employee Director may stand for re-election to the Board after reaching age 75. As of December 31, 2013, the average age of members of our Board of Directors was approximately 61 and the average tenure of our Board of Directors was approximately 6 years.

Code of Business Ethics and Conduct. Newmont has adopted a Code of Business Ethics and Conduct (the “Code”) applicable to all of its Directors, officers and employees, including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and other persons performing financial reporting functions. The Code is available on our website at http://www.newmont.com/our-investors/our-governance. The Code is designed to deter wrongdoing and promote: (a) honest and ethical conduct; (b) full, fair, accurate, timely and understandable disclosures; (c) compliance with laws, rules and regulations; (d) prompt internal reporting of Code violations; and (e) accountability for adherence to the Code. Newmont will post on its website a description of any amendment to the Code and any waiver, including any implicit waiver, by Newmont of a provision of the Code to a Director or executive officer (including senior financial officers), the name of the person to whom the waiver was granted and the date of the waiver.

Related Person Transactions. The Board has adopted written policies and procedures for approving related person transactions. Any transaction with a related person, other than transactions available to all employees generally or involving aggregate amounts of less than $120,000, must be approved or ratified by the Audit Committee, the Compensation Committee for compensation matters, or disinterested members of the Board. The policies apply to all executive officers, Directors and their family members and entities in which any of these individuals has a substantial ownership interest or control.

24  •  Newmont Mining Corporation 2014 Proxy Statement

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed entirely of Directors who are not officers or employees of the Company or any of its subsidiaries, and are independent, as defined in the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Compensation Committee has adopted a Charter that describes its responsibilities in detail, and the Compensation Committee and Board review and assess the adequacy of the Charter on a regular basis. The Compensation Committee has the responsibility of taking the leadership role with respect to the Board’s responsibilities relating to compensation of the Company’s key employees, including the Chief Executive Officer, the Chief Financial Officer and the other executive officers. Additional information about the Compensation Committee’s role in corporate governance can be found in the Compensation Committee’s Charter, available on the Company’s website at http://www.newmont.com/our-investors/our-governance.

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis section of this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Submitted by the following members of the Compensation Committee of the Board of Directors:

Donald C. Roth, Chairman

Joseph A. Carrabba

Veronica M. Hagen

Newmont Mining Corporation 2014 Proxy Statement   •  25

Compensation Discussion

and Analysis

Our Compensation Discussion and Analysis (“CD&A”) describes Newmont’s executive compensation programs and compensation decisions in 2013 for our Named Executive Officers (“Officers”), who for 2013 includes:

Name	Title
Gary Goldberg	President and Chief Executive Officer
Laurie Brlas	Executive Vice President and Chief Financial Officer
Elaine Dorward-King	Executive Vice President, Sustainability and External Relations
Randy Engel	Executive Vice President, Strategic Development
Chris Robison	Executive Vice President, Operations and Projects
Thomas Mahoney	Former Interim Chief Financial Officer (currently Vice President, Treasurer)
Richard T. O’Brien[1]	Former Chief Executive Officer
Russell Ball[1]	Former Executive Vice President and Chief Financial Officer

(1)	On March 1, 2013, Mr. O’Brien separated employment with Newmont; on May 2, 2013, Mr. Ball separated employment with Newmont.

Page

Table of Contents: • Executive Summary: Provides the highlights of the Company’s business performance, executive compensation structure and the alignment of pay and performance, as well as the key Compensation Committee actions in 2013	27
• Philosophy and Principles: Overview of the compensation philosophy and principles for executive compensation at Newmont	34
• Components of Total Compensation: Provides details of the components of executive pay, how they are structured and why they are used	35
• 2013 Compensation: Provides context for executive compensation given transitions in 2013 and the details regarding 2013 pay and incentive programs	39
• "Realizable" Compensation for 2013: Due to the executive transitions in 2013, this table is provided as a supplement to assist stockholders with understanding the incentive compensation awarded or granted to executives as of December 31, 2013	55
• Post-Employment Compensation: Provides information on separation and retirement policies	56
• Other Policies and Considerations: Provides information on other policies, governance, risk and related items	58

26  •  Newmont Mining Corporation 2014 Proxy Statement

Executive Summary

COMPANY OVERVIEW

Newmont is one of the world’s largest gold producers, is the only gold company included in the S&P 500 Index and Fortune 500, and has been included in the Dow Jones Sustainability Index-World for seven consecutive years. The Company is also engaged in the exploration for and acquisition of gold and gold/copper properties. The Company has significant operations and/or assets in the United States, Australia, Peru, Indonesia, Ghana, Mexico, Suriname and New Zealand. In addition to being a leading gold producer, we remain dedicated to our industry-leading safety, environmental, social and community relations commitments.

2013 MARKET AND INDUSTRY CONTEXT

2013 was a year of extraordinary volatility in the mining industry and for gold-focused companies in particular. Gold prices continued to be under pressure, declining nearly 30% during the year. The drop in the gold price was largely related to macroeconomic forces such as interest rates, strength of the U.S. dollar and the lack of realized or anticipated inflation. As the U.S. and other economies displayed signs of improvement, investor preference trended away from commodity-based gold mining stocks towards potentially higher yields, furthering the decline in gold industry market capitalization. As a reflection of these events, during 2013, the Philadelphia Gold and Silver Index declined by approximately 50% and the aggregated total shareholder return (TSR) for major gold companies declined by an average of over 50%, underscoring the impacts noted above. As Newmont’s stock price is highly correlated and dependent on gold price, the Company was not immune to the industry shift and incurred a similar decline of approximately 50% in its TSR during the year. However, while noting the decline, relative to our gold competitors, Newmont performed above average (73rd percentile) in part due to a higher yield provided to stockholders.

The change in gold price and relative effect on the Philadelphia Gold and Silver index (XAU) and Newmont’s stock price (NEM) is displayed in the following charts:

Newmont Mining Corporation 2014 Proxy Statement   •  27

HOW NEWMONT HAS RESPONDED TO MARKET DYNAMICS

We moved quickly to address the market shift. Based on the Company’s succession planning process, we were able to establish a new leadership team to redirect the strategy and operations for 2013 and beyond. This began with the promotion of Mr. Gary Goldberg from President and Chief Operating Officer to the role of President and Chief Executive Officer in March 2013. Upon his promotion, Mr. Goldberg established a new leadership team, increasing the technical competency and diversity of the executive staff by recruiting accomplished mining executives in key roles such as Chief Financial Officer, Operations and Projects, Sustainability and External Relations, and Technical Services.

In 2013, the Company took the steps necessary to reposition the business in a challenging gold price environment, aggressively reducing costs while continuing to focus on safety and sustainability. During the year, Newmont delivered on the production targets, improved operational efficiencies and commissioned two new projects on time and on budget. Looking ahead, the Company is committed to strengthening the balance sheet and delivering value to stockholders by driving cash flow through further cost reductions, generating strong returns from assets and investing only in opportunities that enhance value, extend mine life, lower cost, and reduce risk in our portfolio of assets.

2013 BUSINESS RESULTS — OPERATING PERFORMANCE HIGHLIGHTS

Based on the positioning as noted above, in 2013[1] Newmont:

•  Significantly exceeded cost reduction targets, reducing full year consolidated spending[2] by nearly $1 billion ($966 million) year-over-year through our Full Potential/continuous improvement programs, a reconfigured operating model and restructuring;

•  Delivered the top end of the 2013 Outlook on attributable gold production[3] at 5.1 million ounces;

•  Generated operating cash flow of $1.6 billion[4], strengthening our balance sheet to support sustaining operations and future growth;

• Achieved the best safety performance on record and among the highest in the International Council on Mining and Metals (ICMM);

• Completed construction of new mining operations in Ghana and in the U.S., safely, on time and on budget; and

•  Strengthened internal processes to evaluate investments, increase mine life, decrease cost and manage risk with our Technical Services department, Value Assurance department and Investment Committee.

(1)     See our 2013 Annual Report on Form 10-K under the heading “Management’s Discussion and Analysis” and 2013 earnings release dated February 20, 2014 for further details on Newmont’s 2013 results.

(2)     Consolidated spending is a non-GAAP measure. A reconciliation to costs applicable to sales, which was $5,186 million and $4,238 million for the twelve months ended December 31, 2013 and 2012, respectively, is provided in the Company’s earnings release, dated February 20, 2014.

(3)     Note regarding 2013 revenue: While gold production remained relatively steady year-over-year, sales decreased by 16% due to lower average realized gold price. To offset the reduced gold price, the Company focused on cost reductions and exceeded reduction targets for 2013.

(4)     Operating cash flow as used above refers to net cash provided from continuing operations. Note regarding 2013 earnings: In 2013, Newmont incurred asset impairments/write-downs of approximately $4.4 billion largely due to the reduction in long-term gold price assumptions, and higher operating costs due to grade, stripping and lower metal recoveries. However, these charges do not impact the Company’s cash flow and are considered one-time charges.

28  •  Newmont Mining Corporation 2014 Proxy Statement

COMPENSATION FRAMEWORK — BALANCING EXECUTIVE COMPENSATION IN THE COMMODITIES INDUSTRY

Our stock price is heavily influenced by gold, copper and other commodity prices, which are in turn primarily driven by macroeconomic factors that are outside of the Company’s control. Since our stock price is significantly influenced by these external factors, Newmont’s compensation program is designed to focus management’s efforts and reward for results in areas where they have the most influence on driving business performance, as well as to motivate and retain leadership through various economic and commodity price cycles. We believe this approach aligns the incentive structure with business performance elements that support the goal of providing long-term performance gains for our stockholders.

To promote long-term performance and sustainability as well as manage risk, the Company utilizes a comprehensive performance-based compensation structure with an appropriate balance of operational, financial and share price incentives based on:

Annual and Long-Term Performance	Operations and Market Performance

Absolute and Relative Performance	Company and Individual Performance

While providing incentives for performance, the design of our program is intended to mitigate excessive risk taking by executives. Our Compensation Committee believes that the mix and structure of compensation as described in this CD&A strike an appropriate balance to promote sustained performance without motivating or rewarding excessive risk. (See “Executive Compensation Risk Assessment” in the “Other Policies and Considerations” section of this CD&A for additional information on our risk analysis.)

PAY FOR PERFORMANCE STRUCTURE

Company results on operational, financial and relative stockholder return measures (the “incentive measures”) have a direct link to our incentive compensation plans. We believe our incentive measures are the key drivers for business results, support sustained long-term performance, and promote stockholder alignment as shown in our executive compensation structure below.

Newmont’s Executive Compensation Structure— Portfolio of Leadership Measures (percentages reflect mix of target compensation for the CEO)

Newmont Mining Corporation 2014 Proxy Statement   •  29

SUMMARY OF 2013 PERFORMANCE AND RESULTING PAY

The Company’s performance on the incentive measures is directly correlated to the pay received by the Company’s Officers. Components of compensation for Officers increased or decreased in 2013 based on the level of achievement of these goals as further explained below. (See the “2013 Compensation” section of this Proxy Statement for additional information on the measures, results and payments.)

SUMMARY OF 2013 INCENTIVE MEASURES, COMPANY PERFORMANCE AND RESULTING COMPENSATION

The Company had strong 2013 operating performance which resulted in a corresponding above-target Corporate Performance Bonus. We believe that if we are able to execute on the key measures in the short-term, long-term results will follow. Noting the exceptional gold price and mining industry volatility over the past two years, performance for the long-term market measures was below target and resulted in payouts that are, as designed, below the target values for each long-term program.

Newmont’s Incentive Plans[1]	Incentive Plan Measure(s)	Corporate Metric / Goal Supported	Newmont Performance vs. Target	Resulting Officer Compensation	Overall Payout Value[2]
Annual Operating Measures
Corporate Performance Bonus (Annual Incentive Plan)	Safety	Core Value; Safe Production	Significantly Above Target	Above target	143% of Target
	Gold and Copper Production	Revenue	Above Target for Gold; Below for Copper	Above Target for Gold; Below for Copper
	Total Cost	Expense	Exceeded Cost Reduction Target	Above target
	Project Execution	Future Production/ Revenue	Above Target	Above target
	Reserves	Assets; Future Revenue	Significantly Below Target	Below target
	Resources	Assets; Future Revenue	Above Target	Above target
Personal Objectives	Key Annual Objectives	Safety, Operations, Leadership	Above Target	Above Target	129% of Target
Long-term Market (Stock) Based Measures
Strategic Stock Units (Performance-based Long-term Incentive)	EBITDA & Stock Price	Profitability & Stock Price Performance	Plan Performance Below Target at 97%	Below Target Due to Plan Performance Below Target and Declining Stock Price Over Performance Period	Below Target Value[3] 60%

Performance-Leverage Stock Units (Performance-based Long-term Incentive)	Stock Price	Stock Price Performance	Plan Performance Below Target at 50%	Below target	Below Target Value[4] 36%
	Total Stockholder Return vs. Peers	Stock Price Performance plus Dividends vs. Peers	Above Target - 73rd percentile adding 46% to Plan Performance	Above target

(1)

The Personal Objectives Bonus varies for each Officer based on their performance against stated goals; a summary of each Officer’s results and corresponding bonus award is provided in the section “2013 Compensation.”

(2)

Long-term incentive program results are based on program performance and change in stock price from the date of the award; resulting share payments are based on Newmont’s stock price value as of 12/31/13 of $23.03.

(3)	Represents Officers’ average value as a percent of target value based on plan performance of 97% and decrease in stock price over the performance period.

(4)

Represents value as a percent of target value for the 2011-2013 performance period; includes plan performance of 96% (50% for stock price performance plus 46% for 73rd percentile relative TSR performance) and decrease in stock price over the performance period.

30  •  Newmont Mining Corporation 2014 Proxy Statement

As our leadership is responsible for long-term performance aligned with stockholder interests, our compensation is substantially weighted to long-term results as shown in the table below. Therefore, while the Company experienced strong operating results in 2013, exceeding our cost and production targets, the above target annual bonus payments are overshadowed by the decline in market share price performance. With this, incentive compensation value for the year measured as of December 31, 2013 was below target at approximately 70% of target value as noted in the following table:

The above table represents an average of NEO (excluding Messrs. O’Brien, Ball and Mahoney) incentive pay (not including salary)

(1)	Percent of total target incentive pay; based on average NEO incentive mix.
(2)	Represents the average of NEO Personal Objectives bonus as performance and bonus awards vary by Officer.
(3)	Based on EBITDA performance of 98.5%; payout result of 97% multiplied by ending stock price as a % of target.
(4)	For officers eligible for the plan in 2011; PSU performance result was 96%, multiplied by ending stock price as a % of target.

SUMMARY OF 2013 CEO COMPENSATION

As noted above, Mr. Goldberg assumed the role of President and Chief Executive Officer on March 1, 2013 after serving as the Company’s President and Chief Operating Officer. Upon his promotion to the role, Mr. Goldberg’s salary and performance incentive targets were adjusted commensurate with his new role based on various factors reviewed by the Compensation Committee which included market information, internal comparisons, performance and recent compensation. Mr. Goldberg did not receive promotional or other forms of compensation outside of the standard structure upon assuming the role. Target compensation for Mr. Goldberg was set as follows upon his promotion to President and Chief Executive Officer which approximated the 25th-50th percentile of the peer group data at the time of the analysis:

Annual Salary	Annual Incentives		Long-Term Incentives
	Corporate Performance Bonus Target	Personal Objectives Target	Strategic Stock Units	Performance Leveraged Stock Units	Total Target Compensation
$1,075,000	$806,250	$806,250	$1,791,667	$3,583,333	$8,062,500
% of Salary	75%	75%	167%	333%

This table is not intended to replace the Summary Compensation Table, but as a supplement to understand target compensation upon promotion to CEO.

While the above chart provides the target CEO compensation for 2013, Mr. Goldberg’s compensation varies from the amounts above as his pay was prorated for the period of time serving in each of the President and Chief Operating Officer role and the President and Chief Executive Officer role. Compensation for 2013 also varies from the amounts above based on actual performance for each of the programs. Details regarding Mr. Goldberg’s compensation are provided in the section “2013 Compensation” and in the Summary Compensation Table located on page 61.

Mr. Richard O’Brien, former Chief Executive Officer, separated employment on March 1, 2013. Mr. O’Brien received severance compensation in accordance with the standard terms of the Executive Severance Plan of Newmont as further described later in this CD&A and as disclosed in the Summary Compensation Table on page 61.

Newmont Mining Corporation 2014 Proxy Statement   •  31

CEO PAY FOR PERFORMANCE

Newmont regularly reviews the compensation programs to ensure they align with key business results, are aligned with stockholder interests and to ensure actual pay aligns with overall performance. As a supplement to other compensation information in this proxy statement, following is a summary of Newmont’s total CEO compensation for the prior three years. The chart is structured to assist in understanding the “realizable” compensation and its relationship to the Company’s performance as measured by three-year total shareholder return (“TSR”). As noted below, while Newmont’s three year TSR has declined, total “realizable” compensation has declined as well, and is approximately 50% of granted compensation for the same period.

Note:	Three-year compensation is based on pay for Mr. O’Brien, Former Chief Executive Officer for 2011 and 2012, and Mr. Goldberg for 2013. Mr. Goldberg’s CEO salary was annualized for the analysis to more accurately reflect CEO pay since he assumed the role on March 1, 2013.

•	Total Realizable Pay: We believe this provides the most valid measure of incentive compensation at a point in time as it reflects the actual end-of-year compensation value as:

Salary + actual bonus + intrinsic value1 of stock options + intrinsic value of performance stock programs2

•	Total Reported Pay: Sum of compensation as reported in the Summary Compensation Table for the prior three years excluding the change in pension value and all other compensation

•	Total Granted Pay: Salary + target bonus + grant date fair value of all equity awards during the prior three years

(1)	“Intrinsic value” is calculated using the closing price on December 31, 2013 which was $23.03.

(2)	Based on actual performance if known, or estimated performance.

2013 SAY ON PAY VOTE

Newmont has historically received strong support from stockholders in favor of the “Advisory Vote on the Compensation of the Name Executive Officers” (“Say on Pay”). In 2011 and 2012 we received a 95% vote in favor, increasing in 2013 to a 97% vote in favor (excluding abstentions). Additional information regarding the “Say on Pay” vote is on pages 58 and 81-82. While our historical results indicate strong support for Newmont’s Officer compensation, the Compensation Committee continues to review our executive compensation structure to increase its effectiveness and further align with stockholder interests in light of changing industry dynamics.

SUMMARY OF KEY 2013 COMPENSATION COMMITTEE ACTIONS

The following highlights some of the key actions by the Compensation Committee in 2013:

•

Established Appropriate Compensation for the New CEO: Determined the level and structure of compensation for the newly promoted CEO which provides appropriate performance and retention incentives without providing additional promotional awards;

•

Revised the Annual Corporate Performance Bonus: Revised the annual Corporate Performance Bonus which included incorporating key safety metrics, a comprehensive total cost metric and improved project metrics to better align with current business drivers and improve the objectivity of the program;

32  •  Newmont Mining Corporation 2014 Proxy Statement

•

Adopted a New Stockholder Approved Stock Incentive Compensation Plan: The new plan included an updated and improved governance structure for long-term incentive programs and is structured to comply with tax-qualified performance-based requirements;

•

Conducted a Review of Independent Consultants: As a matter of governance practice, to gain insights from alternate advisors and review overall fees, the Committee conducted interviews of independent advisors and retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) as later discussed in the CD&A; and

•

Incorporated Regular Talent, Leadership Succession, Global Inclusion and Diversity Reviews: Implemented regular reviews of the Company’s talent programs and leadership succession, as well as reviews of global inclusion and diversity providing oversight of the Company’s programs which are aligned with core values and Newmont’s focus on sustainability.

FOUNDATIONAL EXECUTIVE COMPENSATION PRACTICES

The actions above build upon our strong governance model and other policies that are in place, including:

•	Competitive Stock Ownership Requirements: Stock ownership requirements for Officers to own significant holdings of Newmont stock (five times salary for the CEO);

•	Well-Managed “Burn Rate”: Annual employee stock issuance “burn rate” under 1%;

•	Appropriate Vesting Terms: Equity grant practices for standard annual awards with at least three year combined performance and vesting periods for Officer awards;

•

Compensation Clawback Provision: A clawback policy to recover excess compensation from incentive payouts and stock gains if the financial results were misstated, whether intentionally or by administrative error;

•	No Hedging, Pledging or Margin Policy: Stock trading policy prohibiting executives from buying Newmont stock on margin, or hedging Newmont stock holdings;

•

Double-Trigger Change of Control: Change-of-control plans that provide payments only upon termination following a change-of-control (“double-trigger”), including stock acceleration only upon a double-trigger beginning with 2012 grants;

•

Discontinued Excise Tax Gross-ups for Employees Hired/Promoted into Change of Control Eligible roles in or after 2012: As of January 1, 2012, the new Change of Control plan removes the excise tax gross up for employees hired into, or current employees promoted into, eligible positions. The prior plan containing gross-ups remains in place for employees who were eligible on, or prior to, December 31, 2011 per plan requirements; three of the six active Officers listed in this CD&A are covered under the 2012 plan which does not provide the excise tax gross-up; additional details are provided in the section “Post Employment Compensation;”

•	No Employment Agreements: No employment agreements for Officers;

•	No Repricing: Prohibition against the repricing of stock options without stockholder approval;

•	Committee Governance Model: Compensation Committee operating model and annual work plan to support the governance activities of the Compensation Committee;

•	Committee Charter Review: The Compensation Committee Charter is reviewed on a regular basis to ensure it is current with best practices and maintains high governance standards;

•

Independent Committee Advisor: Use of an independent compensation consultant, Cook & Co., to advise the Compensation Committee regarding executive compensation (the consultant does not perform any other services for the Company);

•

Audit of Incentive Plan Processes, Results and Payments: The Internal Audit function (which formally reports to the Audit Committee of the Board of Directors) reviews plan processes and calculations to ensure accuracy, and to ensure that the results and payments conform to the rules contained within each respective plan;

•	Regular Executive Sessions: Executive sessions of the Compensation Committee without management present; and

•	Succession Planning: Executive succession planning review by the Compensation Committee and Board of Directors.

Newmont Mining Corporation 2014 Proxy Statement   •  33

Philosophy and Principles

Compensation Philosophy. Newmont’s executive compensation programs are designed to effectively link the actions of our executives to business outcomes that drive value creation for stockholders. In designing these programs, we are guided by the following principles:

•	Maintaining a clear link between the achievement of business goals and compensation payout. We believe that:

(1)	Officers should be evaluated and paid based on performance that leads to long-term success and relative stock price improvement; and

(2)	Officer compensation programs can be an effective means of driving the behavior to accomplish our objectives, but only if each executive clearly understands how achievement of predetermined business goals influences his or her compensation.

•

Selecting the right performance measures. Equally important is the selection of those performance measures which need to be measurable and linked to both increased stockholder value and Newmont’s short- and long-term success.

•

Sharing information and encouraging feedback. Focused and clear program design supports transparency for our stockholders. It is important for stockholders to understand the basis for our Officers’ compensation, as this provides stockholders insight into our goals, direction and the manner in which resources are being used to increase stockholder value. We welcome stockholder input and have regularly responded to feedback from stockholders in this regard.

Transparency and open disclosure are core components of Newmont’s values.

Structural Principles that Guide Appropriate Compensation Design. The following table outlines the guiding principles in structuring our executive compensation plans:

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Components of Total Compensation

The components of target total direct compensation for our Officers are described in the Executive Summary and stated below. We emphasize performance-based “at-risk” compensation, based on operational, financial and share price performance.

Developing Our Executive Compensation Program. Each year the Compensation Committee conducts a detailed analysis of executive compensation designed to:

•	Assess the competitiveness of the Company’s executive compensation levels against peer groups;

•	Consider the desired target benchmark for total executive compensation levels; and

•	Make necessary refinements to the compensation components to further align executive compensation with performance goals and ensure good governance practices.

Roles within the review process. The Compensation Committee meets on a regular basis with the Chief Executive Officer and representatives from the Company’s Human Resources and Corporate Legal departments. The role of management is to provide the Compensation Committee with perspectives on the business context and individual performance of our Officers to assist the Compensation Committee in making its decisions. The Company’s Human Resources Department supports the Compensation Committee by providing data and analyses on compensation levels and trends. In addition, external independent compensation experts consult with the Compensation Committee regarding specific topics as further described in the following paragraph. An executive session, without management present, is generally held at the end of each Compensation Committee meeting. The independent members of the Board of Directors make all decisions regarding the Chief Executive Officer’s compensation in executive session, upon the recommendation of the Compensation Committee. The Compensation Committee Chairman provides regular reports to the Board of Directors regarding actions and discussions at Compensation Committee meetings.

Use of Independent Compensation Advisors. The Compensation Committee, which has the authority to retain special counsel and other experts, including compensation consultants, has engaged Frederic W. Cook & Co. (“Cook & Co.”) to assist the Compensation Committee with: (1) advice regarding trends in executive compensation, (2) independent review of management proposals, and (3) an independent review and recommendation on Chief Executive Officer compensation, as well as other items that come before the Compensation Committee. Cook & Co. has reviewed the compensation philosophy, objectives, strategy, benchmark analyses and recommendations regarding Officer compensation.

In 2013, as a matter of governance practice, the Compensation Committee conducted a review and completed interviews of independent compensation advisors to ensure the level of support, consultation and fees are appropriate and aligned with the Compensation Committee’s needs. Upon completing the interviews, the Committee retained the services of Cook & Co. based on their approach, expertise and fee structure.

Cook & Co. is engaged solely by the Compensation Committee and does not provide any services or advice directly to management unless authorized to do so by the Committee. In connection with its engagement of Cook & Co., the Compensation Committee reviewed Cook & Co.’s independence including, but not limited to, the amount of fees received by Cook & Co. from Newmont as a percentage of Cook & Co.’s total revenue, Cook & Co.’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship (including stock ownership) that could impact Cook & Co.’s independence. After reviewing

Newmont Mining Corporation 2014 Proxy Statement   •  35

these and other factors, the Compensation Committee determined that Cook & Co. is independent and that its engagement did not present any conflicts of interest. Cook & Co. also determined that it was independent from management and confirmed this in a written statement delivered to the Chairman of the Compensation Committee.

Compensation Decision Process. When making compensation decisions for Officers, the Compensation Committee considers factors beyond market data and the advice of consultants. The Compensation Committee considers the individual’s performance, tenure and experience, the overall performance of the Company, any retention concerns, the individual’s historical compensation and the compensation of the individual’s peers within the Company and market. While the Compensation Committee does have certain guidelines, goals, and tools that it uses to make its decisions, as explained below, the compensation process is not an exact science but incorporates the reasoned business judgment of the Compensation Committee. In making decisions for executives other than the Chief Executive Officer, the input and perspective of the Chief Executive Officer is considered by the Compensation Committee.

Compensation Components and Alignment to Compensation Philosophy

The components of our executive compensation program contain five main elements as shown in the previous chart. We explain the philosophy and key features of each below.

Determining the Proper Mix of Different Pay Elements. In determining how we allocate an Officer’s total compensation package among various components, we emphasize compensation elements that reward performance on measures that align closely with business success, underscoring our pay-for-performance philosophy. A significant portion of our executive compensation is performance-based or “at-risk.” Our Chief Executive Officer and other Officers have a higher percentage of at-risk compensation relative to other employees, because our Officers have the greatest influence on Company performance. Stock-based long-term incentives represent the largest component of pay, in order to encourage sustained long-term performance and ensure alignment with stockholders’ interests. In the graphs below, we show the emphasis on at-risk or stockholder-aligned compensation through performance-based short-term and long-term incentives compared to base salary.

Components of Compensation and Alignment to Goals. The Company recognizes that its stock price is heavily influenced by the price of gold, copper and other commodities, which are outside of the control of the Company. Thus, as a way to balance the commodity fluctuation, the Company grants a mix of incentives including performance-based strategic stock units (based on operating earnings) and performance-leveraged stock units (based on share return measures) to align the interests of management with the long-term interests of stockholders. This balanced approach means that management needs to achieve specific performance goals to earn the common stock and restricted stock units even in periods of positive gold/copper price movement, and that the equity package continues to motivate performance in down-cycles as the stock and restricted stock units continue to retain value and have motivational impact even when gold/copper prices are falling. At the same time, the use of stock price-based incentives ensures that the highest rewards will only occur with an increasing stock price and performance that exceeds the median of the Company’s gold mining peers.

36  •  Newmont Mining Corporation 2014 Proxy Statement

The components of the compensation structure are:

Time Horizon	Component	Purpose	Key Features
Current	Base Salary	Compensation for the level of responsibility, experience, skills, and sustained individual performance.

Fixed compensation is not subject to financial performance risk;

Targeted to the 50th percentile of the peer group to ensure the ability to compete in a difficult leadership talent environment;

Individual compensation can vary above or below the market reference point based on such factors as performance, skills, experience and scope of the role relative to internal and external peers.

Short-Term	Annual Incentive Compensation Plan	Supports annual operating and financial performance, based on defined performance metrics.	Annual cash award which ranges from 0-200% of target based on: • Production; • Total Costs; • Safety; • Project execution and cost, and; • Reserve and resource additions
	Personal Objectives Bonus	Rewards for the achievement of individual objectives designed to support current initiatives, long-term sustainability and Company performance.	Annual cash award based on stated individual measures and objectives approved in advance by the Compensation Committee.
Long-Term	Performance-Leveraged Stock Units	Incentive to outperform peer group stock price performance and to make Newmont the preferred gold stock; aligns pay with stockholder interests and long-term stock price performance.	Awards are based on absolute stock price growth and relative stock price performance against the PSU peer group (described later in this CD&A), over a three-year period, and are settled in shares of Company stock at the end of the three years.
	Strategic Stock Units	An incentive to deliver against the Company’s earnings targets and strategic growth plans for the purpose of providing a return to stockholders’ investment.	Awards are based on the achievement of the Company’s annual “EBITDA” target (earnings before interest, taxes, depreciation and amortization). The program contains a minimum performance threshold for payment and a cap for maximum payout.

Determination of Target Total Compensation. We consider a variety of factors when determining target Officer compensation to ensure we have a comprehensive understanding of alignment to goals, reasonableness of pay, internal equity, pay-for-performance, and ability to attract and retain executive talent. The primary items considered when making executive compensation determinations are discussed below and include:

•	Market information;

•	Individual performance;

•	Experience, skills and scope of responsibilities;

•	Company performance;

•	Succession planning; and

•	Value of the compensation relative to the corresponding objective.

Newmont Mining Corporation 2014 Proxy Statement   •  37

Other key measures which assist in providing a comprehensive understanding of pay include:

Analysis	Purpose
Pay Mix	To ensure pay “at-risk” is consistent with philosophy and comparator group practices; a significant majority of pay should be “at-risk.”
Internal Equity	To understand whether internal pay differences are reasonable between executives and consistent with market practice.
Total Compensation	To understand the purpose and amount of each pay component as well as the sum of all compensation elements in order to gauge the reasonableness and the total potential expense.
Chief Executive Officer and other Officer compensation versus Total Shareholder Return (“Pay-for-Performance Charts”)	To ensure that pay is aligned with performance and set appropriately given industry performance and pay rates.
Performance Sensitivity Analysis	To understand potential payments assuming various Company performance outcomes; understand how potential performance extremes are reflected in pay; a component of our compensation risk assessment.

Competitive Considerations (Market Information)

Peer Group Determination. We strive to compensate our Officers competitively relative to industry peers. As part of the Compensation Committee’s charter and to ensure the reasonableness and competitiveness of Newmont’s position in the industry, the Compensation Committee regularly evaluates Newmont’s peer group with the aid of its independent consultant, Cook & Co., and with input from management. As noted above, peer groups are used in the compensation benchmarking process as one input in helping to determine appropriate pay levels. When reviewing the appropriateness of a peer group, the Compensation Committee’s analysis includes a review of information regarding each potential peer company’s industry, complexity of their business and organizational size, including revenue, net income, total assets, market capitalization and number of employees. This approach ensures a reasonable basis of comparison.

2013 Peer Group. The peer group is structured to ensure it is a valid representation of Newmont’s business and operating environment. Given this, the peer group is weighted towards Newmont’s core business of mining (gold and global diversified companies, in particular), with a lesser emphasis on Oil & Gas (similar operations and commodity-based businesses) and Engineering, Procurement and Construction (similar to Newmont’s project development group). The Compensation Committee regularly reviews the peer group with the assistance of the Committee’s consultant and management. During 2012, in preparation for reviewing 2013 target compensation, the Compensation Committee reviewed the peer group to ensure the reference companies continue to meet the established criteria for comparison. Based on the review, the Compensation Committee decided to reduce the peer group by one company, removing Chesapeake Energy, as its compensation structure was not a valid comparison for Newmont. This revised peer group was used as the reference point to determine the competitiveness of Newmont’s pay for 2013. Based on the criteria, the revised peer group for 2013 was as follows:

Alcoa Inc.	Freeport-McMoran Copper and Gold Inc.
Anglo American	Gold Fields Limited
AngloGold Ashanti Limited	Goldcorp Inc.
Apache Corporation	Kinross Gold Corporation
Barrick Gold Corporation	Peabody Energy Corporation
Canadian Natural Resources Limited	Rio Tinto plc.
EOG Resources, Inc.	Talisman Energy Inc.
Fluor Corporation	Teck Resources Limited

38  •  Newmont Mining Corporation 2014 Proxy Statement

Newmont’s ranking within the peer group is consistent with benchmarking standards and generally ranks at or near the median on key scope metrics:

(1)	Data based on the market statistics at the time of the Officer compensation review in 2012.

The peer group may differ from the peer groups used by proxy advisory services. The Committee believes Newmont’s peer group more appropriately represents the relevant industry and companies where Newmont competes for employees.

Positioning of Pay Relative to Peers for 2013. For 2013 compensation, the Compensation Committee determined that the appropriate target pay philosophy is a range centered on the 50th percentile, and that actual compensation may be above or below the 50th percentile depending on the Company’s performance and other factors described in this section.

Material Differences Among Officers. The targets for salary and incentive compensation vary among Newmont’s Officers in an effort to reflect differences in job responsibilities and industry pay levels. This aims to avoid setting amounts that may be above or below market pay levels as would be the case if a “one size fits all” approach were used. Specifically for the Chief Executive Officer, the target percentage for each incentive compensation component is greater than the other Officers due to his position as the top executive of the Company, commensurate with the level of accountability and degree of impact that this executive can have on overall business results and strategy.

Other Factors Used to Determine Compensation

Effect of Individual Performance. The Compensation Committee takes into consideration a variety of elements, such as the Officer’s skill set, individual achievements and role with Newmont during the relevant fiscal year. Additionally, an assessment of each Officer’s progress against his or her Personal Objectives (discussed later in this CD&A) is completed by the Compensation Committee based on input provided by the Chief Executive Officer. The Compensation Committee ultimately makes the compensation decisions for all of the Officers, including the Chief Executive Officer, based on the Compensation Committee members’ own collective experience and business judgment.

Effect of Compensation Previously Received on Future Pay Decisions. We consider actual compensation received in determining whether our compensation programs are meeting their pay-for-performance and retention objectives. Adjustments to future awards may be considered based on results. However, the Compensation Committee generally does not adjust compensation program targets based on compensation received in the past to avoid creating a disincentive for exceptional performance or providing compensation not aligned with our plans.

2013 Compensation

While the amount of compensation may differ among our Officers, the compensation policies and factors affecting the amounts, as considered by the Compensation Committee, are generally the same for each of our Officers, including our Chief Executive Officer. In this section, we discuss the Compensation Committee’s considerations with respect to each element of compensation paid in 2013.

Newmont Mining Corporation 2014 Proxy Statement   •  39

Introduction: Executive Transitions During 2013. As noted in the executive summary, the Executive Leadership Team (the “ELT”) was restructured as the Company responded to changes in our business environment. A key element of this restructuring effort was our CEO succession process under the oversight of the Board of Directors. After successfully leading our operations as the Company’s President and Chief Operating Officer, the Board appointed Mr. Gary Goldberg to President and Chief Executive Officer in March of 2013, and Mr. Richard O’Brien, Former Chief Executive Officer, departed Newmont.

As Mr. Goldberg assumed the role of President and Chief Executive Officer, the Company refocused its efforts on cost, value, excellence in health & safety, sustainability & external relations.

Mr. Goldberg recruited seasoned leaders with industry and functional expertise. Following is a summary of Named Executive Officers who joined Newmont or transitioned roles in 2013:

•

Gary Goldberg, President and Chief Executive Officer, was promoted to this role effective March 1, 2013. Mr. Goldberg previously served as Newmont’s President and Chief Operating Officer; prior to joining Newmont, Mr. Goldberg served as the Chief Executive Officer of Rio Tinto Minerals.

•

Promotion compensation: Mr. Goldberg did not receive any supplemental awards for his promotion to Chief Executive Officer. Mr. Goldberg did receive an increase in salary, short-term incentives target and long-term incentive targets commensurate with the scope of the role as described later in this CD&A.

•

Laurie Brlas, Executive Vice President and Chief Financial Officer, was hired in September 2013. Ms. Brlas has extensive accounting and financial background as well as executive leadership experience in the mining industry. Ms. Brlas took over the duties of Chief Financial Officer from Mr. Thomas Mahoney, who served as Interim Chief Financial Officer following the departure of Mr. Russell Ball.

•

New hire compensation: In addition to the salary, short-term incentive and long-term incentive components described later in this section, Ms. Brlas received a sign-on bonus in the amount of $500,000 as an additional incentive to address potential competing opportunities. The sign on bonus requires repayment equal to 1/24th of the full amount for each month of a 24 month period after her hire date if she voluntarily departs Newmont during such period. Additionally, for 2013, Ms. Brlas’ cash bonus is based upon annualized base salary, rather than base salary earned in 2013.

•

Dr. Elaine Dorward-King, Executive Vice President, Sustainability and External Relations, was hired in March 2013. Dr. Dorward-King is an accomplished leader in developing and implementing sustainable development, safety, health and environmental programs in the mining industry. She held senior leadership roles at major global mining companies prior to joining Newmont.

•

New hire compensation: In addition to the salary, short-term incentive and long-term incentive components described later in this section, Dr. Dorward-King received a sign-on award in the amount of $600,000 to address forfeited unvested long-term compensation from her former employer. Approximately half of this amount was delivered in restricted stock units that vest over three years; the remaining amount was provided in cash and requires repayment equal to 1/24th of the full amount for each month of a 24 month period after her hire date if she voluntarily departs Newmont during such period. In addition, Dr. Dorward-King received $49,368, the amount of annual bonus that she would have otherwise received for 2012 from her former employer, and for 2013, Dr. Dorrward-King’s cash bonus is based upon annualized base salary, rather than base salary earned in 2013.

•

Chris Robison, Executive Vice President, Operations and Projects, was hired in May 2013. Mr. Robison has over 32 years of experience in mining, including gold and copper operations. Most recently, Mr. Robison served as Chief Operating Officer of Rio Tinto Minerals.

•

New hire compensation: In addition to the salary, short-term incentive and long-term incentive components described later in this section, Mr. Robison received a sign-on bonus in the amount of $500,000. The sign-on bonus requires repayment equal to 1/24th of the full amount for each month of a 24 month period after his hire date if he voluntarily departs Newmont during such period. Additionally, for 2013, Mr. Robison’s cash bonus is based upon annualized base salary, rather than base salary earned in 2013. Mr. Robison’s compensation is structured to address certain objectives for his role as described later in this CD&A. Mr. Robison joined Newmont after having retired from Rio Tinto; he joined Newmont with the intent to be employed at least two years to lead the operations role and effectively transition his responsibilities to his successor. Accordingly, Mr. Robison’s compensation terms are customized to this specific timeline and succession objective, specifically, Mr. Robison participates in the strategic stock unit program, with a

40  •  Newmont Mining Corporation 2014 Proxy Statement

customized two year period, and does not participate in the performance leveraged stock unit program which contains a three year performance period. The compensation terms for Mr. Robison will be reviewed in 2014 pending the assessment and determination of Mr. Robison’s service to the Company in and beyond 2015 in the role of Executive Vice President, Operations and Projects.

•

Consulting compensation prior to employment: Prior to joining Newmont, Mr. Robison provided consulting services to Newmont in the areas of labor negotiation strategy, safety effectiveness and operational efficiencies. The total amount of fees paid in 2013 to Mr. Robison for these services was $32,659.

•

Thomas Mahoney, Former Interim Chief Financial Officer, served as Interim Chief Financial Officer from May 2013 to September 2013. Mr. Mahoney has been Newmont’s Vice President and Treasurer since 2002 and continues in this role today. Mr. Mahoney assumed interim responsibility from Russell Ball, Former Executive Vice President and Chief Financial Officer, upon Mr. Ball’s departure from Newmont in May 2013.

•

Interim compensation: In addition to the salary, short-term incentive and long-term incentive components described later in this section, Mr. Mahoney received an interim assignment premium of $20,000 for each month served as the Interim Chief Financial Officer. Additionally, his short-term incentive target increased to 90% for this same period.

•	Mr. Randy Engel, Executive Vice President, Strategic Development, who has served in this capacity since 2009, remains in this role.

Former executives of Newmont discussed in this section include:

•	Richard O’Brien, Former Chief Executive Officer, departed Newmont in March of 2013.

•

Severance compensation: Mr. O’Brien received severance compensation in accordance with the terms of the Executive Severance Plan of Newmont and pursuant to the severance terms in the Senior Executive Compensation Program with respect to Performance-Leveraged Stock Units, and applicable stock award agreements with respect to Strategic Stock Units. Please reference the “All Other Compensation” column of the Summary Compensation Table for payments made under the Executive Severance Plan of Newmont.

•	Russell Ball, Executive Vice President and Chief Financial Officer, departed Newmont in May of 2013.

•

Severance compensation: Mr. Ball received severance compensation in accordance with the terms of the Executive Severance Plan of Newmont and pursuant to the severance terms in the Senior Executive Compensation Program with respect to Performance-Leveraged Stock Units, and applicable stock award agreements with respect to Strategic Stock Units. Please reference the “All Other Compensation” column of the Summary Compensation Table for payments made under the Executive Severance Plan of Newmont.

Base Salary. The Compensation Committee considered the compensation levels of comparable positions in the market data to help determine a reasonable base salary range, but also considered individual performance, tenure and experience, the overall Company performance, any retention concerns, individual historical compensation and input from other Board members. While the Compensation Committee has not adopted a policy with regard to the internal relationship of compensation among the Officers or other employees, this relationship is reviewed and discussed when the Compensation Committee determines total compensation for our Officers.

Base salaries for 2013 were set as follows based on the criteria noted above.

Name[1]	2012 Base Salary	2013 Base Salary	Change
Gary Goldberg[2]	$800,000	$1,075,000	34.4%
Laurie Brlas[3]	—	$700,000	—
Elaine Dorward-King[3]	—	$450,000	—
Randy Engel	$575,000	$595,000	3.5%
Chris Robison[3]	—	$700,000	—
Thomas Mahoney[4]	$375,000	$386,250	3.0%

(1)

Messrs. O’Brien and Ball are not listed in the table as they separated employment with Newmont in 2013 and did not receive an increase in 2013. Actual base salary received in 2013 was prorated for the amount of time they served in their roles prior to departing from Newmont.

Newmont Mining Corporation 2014 Proxy Statement   •  41

(2)

Mr. Goldberg was promoted to the role of President and Chief Executive Officer in March 2013. Upon his promotion to the role, Mr. Goldberg received a base salary adjustment to the amount noted above for 2013 to reflect the change in responsibilities from his prior role as President and Chief Operating Officer. Actual salary received was prorated for the time in each role in 2013.

(3)	Ms. Brlas, Dr. Dorward-King and Mr. Robison were hired in 2013 and therefore do not have a 2012 salary comparison.

(4)

Mr. Mahoney did not receive an additional salary increase while serving as Interim Chief Financial Officer; however, he did receive an interim assignment premium, discussed previously in this CD&A, to recognize his interim responsibilities.

Short-Term Non-Equity Incentive Compensation.

Short-Term Incentive Compensation Highlights:

•	Comprised of two components:

•	Corporate Performance Bonus (50% of the total short-term incentive opportunity); and

•	Personal Objectives Bonus (50% of the total short-term incentive opportunity).

Short-term cash incentives include a Corporate Performance Bonus and a Personal Objectives Bonus. Each is expressed as an equal percentage of base salary. The Corporate Performance Bonus and the Personal Objectives bonus have a target and a maximum level of 200% of target.

2013 SHORT-TERM INCENTIVE TARGETS

Name	Target Corporate Performance Bonus as a Percentage of Base Salary (A)	Target Personal Objectives Bonus as a Percentage of Salary (B)	Total as a Percentage of Base Salary (A+B)
Gary Goldberg (1)	73%	73%	146%
Laurie Brlas	50%	50%	100%
Elaine Dorward-King	42.5%	42.5%	85%
Randy Engel	45%	45%	90%
Chris Robison	62.5%	62.5%	125%
Thomas Mahoney(2)	35.3%	35.3%	70.6%
Richard O’Brien(3)	75%	75%	150%
Russell Ball(3)	45%	45%	90%

(1)	Mr. Goldberg’s bonus target for 2013 was prorated for the amount of time in each role at each respective bonus target as noted above in the section discussing “Base Salary.”

(2)	Mr. Mahoney’s bonus target for 2013 was prorated for the amount of time in each role at each respective bonus target for his regular and interim roles in 2013.

(3)	Messrs. O’Brien and Ball were eligible for prorated 2013 Corporate Performance Bonuses and Personal Objectives Bonuses at target performance per the terms of the Executive Severance Plan of Newmont.

Corporate Performance Bonus.

Corporate Performance Bonus Summary:

•	Performance measure revised in 2013 to improve alignment with annual financial and operational measures;

•	Payment based on overall corporate performance;

•	Payment ranges from 0-200% of target corporate performance;

•	Five of seven measures performed above target levels in 2013;

•	Below target or no payment for the two measures that were below target levels in 2013; and

•	Weighted performance resulted in an award of 143.4% of target payment for 2013.

42  •  Newmont Mining Corporation 2014 Proxy Statement

The Corporate Performance Bonus provides an annual reward based on seven measures1 designed to balance short-term and long-term factors, business performance and successful investment in and development of Company assets. The Compensation Committee reviews and approves the performance metrics and target levels of performance annually. The amounts of 2013 Corporate Performance Bonuses earned by the Officers are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The measures that the Compensation Committee established for 2013 are listed below.

Revisions to the 2013 Corporate Performance Bonus. With the Company’s core themes of safety, profitability and growth, the 2013 Corporate Performance Bonus was revised for improved alignment to these areas as follows:

•	Safety was included as an objective measure in the 2013 program to further support the Company’s commitment to safety;

•	A new Total Cost measure, a more comprehensive measure of cost, replaced Cost Applicable to Sales with a higher weighting given Newmont’s focus on improving profitability; and

•	The Project Execution component was redesigned for simplicity and improved objective measurement of project results.

Corporate Performance Bonus Measure	What It Is	Why It Is Used
Safety	Measures both leading and lagging indicators to ensure we continuously improve our safety results.	• Safety is a core value and Newmont’s highest priority.
Production	Measures the ounces of gold and pounds of copper produced each year.	• Production of gold and copper is the basis of Newmont’s business; production is the primary factor within the Company’s control.
Total Cost

Measures the total production and early stage cost per gold equivalent ounce, including G&A, sustaining capital and other key operating expense items, excluding impact of non-cash writedowns.

The target includes assumptions for variables such as commodities prices, currency fluctuation, and deferral or acceleration of projects. At the end of the year, the actual impact of these variables is determined, and the target is adjusted up or down, accordingly.

• Cost is a key financial metric within
employees’ control and helps to
ensure efficiency and accountability.

•  For 2013, cost is an important
operating metric due to changes in
gold price and the mining industry.

Project Execution	Measures the progress of new key capital projects which are expected to add to Newmont’s production portfolio in the short- to medium-term. Project cost versus budget and development stage advancement are used to measure progress during the year.	• New projects are important for sustaining Newmont’s business over the long-term as well as providing the opportunity to grow production capability.
Reserves and Resources	Measures the reserves potentially available for future mining as well as the mineralization not yet proven to the level required for public disclosure.	• The Reserves and Resources metrics promote the discovery of new deposits and the successful completion of the work needed to report new deposits.

(1)	For Production, gold and copper are measured separately. In addition, Reserves and Resources are also measured separately, resulting in a total of 7 measures.

Calculation of Corporate Performance Bonuses. The 2013 targets were a mix of demanding financial, production, and growth targets derived from the annual business planning process. It is the Compensation Committee’s perspective that the target should be challenging, yet achievable, and the target is structured accordingly. The Company bonus plan for Officers has paid below target in five of the last ten years, which we consider as one measure of the level of difficulty of achieving a target award. Based on this experience, the level of difficulty in the targets is deemed to be validated as reasonably challenging.

If the Company achieves its targeted performance for each of the metrics, the payout percentage for the Corporate Performance Bonus is 100%. If the minimum amounts are not achieved for a particular metric (the

Newmont Mining Corporation 2014 Proxy Statement   •  43

“threshold”), no Corporate Performance Bonus is payable for that metric. For performance between the threshold and maximum for any metric, the amount is prorated to result in a payout percentage between 20% and 200%. The slope of the bonus payout range increases upon reaching target performance in an effort to provide a stronger incentive and reward for outperforming the targets. Below target performance, upon reaching the threshold level, the incremental payout for each increment of performance remains moderate, ensuring an appropriate incentive and reward while not compensating beyond the reasonable amount for the given level of performance.

2013 CORPORATE PERFORMANCE BONUS METRICS AND CALCULATION

The structure of the Corporate Performance Bonus as well as the performance and bonus results for 2013 are provided in the table below:

Bonus Structure			Bonus Payment Range			2013 Results
Performance Metric	Measure/ Unit	Weighting	Minimum (20%)	Target (100%)	Maximum (200%)	2013 Performance	Percentage Performance	Payout Percentage(1)
Safety	Leading / Lagging	10%	Details provided below			Above Target	180%	18%
Production	Gold (oz. 000)	18%	4,590	5,000	5,170	5,080	147%	26.5%
	Copper (million lb.)	2%	188	205	212	184	0%	0%
Total Cost	Gold ($/ ounce)	40%	$1,383	$1,269	$1,205	$1,150	200%	80%
Project Execution	Milestone/ Cost	10%	Details provided below			Above Target	118%	11.8%
Reserves	(oz. 000)	13%	2.00	6.10	7.50	Below Threshold	0%	0%
Resources	(oz. 000)	7%	3.00	7.50	20.00	8.30	107%	7.1%
(1) Calculated by multiplying “Weighting” x “Performance Percentage”
Total Result =								143.4%

Summary of the Safety metric for 2013: In 2013, we revised our Corporate Performance Bonus to include leading safety metrics which aim to identify and remediate potential safety risks before they result in safety incidents, and to establish visible safety leadership to further instill safe behavior across the Company. We also included a lagging safety metric to measure the results of our continuous improvement efforts and ensure our actions are improving safety performance. In 2013, our safety result was the highest in the Company’s history and among the highest in the ICMM. These results are provided in the following table.

Bonus Structure		Bonus Payment Range			2013 Results
Safety Metric & Purpose	Weighting	Minimum (20%)	Target (100%)	Maximum (200%)	2013 Performance	Performance Percentage	Payout Percentage (1)
Corrective Actions: Identify potential risks and implement actions to remediate	2%	Complete 91% of all actions	Complete 95% of all actions	Complete 100% of all actions	100%	200%	4%
Safety Interactions: Implement additional leadership and engagement actions	2%	Complete 82% of all interaction targets	Complete 90% of all interaction targets	Complete 100% of all interaction targets	114%	200%	4%
Formal Safety Audits: Implement additional leadership and engagement actions	2%	Complete 13 Safety Audits	Complete 15 Safety Audits	Complete 16 Safety Audits	15	100%	2%
TRAFR: Reduce year-over-year Total Reportable Accident Frequency Rate (% reduced)	4%	2%	10%	20%	28%	200%	8%
(1) Calculated by multiplying “Weighting” x “Performance Percentage”
Total Result =	10%					180%	18.0%

44  •  Newmont Mining Corporation 2014 Proxy Statement

Summary of the Project Execution metric for 2013: In 2013, we also revised our project execution metric to ensure it is a more objective, results-based measure of project performance. For major projects that are planned to move into operation, we measure project spend versus budget and expected production. For projects that remain in the study phase, we measure performance based on how the projects are progressing through our investment decision process. The results and corresponding payment are audited by the Company’s Internal Audit department. For 2013, the total project performance yielded a score of 117.8% as noted in the table below.

Project Execution Elements	Factor Weighting	Performance Percentage
Akyem	40%	144%
Phoenix Copper Leach	15%	69%
Conga	20%	200%
Project Advancement	25%	40%
Total Achievement =	100%	117.8%

Corporate Performance Bonus Payments. To calculate the Corporate Performance Bonus percentage for each of the Officers, the respective target percentage of eligible earnings or base salary (in the case of Ms. Brlas, Dr. Dorward-King and Mr. Robison) was multiplied by 143.4%. This percentage is then multiplied by the employee’s eligible earnings (i.e., prorated salary), or annual base salary in the case of Ms. Brlas, Dr. Dorward-King and Mr. Robison, for the year to determine the actual value of the bonus. For Ms. Brlas, Dr. Dorward-King and Mr. Robison, the Company paid corporate performance bonus in 2013 based upon annual base salary, rather than pro-rated base salary earned for partial year employment. The amount of the corporate performance bonus based upon this differentiation from the plan is reflected in the Bonus column of the Summary Compensation Table, rather than the Non-Equity Incentive Plan column of the Summary Compensation Table.

Name(4)	2013 Eligible Earnings (A)	Target Payout (%) (B)	Company Performance % (C)	2013 Payout (A*B*C)
Gary Goldberg(1)	$1,055,151	73.0%	143.4%	$1,104,242
Laurie Brlas(2)	$700,000	50.0%	143.4%	$501,900
Elaine Dorward-King(2)	$450,000	42.5%	143.4%	$274,253
Randy Engel	$613,434	45.0%	143.4%	$395,849
Chris Robison(2)	$700,000	62.5%	143.4%	$627,375
Thomas Mahoney(3)	$482,888	35.3%	143.4%	$244,733

(1)	Mr. Goldberg’s bonus target for 2013 was prorated for the amount of time in each role at each respective bonus target as noted above in the section discussing “Base Salary.”

(2)

For 2013 only, based on the terms of their offer letters, as an additional hiring incentive and to compete with other potential offers, Ms. Brlas’ and Mr. Robison’s Corporate Performance Bonus is based on their annual salary rate rather than eligible earnings (i.e., prorated salary). This approach was also used for Dr. Dorward-King in recognition of forgone bonus opportunity from her former employer for the period of January 1, 2013 until her date of employment.

(3)

Mr. Mahoney’s bonus target for 2013 was prorated for the amount of time in each role at each respective bonus target as noted above in the section discussing “Base Salary.” He also received an assignment premium during the period he served as Interim Chief Financial Officer which is included in his eligible earnings as a basis of payment for the Corporate Performance Bonus.

(4)	Messrs. O’Brien and Ball received a pro-rated target Corporate Performance Bonus based on the Executive Severance Plan of Newmont.

Newmont Mining Corporation 2014 Proxy Statement   •  45

Personal Objectives Bonus.

Personal Objectives Bonus Highlights:

•	Individualized personal objectives established for each Officer by the Compensation Committee;

•	Objectives are pre-approved by the Compensation Committee and the Committee receives a year-end performance assessment from the CEO;

•	Payment ranges from 0-200% of target based on individual performance;

•	Incorporates the leadership areas of strategy, people and organizational development, safety, operational execution and efficiency, corporate sustainability and financial goals;

•	Objectives may be single or multi-year; and

•	Payments based on objective results and reasoned business judgment of the Compensation Committee.

Purpose of the Personal Objectives Bonus: The purpose of the Personal Objectives Bonus is to align personal performance with key individualized objectives that will support the long-term sustainability and performance of the Company. The personal objectives encompass the broad spectrum of responsibilities inherent in senior leadership roles and, in some cases, may not have immediate or tangible measures. The Personal Objectives Bonus component of the executive compensation program provides for a well-rounded assessment of executive performance, resulting in an improved correlation of pay and performance. Specifically, the program serves to provide the ability to:

•	Holistically consider performance against a broad set of strategic, operational, environmental, social, safety and financial business goals;

•	Incentivize and reward efforts that may be difficult to quantify, but provide long-term stockholder value;

•	Reward for timely adjustments to business dynamics not anticipated prior to the performance period;

•

Consider the multitude of complex factors that can affect performance inside and outside of management’s control for the purpose of assessing performance and providing appropriate compensation (e.g., economic cycles, market volatility, and fluctuations in commodities prices);

•	Take an extended long-term perspective ensuring directional alignment of current performance with the vision of the organization’s future;

•	Control the potential risk of sub-optimized results due to a focus on set goals which may no longer be a key priority; and

•	Differentiate awards based on a broad perspective of an individual’s contribution to the Company.

Determining the Personal Objectives Bonus: The Personal Objectives Bonus is not strictly formulaic given the difficulty in explicitly quantifying the aggregate performance. Accordingly, payments under this program are awarded based on results subject to the qualified business judgment of the Compensation Committee. The Compensation Committee can award payments out of a total bonus opportunity assigned to each Officer based upon such Officer’s overall performance against annual objectives. The Compensation Committee receives a year-end performance assessment and recommendation for each of the Officers (except for the Chief Executive Officer) from the Chief Executive Officer. For the Chief Executive Officer, the Board of Directors determines the Personal Objectives Bonus based on his performance against the stated objectives for the year, as well as other factors potentially not contemplated prior to the start of the year. While the Personal Objectives Bonus is based on pre-established individual goals, they do not constitute performance measures that result in automatic payout levels. Instead, they provide a context for the Chief Executive Officer and Compensation Committee to evaluate each Officer’s performance and contributions to the Company’s success when making the bonus payout determinations.

While no single Personal Objective is either material to an understanding of the Company’s compensation policies relating to the Personal Objectives Bonus program or dispositive in the Compensation Committee’s decisions regarding the specific payout levels, in determining the awards for 2013, the Compensation Committee considered the accomplishments as described below for each Officer1.

(1)	Messrs. O’Brien and Ball received pro-rated Personal Objectives Bonuses according to the provision of the Executive Severance Plan of Newmont, as stated in the All Other Compensation column of the Summary Compensation Table.

46  •  Newmont Mining Corporation 2014 Proxy Statement

Personal Objectives for the Chief Executive Officer: Mr. Goldberg’s objectives and a summary of the results for those objectives are listed in the following table. For these achievements in his first year as Chief Executive Officer, Mr. Goldberg received an above-target Personal Objectives Bonus.

Objective	Summary of Results
Lead Newmont’s Safety Journey to improve safety performance and culture	Delivered a step-change in safety performance resulting in the most significant improvement in the Company’s history
Safely, responsibly and profitably produce Newmont’s gold targets within the cost ranges established

Made significant progress in turning around the Company’s operating performance: led consolidated cost reductions of nearly $1 billion ($966 million) on a consolidated basis and delivered gold production at the high-end of guidance

Set the foundation for long-term success; implemented a reconfigured operating model for improved accountability for cost containment over the long-term

Regain a competitive advantage in value creation and capital deployment	Implemented new processes to evaluate investments and optimize Newmont’s asset portfolio to improve value, increase mine life, lower costs and manage risk
Achieve sustainable growth through projects, exploration and/or mergers and acquisitions	Completed key projects on-time and on-budget; divested non-core assets; enhanced value of project development and exploration pipeline through optimization program
Build the pipeline of leadership across all regions	Built a new leadership team, adding diverse talent and improving technical capability for the executive group
Progressing Newmont’s leadership position in social and environmental responsibility	Established a new leadership team for the Sustainability and External Relations function, positioning the Company to build upon the strong community relations and environmental capability in 2014

Personal Objectives results for the other Officers: Key accomplishments for each of the other Officers relative to their Personal Objectives are as follows:

•

Laurie Brlas: During Ms. Brlas’ first four months with the Company, she established relationships with financial institution partners; took primary responsibility for communicating the 2014 Business Plan with the investment community; and maintained Newmont’s investment grade rating. In addition, Ms. Brlas reduced costs and low-value work in the Finance function, initiated a redesign of the Company’s planning process; modified approaches to internal and external reporting; improved performance and bench strength for the function and supported due diligence efforts. Based on these accomplishments, Ms. Brlas received an above-target Personal Objectives bonus.

•

Elaine Dorward-King: In her first year with the organization, Dr. Dorward-King has introduced a revised Sustainability and External Relations (S&ER) strategy, revised water strategy and country strategies for Suriname and Ghana. Contributions also included a revised process for evaluating S&ER risk in investment decisions and enterprise risk management evaluations; realignment of the function to introduce new capabilities while decreasing costs; and serving as influential safety advocate across the organization. These accomplishments have resulted in an above-target Personal Objectives Bonus.

•

Randy Engel: Mr. Engel significantly enhanced the strategy and 2014 Business Plan in response to changing market conditions, ensuring the greatest optionality for Newmont and preserving free cash flow. Throughout 2013, Mr. Engel expanded the Company’s acquisition target field and pursued investment and divestment opportunities to optimize the Company’s portfolio including the successful divestment of approximately $600 million in non-core assets. Within his own function, Mr. Engel reduced costs, effectively transitioned work to the Chief Financial Officer function and built new strategic planning capabilities. The positive outcomes achieved through divestiture and due diligence, along with his other accomplishments serve as the basis for Mr. Engel’s above-target Personal Objective bonus.

•

Chris Robison: In his first year, Mr. Robison delivered strong results across operations including significant improvements in productivity at Tanami and Waihi; overseeing the delivery of Akyem and Phoenix Copper Leach on time and on budget; reducing operating costs globally by 4% and achieved Newmont’s lowest level of safety incidents. Targeted gold production was achieved, however, copper production fell short of anticipated levels. Mr. Robison implemented a new operating model across Operations and Projects and took deliberate steps to increase the bench strength of the organization. These accomplishments have resulted in an above-target Personal Objectives Bonus.

•

Thomas Mahoney: In 2013 Mr. Mahoney served in multiple capacities including VP & Treasurer, as well as interim Chief Financial Officer for six months. Mr. Mahoney’s accomplishments include negotiating a 3-year,

Newmont Mining Corporation 2014 Proxy Statement   •  47

$175-million bilateral line of credit with BNP which provided additional capacity and also increased corporate revolver availability; improving the cost structure of existing line of credit by shifting financiers and efficiently closing out hedge positions in alignment with the 2014 Business Plan and strategy. Additionally, under Mr. Mahoney’s leadership the Company executed successfully on a SAP stabilization project that moved the organization toward realizing the full capabilities of the system and investment and a revised operating model was implemented for the CFO function that reduced costs and increased efficiencies. Mr. Mahoney’s strong performance has resulted in an above-target Personal Objectives Bonus.

The Compensation Committee considered each Officer’s performance and key accomplishments listed above in determining his or her bonus amounts. The Compensation Committee considered Mr. Goldberg’s recommendations, each Officer’s performance and key accomplishments in determining each Officer’s Personal Objectives Bonus amounts. In alignment with Mr. Goldberg’s recommendations, the Committee adopted and approved the following amounts:

Name	2013 Eligible Earnings (A)	Target (%) (B)	Personal Objectives Performance (C)	Payout (A*C)
Gary Goldberg(1)	$1,055,151	73.0%	125%	$962,554
Laurie Brlas(2)	$700,000	50.0%	125%	$437,500
Elaine Dorward-King(2)	$450,000	42.5%	125%	$239,063
Randy Engel	$613,434	45.0%	140%	$386,464
Chris Robison(2)	$700,000	62.5%	135%	$590,625
Thomas Mahoney(3)	$482,888	35.3%	125%	$213,331

(1)	Mr. Goldberg’s bonus target for 2013 was prorated for the amount of time in each role at each respective bonus target as noted above in the section discussing “Base Salary.”

(2)

For 2013 only, based on the terms of their offer letters, as an additional hiring incentive and to compete with other potential offers, Ms. Brlas’ and Mr. Robison’s Personal Objectives Bonus is based on their annual salary rate rather than eligible earnings (i.e., prorated salary). This approach was also used for Dr. Dorward-King in recognition of forgone bonus opportunity from her former employer for the period of January 1, 2013 until her date of employment.

(3)

Mr. Mahoney’s bonus target for 2013 was prorated for the amount of time in each role at each respective bonus target as noted above in the section discussing “Base Salary.” He also received an assignment premium during the period he served as Interim Chief Financial Officer which is included in his eligible earnings as a basis of payment for the Personal Objectives Bonus.

For the year, combining the Corporate Performance Bonus and the Personal Objectives Bonus, each representing 50% of the target annual incentive program, the total annual bonus for the year as a percent of target is displayed in the table below:

Name	2013 Total Actual Bonus	2013 Total Target Bonus[1]	Total Bonus as a % of Target
Gary Goldberg(2)	$2,066,797	$1,540,087	134%
Laurie Brlas(3)	$939,400	$700,000	134%
Elaine Dorward-King(3)	$513,315	$382,500	134%
Randy Engel	$782,313	$552,091	142%
Chris Robison(3)	$1,218,000	$875,000	139%
Thomas Mahoney(4)	$458,064	$341,329	134%

(1)	Target Corporate Performance Bonus + Personal Objectives Bonus.

(2)	Mr. Goldberg’s bonus target for 2013 was prorated for the amount of time in each role at each respective bonus target as noted above in the section discussing “Base Salary.”

(3)

For 2013 only, based on the terms of their offer letters, as an additional hiring incentive and to compete with other potential offers, Ms. Brlas’ and Mr. Robison’s bonus is based on their annual salary rate rather than eligible earnings (i.e., prorated salary). This approach was also used for Dr. Dorward-King in recognition of forgone bonus opportunity from her former employer for the period of January 1, 2013 until her date of employment.

(4)

Mr. Mahoney’s bonus target for 2013 was prorated for the amount of time in each role at each respective bonus target as noted above in the section discussing “Base Salary.” He also received an assignment premium during the period he served as Interim Chief Financial Officer which is included in his eligible earnings as a basis of payment for his bonus.

48  •  Newmont Mining Corporation 2014 Proxy Statement

Long-Term Equity Incentive Compensation.

Long-Term Equity Incentive Compensation Highlights:

•

100% performance-based — all grants are subject to financial operating targets or market-based performance metrics to align with stockholder interests and highly correlate with results-based pay-for-performance

•	Includes two performance-based programs:

•	Strategic Stock Units — performance against earnings targets (EBITDA); and

•	Performance Leveraged Stock Units — stock price performance and company TSR performance relative to peers.

Overview of the Long-Term Equity Incentive Compensation Programs for 2013. The Compensation Committee reviews the executive compensation incentive structure annually for potential adjustments to ensure the programs are aligned with the current business environment and compensation principles. The Company made significant revisions to the long-term incentive (“LTI”) programs in 2012 to further align executive pay with Company performance, reduce complexity and promote good corporate governance. The LTI programs were reviewed again in 2013, which included an independent assessment of the pay and performance alignment. It was determined that the programs are operating as intended with pay appropriately correlated to financial and market performance.

The LTI programs for 2013 included:

•

Strategic Stock Unit (SSU) Awards. SSU awards represent one-third of the Officer’s target LTI value and are earned based on Newmont’s Earnings Before Interest, Tax, Depreciation and Amortization, (“EBITDA”) as defined below, a key financial earnings measure that reflects the Company’s annual earnings performance. This program requires threshold achievement for any funding for the program. The Company has selected EBITDA as it believes this is a key financial measure that aligns with operational components under management’s control. Additionally, it is deemed to support the Company’s long-term sustainability and growth by ultimately strengthening the balance sheet (cash position) to fund operations, projects and dividends, if declared, which aim to drive long-term stockholder returns.

•

Performance Leveraged Stock Unit (PSU) Awards. PSU awards represent two-thirds of the Officer’s target LTI value. This program is aligned with stockholder interests given the program is based on stock price improvement and relative Total Shareholder Return (TSR). Beginning with awards in 2012, there is no minimum award provision or retention floor.

Equity Award Target Values. The Compensation Committee designed target values of equity incentives for each Officer based upon competitive market data and the scope of the respective positions. These target values are expressed as a percentage of base salary as follows:

2013 TARGET LONG-TERM EQUITY INCENTIVES

Name	% of Base Salary[1]
Gary Goldberg	500%
Laurie Brlas	375%
Elaine Dorward-King	270%
Randy Engel	300%
Chris Robison	350%
Thomas Mahoney	120%
Richard O’Brien[2]	—
Russell Ball[2]	—

(1)	LTI target is based on the employee’s salary as of March 1, 2013, or their date of hire if hired at a later date during the year.

(2)

Due to his departure in March, Mr. O’Brien did not receive any 2013 LTI targets. Mr. Ball departed in May 2013, and while he received target awards in 2013, all awards were cancelled according to the terms of the Senior Executive Compensation Program. See the Summary Compensation Table for the targets set for Mr. Ball, which were subsequently cancelled, delivering no value to Mr. Ball.

Newmont Mining Corporation 2014 Proxy Statement   •  49

Determination of Awards. The Compensation Committee grants equity awards, and recommends equity awards for the CEO to the full Board to approve. In addition to the targets discussed above, the Compensation Committee is responsible for determining who should receive awards, when the awards should be made and the number of shares to be granted for each award (in accordance with “Newmont’s Policy with Respect to the Granting of Equity Compensation” as described below). The Compensation Committee considers grants of long-term incentive awards to the Officers each fiscal year. The awards are granted at fair market value (the average of the designated grant date high and low) shortly after the release of quarterly earnings, in which case, financial performance and potentially other material items have already been disclosed publicly, prior to the granting of any awards.

Criteria Considered in Determining the Amount of Equity-Based Compensation Awards. The Compensation Committee considers several factors when determining equity awards for our Officers, including performance, market practice, projected business needs, the projected impact on stockholder dilution, and the associated compensation expense that will be included in our financial statements. Based on these considerations, the Compensation Committee has managed stockholder dilution well within the norms of our peers and stated guidelines from proxy advisory services and institutional investors. For 2013, Newmont’s gross burn rate (annual use of shares as a percentage of shares outstanding) was approximately 0.26%, well below the median of our peer group.

Equity Awards Granted in 2013. The Compensation Committee regularly reviews the Company’s executive pay positioning with the assistance of its independent consultant, Cook & Co., and management. Based on the review, long-term incentive targets were not adjusted for 2013. Awards granted in 2013 were determined in accordance with the terms of each long-term incentive plan as approved by the Compensation Committee, with the exception of the new hire awards for Ms. Brlas, sign-on restricted stock unit award for Dr. Dorward-King, and the shortened vesting period for Mr. Robison’s strategic stock unit award.

Newmont’s Policy with Respect to the Granting of Equity Compensation. The Board has delegated to the Compensation Committee the authority to grant equity to employees below the CEO level; Board of Directors’ approval is required for CEO grants.

Strategic Stock Units.

Strategic Stock Unit Highlights:

•	Performance-based program;

•	Performance is measured against the annual EBITDA target set by the Committee with a performance plus vesting period of 3 years;

•	Program contains a minimum threshold for payout, below which no payment is awarded and contains a cap of 150% of target to ensure pay is appropriate and mitigates incenting excessive risk taking;

•	Pay is aligned with stockholders as SSUs are eventually settled in stock, so pay is “at-risk” to changes in share price over the performance and vesting period;

•	Represents one-third of an Officer’s target LTI program; and

•

EBITDA performance for 2013 was 98.5% of target, resulting in an SSU award of 97% of target; however, due to the change in stock price over the performance period, the average realizable award value as of December 31, 2013 was below target at an average of 60% of target.

Performance Structure of SSUs. Strategic Stock Units (“SSUs”) are a performance-based equity incentive designed to align Officer compensation with the financial performance of the Company by linking pay with performance against the Company’s EBITDA target. EBITDA is measured on a one year basis largely due to the volatility in gold price which makes it difficult to predict long-term earnings without allowing for significant assumptions and adjustments in the incentive program. The one year EBITDA performance period is also used to ensure a higher level of “line of sight” and accountability for senior management. To further ensure results are aligned with long-term performance, share targets are set at the beginning of the performance period and are also subject to share price performance over the three year prorata vesting period.

Determining SSU Awards. The calculation of the SSU awards is determined by the Target Strategic Stock Unit Award and the Performance Multiplier based on EBITDA performance.

SSU Award = Target Strategic Stock Unit Award x EBITDA performance multiplier

50  •  Newmont Mining Corporation 2014 Proxy Statement

•

Target Stock Award. The target strategic stock unit award for each Officer is calculated by multiplying the Officer’s base salary by their target SSU award percentage. This value is then divided by the average of the high and low share price on the date of award to determine the target number of shares or units for each Officer. The target grant is set in number of shares, versus dollars, so that the actual payout/grant is “at-risk” to changes in share price over the performance period.

•

Performance Multiplier. The payment for SSUs can range from 0% to a cap of 150% of target based on the performance against the EBITDA plan target. Performance below threshold results in no award of SSUs. From threshold to target performance, each percentage increase in EBITDA performance corresponds to a two percent increase in the SSU award. To reward exceptional performance, for EBITDA performance above target up to the performance award cap, for each percentage increase in EBITDA performance, the SSU award is increased by four percent. Officers can earn up to 150% of target for exceptional performance. This range of payment is believed to strike an appropriate balance between retention, incentive and mitigation of excessive risk. The performance range is displayed in the graph below:

PERFORMANCE METRIC DEFINITION

For the purposes of the SSU program, EBITDA is defined as:

Attributable Gold and Copper revenue
- Cost Applicable to Sales
= Margin
- Exploration Expense
- Advanced Projects and R&D
- G&A
- Other Expense
+ Other Income
= EBITDA[1]

(1)

Under the program, EBITDA may be adjusted for one-time accounting items such as asset sales and impairments. For 2013, the Company incurred impairments related to the decline in gold price, recoveries and other costs. It was deemed that impairments related to other costs and recoveries should be included in the calculation (reducing the total award). However, as gold price is not within management’s control, impairments related to gold price were not included in the calculation consistent with treatment in other programs.

Determining SSU EBITDA Target. The target for the award is derived from the Company’s financial plan as approved by the Board of Directors prior to the beginning of the performance year. To understand the difficulty of achieving target performance, in 2012 the Compensation Committee reviewed a five year historical analysis against Company targets which indicated performance results of approximately ninety to ninety-nine percent achievement for the period analyzed. The actual 2012 SSU performance was 101.5%. Based on this collective information, the Compensation Committee and management deem the target setting approach to be valid and sufficiently challenging. The performance range for 2013 was set as shown in the chart above to require a minimum acceptable level of performance prior to the funding of the program and capped at an achievable level, with an intent to avoid excessive risk taking.

Newmont Mining Corporation 2014 Proxy Statement   •  51

SSU results for 2013. The Company experienced solid earnings performance in 2013. The EBITDA performance was 98.5% of target resulting in a 97% SSU award. The chart below shows the results for the SSU award for 2013.

2013 EBITDA Plan Target[1] (A)	2013 EBITDA Performance[1] (B)	Percent of Target Achievement (C) = (B/A)	Percent Above (Below) Target (D) = (C)—100%	SSU Performance Multiplier[2] (E)	SSU Payout Percentage (F) = 100%+(D*E)
$2,143	$2,110	98.5%	-1.5%	2	97%

(1)	In millions; adjusted for various factors including gold and copper prices.

(2)	For performance from threshold up to and including target, the multiplier is 2. For performance from target to the cap, the multiplier is 4.

2013 STRATEGIC STOCK UNIT AWARDS

The Company granted Strategic Stock Unit Awards for 2013 performance in the following amounts:

Name(5)	2013 Base Salary (A)	Target % (B)	Target Award Amount (C = AxB)	Award Date FMV of NEM stock (D)	Target Shares Award (E = C/D)	2013 EBITDA Performance Modifier (F)	Payout – # of Shares* (G = ExF)	Value as percent of target as of 12/31/13 (4)
Gary Goldberg(1)	$1,075,000	166.7%	$1,792,025	$40.915	43,798	97.0%	42,484	54.6%
Laurie Brlas(2)	$700,000	125%	$875,000	$30.410	28,773	97.0%	27,910	73.5%
Elaine Dorward-King(1)	$450,000	90%	$405,000	$40.915	9,898	97.0%	9,601	54.6%
Randy Engel(1)	$595,000	100%	$595,000	$40.915	14,542	97.0%	14,106	54.6%
Chris Robison(3)	$700,000	175%	$1,225,000	$33.065	37,048	97.0%	35,937	67.6%
Thomas Mahoney(1)	$386,250	60%	$231,750	$40.915	5,664	97.0%	5,494	54.6%

(1)	Messrs. Goldberg, Engel and Mahoney and Dr. Dorward-King were awarded SSUs for 2013 performance based on the FMV on 02/27/13 of $40.915.

(2)	Ms. Brlas’ SSUs were awarded on September 9, 2013 based on Newmont’s average fair value of $30.41 on that date.

(3)

Per Mr. Robison’s offer terms, his 2013 SSU target is 350% of base salary and was awarded on May 3, 2013 based on Newmont’s average fair value of $33.065 on that date. His award vests 50% in 2014 and 50% in 2015. He was not eligible for other LTI awards, including PSUs in 2013 and is not eligible for additional LTI awards in 2014. Mr. Robison joined Newmont after having retired from Rio Tinto; he joined Newmont with the intent to be employed at least two years to lead the operations role and effectively transition his responsibilities to his successor. Accordingly, Mr. Robison’s compensation terms are customized to this specific timeline and succession objective. The compensation terms for Mr. Robison will be reviewed in 2014 pending the assessment and determination of Mr. Robison’s service to the Company in and beyond 2015 in the role of Executive Vice President, Operations and Projects.

(4)	Based on Newmont’s closing price on December 31, 2013 of $23.03.

(5)	Note: Due to Mr. O’Brien’s and Mr. Ball’s departure from the Company, they did not receive SSU awards in 2014 for 2013 performance.

One third of the Strategic Stock Unit award was paid after the performance period in common shares on the date of grant (February 26, 2014) and two-thirds of the Strategic Stock Unit award will be paid in restricted stock units that vest in equal annual increments on the second and third anniversaries from the date of grant (February 26, 2015, and 2016), except for Ms. Brlas and Mr. Robison whose vesting is as follows:

•	Based on Ms. Brlas hire date, she will receive one-third of the SSU award on September 9, 2014 and one-third on the second and third anniversaries from this date.

•	Per the terms of Mr. Robison’s offer and as described in the footnotes above, Mr. Robison will receive one-half of the SSU award on February 26, 2014 and one-half on February 26, 2015.

The Company accrues cash dividend equivalents on restricted stock units and pays them after vesting when common stock is issued.

52  •  Newmont Mining Corporation 2014 Proxy Statement

2011-2013 Performance Leveraged Stock Units (PSUs).

PSU Compensation Highlights:

•	Long-term pay-for-performance vehicle based on:

•	Newmont’s share price performance versus peers;

•	Absolute share price growth over the performance period; and

•	Performance Period is three years.

•	2011-2013 PSU Performance:

•	TSR performance was near the top quartile of the gold peer group at the 73rd percentile;

•	However, correlated to the drop in gold price and industry market cap decline, Newmont’s stock price declined 58% over the same period;

•	Resulting in a PSU performance of 96% of target; with the change in stock price over the performance period, the average award value was 36% below target.

The Performance Leveraged Stock Units (“PSUs”) align Officer compensation with long-term Company and stock price performance. The number of PSUs earned is determined at the end of a three-year performance period based upon the change in Newmont’s stock price (the “Market Payout Factor”) and the relative performance of Newmont’s stock price versus an industry peer group (the “TSR Payout Factor”). Payment for the PSU program can range from 0% to 200% in total, as detailed below.

Determining PSU Awards. The calculation of the PSU awards is based on the Target Performance Leveraged Stock Unit Award, Market Payout Factor and the TSR Payout Factor:

PSU Award = Target Performance Leveraged Stock Unit Award x (Market Payout Factor + TSR Payout Factor)

Target Performance Leveraged Stock Unit Award. The target stock award for each Officer is calculated by multiplying the Officer’s base salary by their target PSU award percentage. This value is then divided by the average daily closing price for the fourth quarter prior to the performance period (the “baseline”).

Target Performance Leveraged Stock Unit Bonus = (base salary x target %) / baseline

Market Payout Factor (“MPF”). The MPF is based on the absolute stock price change versus the baseline over the three year performance period. The baseline is compared to the average daily closing price of the last quarter of the performance period to determine the overall stock price change. The ratio of the two determines the MPF.

The payment for the MPF can range from a minimum of 0% to a cap of 150% of target based on the absolute stock price performance during the performance period. Officers can earn up to 150% of target to incent performance; the award is capped at 150% in recognition that significant stock price appreciation may be related to changes in commodities prices. This range of payment is believed to strike an appropriate balance between retention, incentive and mitigation of excessive risk. The performance range is displayed in the graph below.

TSR Payout Factor (“TPF”). The TPF is based on the relative Total Shareholder Return (“TSR”) of Newmont over the three-year performance period versus the TSR of an index of gold mining peer companies. The stock prices used in the TPF calculation are based on the same approach as noted for the MPF; however the calculation also adjusts for dividends paid during the period.

Newmont Mining Corporation 2014 Proxy Statement   •  53

The payment for the TPF can range from 0 to 50% of target based on Newmont’s relative share price performance. Newmont’s stock price must reach at least threshold performance for Officers to receive any level of payment. Threshold performance under the TPF is defined as the median (50th percentile) TSR of the peer group index. Upon exceeding the peer group median TSR, each percent increase above the median TSR corresponds to a payment equal to 2% of target, up to a maximum of 50%. This 2% multiplier is used to incent over-achievement yet make the maximum award realizable without incenting excessive risk taking. For example, if Newmont’s TSR percentile ranking reaches the 60th percentile (10% above the median), the resulting payment would be 20% of target (10% above the median X 2% multiplier).

In sum, the maximum PSU payout of 200% of the target PSUs would be awarded if the Company’s stock price at the end of the performance period equals 150% of the baseline and if the Company’s TSR reaches the 75th percentile of the peer group. If the Company’s TSR is at or below the median of the peer group, there will be no PSUs earned for the TPF (TSR) metric.

PSU Peer Group. The companies in the TSR peer group are listed below, and may be altered prospectively from time to time due to mergers, acquisitions or at the discretion of the Compensation Committee:

Agnico Eagle Mines Limited	Gold Fields Limited
Anglogold Ashanti Limited	Harmony Gold Mining Company Limited
Barrick Gold Corporation	Kinross Gold Corporation
Compañía de Minas Buenaventura S.A.A.	Newcrest Mining Limited
Freeport-McMoran Copper & Gold Inc.	Yamana Gold Inc.
Goldcorp Inc.

The TSR peer group varies from the total compensation peer group because the TSR peer group is comprised of only companies with large gold mining operations, irrespective of comparable company size. The Compensation Committee determined that a relative TSR peer group should focus on companies with gold operations, as those are the Company’s direct competitors for investors and are subject to similar market forces related to gold price changes. The total compensation peer group includes companies without gold operations, but those entities are more similar in revenue, net income, total assets, market capitalization and number of employees. The Compensation Committee determined that the total compensation peer group is superior to the TSR peer group for evaluating total compensation, because the companies in the total compensation peer group are the Company’s competitors for employees and their business operations are of a relatively comparable size to Newmont.

54  •  Newmont Mining Corporation 2014 Proxy Statement

PSU results for 2011-2013. 2013 continued to be a challenging period for natural resource and mining companies as discussed in the executive summary. Newmont was not immune to the pressure in the industry. However, Newmont’s stock price sustained the period more favorably than many of its peers. Newmont’s relative TSR versus peers (“TPF”) ended the period near the top quartile of the peer group at the 73rd percentile resulting in a TSR payout factor of 46%. Stock price decline over the performance period was 58% (“MPF”), however, for the 2011 plan, the MPF had a payout floor of 50% which resulted in an overall PSU performance for 2013 of 96%. Beginning with PSU awards in 2012, the MPF floor has been removed. Adjusting for the stock price decline over the period, the award value as of December 31, 2013 as a percent of target was 36%. The chart below shows the payments for each Officer, based on the results of the PSU award for 2013.

Name[1,2]	2011 Base Salary (A)	Target % (B)	Award Amount (C)=(AxB)	Average Closing Price Q4 2010 (D)	Target Shares Award (E=C/D)	2011-2013 Price Appreciation (F)	2011-2013 Relative TSR Ranking (G)	2011-2013 Overall PSU Result	PSU Award (Rounded Down) Ex(F+(G- 50)x2)	Value as percent of target as of 12/31/13[3]
Randy Engel	$575,000	100%	$575,000	$60.97	9,430	50%	73%	96%	9,052	36%
Richard O’Brien[4]	$1,150,000	167%	$1,916,705	$60.97	22,708	50%	73%	96%	21,799	36%
Russell Ball[4]	$620,000	100%	$620,000	$60.97	7,920	50%	73%	96%	7,603	36%

(1)	Mr. Goldberg, Ms. Brlas, Dr. Dorward-King and Mr. Robison were not employed with Newmont on the date of the PSU awards in 2011, and therefore, did not receive a grant for this performance period.

(2)

Mr. Mahoney is not eligible for the PSU program. However, he received a restricted stock unit (RSU) grant in 2013 based on his performance against his personal objectives, which is reflected in the Grants of Plan Based Awards table.

(3)	The closing price of the Company’s stock on 12/31/13 was $23.03.

(4)

Mr. O’Brien and Mr. Ball were eligible for a pro-rated PSU payment. Under the separation terms of the PSU section of the Senior Executive Compensation Program, for those who have separated employment after the first year of the measurement period, the award is prorated and paid out at the lesser of actual or target performance. In this case, the award is paid at the lower actual performance amount.

“Realizable” Compensation for 2013.

To assist stockholders with understanding regular compensation (salary, short-term incentives and long-term incentives, excluding sign-on compensation) for Newmont’s Officers as of December 31, 2013, the following table summarizes actual salary paid, actual short-term incentives (Corporate Performance Bonus and Personal Objectives Bonus) paid for 2013 performance, and long-term incentives (SSUs and PSUs) awarded (targets set) in 2013 with the value based on Newmont’s closing stock price on December 31, 2013. The following table is not intended as a substitute for the Summary Compensation Table required by the Securities and Exchange Commission, which appears at page 61.

		Short-Term Incentives[2]		Long-Term Incentives[3]		Incentive-based Comp as a % of Target
Name	Actual Salary Paid[1]	Total Actual Bonus $	Total Actual Cash $	Value of LTI	2013 “Realizable” Compensation
Gary Goldberg	$1,055,151	$2,066,797	$3,121,948	$2,655,543	$5,777,491	69%
Laurie Brlas	$201,923	$939,400	$1,141,323	$1,975,513	$3,116,837	88%
Elaine Dorward-King	$346,154	$513,315	$859,469	$600,254	$1,459,723	70%
Randy Engel	$613,434	$782,313	$1,395,747	$881,865	$2,277,612	72%
Chris Robison	$453,846	$1,218,000	$1,671,846	$827,629	$2,499,475	99%
Thomas Mahoney	$482,888	$458,064	$940,952	$256,969	$1,197,921	85%

(1)	Salary paid in 2013.

(2)

Short-term incentive columns reflect the amounts paid in 2013 under the Corporate Performance Bonus and the Personal Objectives Bonus as stated in the section “Short-Term Incentives” earlier in this CD&A. Excludes sign-on compensation.

Newmont Mining Corporation 2014 Proxy Statement   •  55

(3)	Long-term incentives reflect:

•

PSU awards made in 2013 for the performance period 2013-2015, payable in 2016. The value reflects target shares times Newmont’s stock price on 12/31/13 of $23.03 resulting in a current award value of approximately 47% of target (stock price basis for determining the 2013 award was $49.20). Based on her hire date, the stock price basis for Ms. Brlas’ PSU award was $30.24 resulting in a current award value of approximately 76%. As stated previously, Mr. Robison was not eligible for a PSU award in 2013 in accordance with his offer terms.

•

SSU awards made in 2013 under the Strategic Stock Unit program as stated in the section “Long-term Incentives” earlier in this CD&A. The value reflects actual share grants based on the SSU award under the program of 97% times Newmont’s stock price on 12/31/13 of $23.03 resulting in a current average award value of approximately 60% of target. As previously noted, the stock price basis for Ms. Brlas’ and Mr. Robison’s SSU awards were $30.41 and $33.065 resulting in a current award value of approximately 74% and 68%, respectively.

•

RSU award made in 2013 to Mr. Mahoney as he is not eligible for the PSU program. The value reflects shares granted times Newmont’s stock price on 12/31/13 of $23.03 resulting in a current award value of approximately 56% of grant date value (stock price basis for determining the 2013 award was $49.20).

Post-Employment Compensation

In order to alleviate concerns that may arise in the event of an employee’s separation from service with the Company and enable employees to focus on Company duties while employed by us, the Company has post-employment compensation plans and policies in place that include Company funded benefits as well as employee contribution-based benefits. Our post-employment compensation plans and policies provide for a broad range of post-employment benefits to our employees, including Officers, and create strong incentives for employees to remain with the Company. The Company’s decisions regarding post-employment compensation take into account the industry sector and general business comparisons to ensure post-employment compensation is aligned with the broader market.

Retirement. The Company offers two tax-qualified retirement plans, the Pension Plan, which is a defined benefit plan and the Savings Plan, which is a defined contribution plan (401(k)). Both of these plans are available to a broad range of Company employees, generally including all U.S. domestic salaried employees. Because of the qualified status of the Pension Plan and Savings Plan, the Internal Revenue Code limits the benefits available to highly-compensated employees. As a result, the Company provides a non-qualified defined benefit plan (Pension Equalization Plan) and a non-qualified savings plan (Savings Equalization Plan) for highly-compensated employees who are subject to the Internal Revenue Code limitations in the qualified plans. The two equalization plans are in place to give highly-compensated employees the full benefit intended under the qualified plans by making them whole for benefits otherwise lost as a result of Internal Revenue Code annual compensation limits.

On a regular basis, usually every three years, the Company reviews its retirement benefits. The purpose of the review is to assess the level of replacement income that the Company’s retirement plans provide for a full career Newmont employee. The Company attempts to maintain a competitive suite of retirement benefits that accomplishes income replacement post retirement. The level of income replacement varies depending on the income level of the employee. The benefits included in the analysis are the pension plan, pension equalization plan, 401(k) matching contribution and social security benefits. The Company retirement benefits are important hiring and retention tools for all levels of employees within the Company.

See the 2013 Pension Benefits Table and 2013 Non-Qualified Deferred Compensation Table for a description of benefits payable to the Officers under the Pension Plan, Pension Equalization Plan and the Savings Equalization Plan.

Change of Control. The Company recognizes that the potential for a change of control can create uncertainty for its employees that may interfere with an executive’s ability to efficiently perform his or her duties or may result in a termination of an executive’s employment with the Company during a critical period. As a result, the Company originally adopted the Executive Change of Control Plan of Newmont in 1998, which was subsequently revised in 2008, to retain executives and their critical capabilities to enhance and protect the best interests of the Company and its stockholders during an actual or threatened change of control. As of January 1, 2012, the Company adopted a new Executive Change of Control Plan that removes the excise tax gross up provided in the prior plan. The new plan applies to employees hired into, or current employees promoted into, eligible positions. The prior plan remains in place for employees who were eligible on, or prior to, December 31, 2011, as required per the terms of the plan. The levels of benefits provided in the 2008 and 2012 Executive the Change of Control Plans are intended to motivate and retain key executives during an actual or threatened change of control.

56  •  Newmont Mining Corporation 2014 Proxy Statement

In the event of a Change of Control, as defined in both the 2008 and 2012 Plans, and a qualifying termination of employment, certain designated Officers receive three times annual pay and other benefits. See the Potential Payments Upon Termination or Change of Control section for potential amounts payable to the Officers under the applicable Change of Control Plan. These benefits, paid upon termination of employment following a change of control on what is sometimes referred to as a “double-trigger” basis, provide incentive for executives to remain employed to complete the transaction and provide compensation for any loss of employment thereafter.

The 2013 Stock Incentive Plan approved by stockholders in 2013 incorporates a double-trigger upon change of control for any equity vesting.

Plans and policies related to change of control effective 2012.

•

Treatment of equity in the event of a change of control for all awards beginning in 2012: For all awards granted in 2012 and thereafter, in the event of a change of control, accelerated vesting of equity compensation will only occur upon employee termination (“double-trigger”).

•

2012 Executive Change of Control Plan (the “2012 ECOC Plan”): The Company adopted a revised change of control plan for any newly hired eligible employee or any employee promoted into an eligible position on or after January 1, 2012. The prior plan remains in place for employees who were eligible on, or prior to, December 31, 2011. The 2012 ECOC Plan contains the following material changes from the prior 2008 Executive Change of Control Plan believed to be consistent with modern severance practices:

•	Removal of the excise tax gross up;

•	Reduction in the formula used for calculating severance;

•	Removal of retirement plan contributions; and

•	Reduction of the time period for continuation of health benefits.

Severance. On October 26, 2011, the Company adopted the Executive Severance Plan of Newmont (the “ESP”) which replaced the Severance Plan of Newmont for employees in executive levels. The ESP provides severance benefits following involuntary termination without cause. The ESP was adopted to mitigate negotiation of benefits upon termination, provide additional protection to the Company and define and cap severance costs. Maximum benefits under the ESP are reduced from the prior severance plan of Newmont. Equity will vest pro-rata (versus full vesting in some cases of previous awards). The pro-rata portion represents the amount deemed to be earned. The purpose of the ESP is to provide income and benefit replacement for a period following employment termination, where termination is not for cause. The ESP allows the terminated employee time and resources to seek future employment.

See the Potential Payments Upon Termination or Change of Control section for potential amounts payable to the Officers.

Officer’s Death Benefit. The Company maintains group life insurance for the benefit of all salaried employees of the Company. In addition, for highly-compensated executives, including the Officers, the Company provides a supplemental Officer Death Benefit Plan. The purpose of the Officer Death Benefit Plan is to provide benefits to Officers of the Company beyond the maximum established in the Company’s group life insurance, as appropriate to their higher income levels.

See the Potential Payments Upon Termination or Change of Control section for potential amounts payable to the Officers under the Officer Death Benefit Plan.

Executive Agreements. All of the Officers are at-will employees of the Company, without employment agreements. However, the Company has agreed to provide Mr. Goldberg with benefits under the Executive Severance Plan of Newmont, pursuant to the terms of such plan, even if the Company alters the terms of such plan.

Newmont Mining Corporation 2014 Proxy Statement   •  57

Other Policies and Considerations

Results of the 2013 Advisory Vote on Executive Compensation (“Say on Pay”)

In 2013, Newmont conducted an advisory vote on the compensation of the Officers in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010, commonly known as “Say on Pay.” As Newmont regularly engages stockholders to discuss a variety of aspects of our business and welcomes stockholder input and feedback, the Say on Pay vote serves as an additional tool to guide the Board and the Compensation Committee in ensuring alignment of the Company’s executive compensation programs with stockholder interests.

The result of our 2013 Say on Pay vote indicates substantial support for the executive compensation of our Officers with 97% (excluding abstentions) of the votes cast “For” the advisory vote on executive compensation. The Compensation Committee reviewed this result, and concluded that this result affirms our stockholders’ support of the Company’s approach to executive compensation. However, consistent with the Company’s ongoing commitment to best practices in compensation governance and strong emphasis on pay for performance, the Compensation Committee took certain actions in 2013 to further align executive pay with stockholder interests, as described in this CD&A. Although the Compensation Committee did not make any changes to our executive compensation program and policies specifically as a result of the 2013 Say on Pay advisory vote, the Compensation Committee’s decisions were informed in part by the broader discussions and best practices resulting from the 2013 Say on Pay process. The Compensation Committee will continue working to ensure that the design of the Company’s executive compensation programs is focused on long-term stockholder value creation, emphasizes pay-for-performance and does not encourage the taking of short-term risks at the expense of long-term results. The Compensation Committee will continue to use the Say on Pay vote as a guidepost for stockholder sentiment and continue to respond to stockholder feedback.

Executive Compensation Risk Assessment

We believe that Newmont’s compensation program for the Chief Executive Officer and Officers is structured in a way that balances risk and reward, yet mitigates the incentive for excessive risk taking. Beyond prudent plan design and compensation policies, in January 2014, the Company’s Enterprise Risk Management (“ERM”) team conducted a risk assessment of the executive compensation program. The ERM team reviewed the executive compensation program changes since the last comprehensive assessment in 2009 and did not uncover risk factors that are reasonably likely to have a material adverse effect on the Company. Based on changes to the executive compensation programs from 2010 through 2013, it was determined that these changes further reduced incentive for excessive risk taking. The changes include the discontinued use of stock options, discontinued use of Financial Performance Shares (which was deemed duplicative to the Corporate Performance Bonus), addition of the SSU program and revisions to the Corporate Performance Bonus which result in a more objective metric structure for the Project Execution component. However, one change, the removal of the guaranteed floor for payout for the PSU program (originally 50%), was deemed to minimally increase the incentive for risk taking, but we believe this risk to be rare and this design ultimately provides improved pay-for-performance alignment for our compensation program.

In addition to the Company’s risk assessment process, the incentive program results are reviewed by the Company’s Internal Audit function (which formally reports to the Audit Committee of the Board of Directors) to further ensure program process and calculations are accurate and conform to the rules contained within each respective program.

Accelerated Vesting of Stock Awards

Change of Control. A change of control will have certain immediate effects on stock awards granted prior to 2012 to Officers. Immediately prior to a change of control, the following occurs:

•

PSUs: PSU performance will be measured using the change of control price of the Company stock. The pro-rata percentage of the actual payout of PSUs correlating to the period of time that elapsed prior to the change of control shall be granted in common stock. For the remainder of the actual PSUs correlating to the performance period that did not elapse prior to the change of control, the Company will issue restricted stock units that will vest at the end of the performance period. In the event that the acquiring company will not issue equity, the acquiring company may issue cash equivalent awards; and

58  •  Newmont Mining Corporation 2014 Proxy Statement

•	SSUs: All restrictions to outstanding granted SSU awards shall vest upon a double trigger of change of control and termination of employment.

Treatment of equity in the event of a change of control: For all awards granted in 2012 and thereafter, in the event of a change of control, accelerated vesting of equity compensation (primarily unvested restricted stock units and stock options) will only occur upon employee termination.

Death/Long-Term Disability/Retirement/Severance

•

PSUs: In the event of death or disability during the performance period, payout is pro-rated at target and common stock is issued as soon as practicable. In the event of severance during the first year of the performance period, all PSUs are forfeited. In the event of severance after the first year of the performance period, payout is pro-rated at the lesser of target or actual performance and paid at the end of the performance period. In the event of retirement under the Pension Plan (entitling the executive to immediate pension benefits), the Company will issue a pro-rata award at the end of the performance period based upon actual performance.

•

SSUs: In the event of death or disability during the performance period, payout is pro-rated at target and common stock is issued as soon as practicable. In the event of severance, all SSUs are forfeited for the performance period at the time of separation with severance. For SSUs that have been earned but are not yet vested at the time of separation with severance, such SSU grants shall vest in a pro-rata amount based upon the period elapsed in the vesting period. In the event of retirement under the Pension Plan (entitling the executive to immediate pension benefits), the Company will issue a pro-rata SSU award for the portion of the year of separation and provide pro-rata vesting of unvested outstanding awards based upon the period elapsed in the vesting period.

Granting Stock Options. In 2012, the Company altered its long-term equity compensation program to exclude stock option awards, and for the covered period of this CD&A, no stock options were awarded. However, historical stock option awards have been subject to the following policies and procedures. The Company:

•	does not have a program, plan or practice to time stock option grants to its executives in coordination with the release of material nonpublic information;

•	does not set the date of its stock option grants to newly-hired executives in coordination with the release of material nonpublic information;

•	does not plan to time, nor has it timed, the release of material nonpublic information for the purpose of affecting the value of executive compensation; and

•	does not have a program, plan or practice related to setting stock option prices based on the value of the Company’s stock on a date other than the stock option’s actual grant date.

Stock Ownership Guidelines. The Company’s stock ownership guidelines require that all Officers own shares of the Company’s stock, the value of which is a multiple of base salary. For the Officers, the stock ownership guidelines are as follows:

STOCK OWNERSHIP GUIDELINES

Name	Multiple of Base Salary
Gary Goldberg	5
Laurie Brlas	3
Elaine Dorward-King	3
Randy Engel	3
Chris Robison	3

Note: Mr. Mahoney is not subject to the stock ownership guidelines in his role as Vice President and Treasurer.

Stock ownership guidelines were put in place to increase the alignment of interests between executives and stockholders by encouraging executives to act as equity owners of the Company. The Compensation Committee sets the ownership guidelines by considering the size of stock awards. Unvested shares of restricted stock, restricted stock units and shares held in retirement accounts are considered owned for purposes of the

Newmont Mining Corporation 2014 Proxy Statement   •  59

guidelines. The Compensation Committee reviews compliance with the guidelines annually. Executives who are new to their positions have five years to comply with the guidelines. All of the executives identified above are in compliance with the stock ownership guidelines or fall within the exception period.

Restrictions on Trading Stock. The Company has adopted a stock trading policy for its employees, including the Officers. The policy prohibits certain employees from trading during specific periods at the end of each quarter until after the Company’s public disclosure of financial and operating results for that quarter, unless they have received the approval of the Company’s General Counsel. The Company may impose additional restricted trading periods at any time if it believes trading by employees would not be appropriate because of developments at the Company that are, or could be, material. In addition, the Company requires pre-clearance of trades in Company securities for its Officers, and prohibits buying shares on margin or using shares as collateral for loans.

Perquisites. The Company’s philosophy is to provide minimal perquisites to its executives. The Company did not provide perquisites in an aggregate amount of $10,000 or more to any Officer in 2013.

In 2013, the Compensation Committee approved financial advisory services for the executives beginning in 2014. The benefit was approved on the basis that it assists with managing personal complexity with financial planning at this level and supports greater focus on Company business. The benefit value ranges from $12,000 to $15,000 depending on employee level. The amount will be paid by the Company but will not be grossed up; employees will have the responsibility of paying the tax liability associated with the imputed income for the benefit. Separately, as the Company believes in promoting financial wellness for all employees, the Company also provides access to individual financial planning services for all employees under the terms of the agreement with the Company’s 401(k) administrator.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation in excess of $1,000,000 that the Company may deduct in any one year with respect to its chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer) whose compensation must be included in this proxy statement because they are the most highly compensated executive officers. There are exceptions to the $1,000,000 limitation for performance-based compensation meeting certain requirements. For 2013, Corporate Performance Bonuses, Personal Objectives Bonuses, Performance Leveraged Stock Units and Strategic Stock Units do not meet the performance-based exception under Section 162(m) are therefore subject to the $1,000,000 deduction limit. Thus, in 2013, Officer compensation amounts are greater than $1,000,000 and a portion of their salaries, bonuses, stock awards and other compensation items are not deductible by the Company. In 2013, Messrs. Goldberg, Engel, Robison and Dr. Dorward-King compensation amounts are greater than $1,000,000 and a portion of their salaries, bonuses, stock awards, and other compensation items are not deductible by the Company.

The Company is primarily focused on designing compensation programs that are intended to incentivize executive performance that will lead to long-term value creation for our stockholders. Nonetheless, the Company did include certain plans in the 2013 proxy statement that would allow the Company the ability to utilize the 162(m) performance-based exemption beginning in 2014 and beyond. Accordingly, where appropriate, we may in the future attempt to structure compensation in a manner such that it meets the performance-based exception requirements under Section 162(m), although we have made no commitment to do so.

60  •  Newmont Mining Corporation 2014 Proxy Statement

Executive Compensation Tables

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compen- sation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) ($)		All Other Compen- sation(7) ($)	Total ($)
Gary Goldberg	2013	$1,055,151	$0	$5,283,906	$0	$2,066,796	$310,202		$47,167	$8,763,222
President and Chief Executive Officer	2012	$789,041	$640,261	$3,270,461	$0	$306,898	$223,590		$46,120	$5,276,371
Laurie Brlas	2013	$201,923	$1,168,419	$3,145,806	$0	$270,982	$48,380		$32,493	$4,868,003
Executive Vice President and Chief Financial Officer
Elaine Dorward-King	2013	$346,154	$492,826	$1,469,369	$0	$394,857	$79,118		$42,709	$2,825,033
Executive Vice President, Sustainability and External Relations
Randy Engel	2013	$613,434	$0	$1,754,705	$0	$782,313	$0	(9)	$12,000	$3,162,452
Executive Vice President,	2012	$575,000	$317,218	$1,941,183	$0	$182,464	$1,834,076		$97,612	$4,947,553
Strategic Development	2011	$575,000	$388,125	$1,394,751	$628,320	$194,062	$1,186,910		$46,253	$4,413,421
Chris J. Robison	2013	$453,846	$928,307	$2,449,984	$0	$789,693	$134,091		$44,659	$4,800,581
Executive Vice President, Operations and Projects
Richard T. O’Brien	2013	$259,066	$0	$0	$0	$0	$0	(10)	$7,552,182	$7,811,248
Former Chief Executive	2012	$1,150,000	$634,435	$6,470,633	$0	$608,212	$1,545,049		$117,547	$10,525,876
Officer	2011	$1,150,000	$0	$4,673,868	$1,999,200	$646,875	$1,519,837		$94,401	$10,084,181
Russell Ball(8)	2013	$248,000	$0	$1,848,897	$0	$0	$0	(10)	$4,149,621	$6,246,518
Former Executive Vice	2012	$620,000	$205,226	$2,093,092	$0	$196,743	$1,747,765		$114,392	$4,977,218
President and Chief Financial Officer	2011	$620,000	$279,000	$1,475,794	$694,960	$209,250	$1,256,504		$45,201	$4,580,709
Thomas P. Mahoney	2013	$482,888	$0	$463,485	$0	$458,064	$285,429		$12,000	$1,701,866
Former Interim Chief Financial Officer
(1)	Salary disclosed is salary paid in 2013, which is slightly greater than salary earned in 2013, based on payroll periods, as 2013 included payout of one payroll cycle from 2012.

(2)

Amounts shown for Ms. Brlas, Dr. Dorward-King and Mr. Robison represent sign-on bonuses paid in 2013 and differentiation from the Annual Incentive Compensation Program payments. The differentiation from the Annual Incentive Compensation Program for Ms. Brlas, Dr. Dorward-King and Mr. Robison is a calculation of such payout based on annualized salary rate rather than salary paid in the year. Ms. Brlas received a sign on bonus of $500,000, and a differentiation from the Annual Incentive Compensation Program of $668,419. Dr. Dorward-King received sign on bonus in the amount of $325,000, $49,368 as bonus compensation she would have otherwise received in 2013 from her former employer, and a differentiation from the Annual Incentive Compensation Program of $118,458. Mr. Robison received a sign on bonus of $500,000 and a differentiation from the Annual Incentive Compensation Program of $428,307. In prior years, the Personal Objectives Bonus was reflected in this column. Based upon more concrete metrics and plan provisions, the Personal Objectives Bonus is now reflected in the non-equity incentive plan compensation column.

(3)

Amounts shown represent the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC 718”). For the Strategic Stock Units, the grant date fair value is the target number of shares granted, multiplied by the fair market value on the date of grant, and the maximum value is 150% of the target. The Company’s 2005 and 2013 Stock Incentive Plans define fair market value of the stock as the average of the high and low sales price on the date of the grant, which is the grant date fair value for the Strategic Stock Units. The fair market value on the date of grant, February 27, 2013, was $40.915, and the grant values are shown in the Grants of Plan Based Awards Table. Ms. Brlas’ 2013 SSU award on September 9, 2013, has a different grant date than the other participants and thus a fair market value of $30.41 per share, the average of the high and low sales price on September 9, 2013, the date of grant. Mr. Robison’s 2013 SSU award on May 3, 2013, has a different grant date than the other participants and thus a fair market value of $33.065 per share, the average of the high and low sales price on May 3, 2013, the date of grant. Pursuant to ASC 718, the aggregate grant date fair value of Performance Leveraged Stock Units is determined by multiplying the target number of shares by a Monte Carlo calculation model, which determined a grant date fair value of the 2013-2015 (payout 2016) Performance Leveraged Stock Units of $47.95 per share for each participating Named

Newmont Mining Corporation 2014 Proxy Statement   •  61

Executive Officer with the exception of Ms. Brlas. Because Ms. Brlas’ 2013 PSU award is based upon the average closing stock price for the three months prior to her hire date of September 9, 2013, rather than the average closing stock price of the fourth quarter of 2012, and the three year performance period is September 9, 2013 to September 9, 2016, rather than January 1, 2013 to December 31, 2015, the Monte Carlo grant date fair value on her 2013-2015 (payout 2016) PSU award is $39.24 per share. Such amounts are shown in the Grants of Plan Based Awards Table. The maximum value of the Performance Leveraged Stock Units is 200% of target. According to the terms of his offer letter, Mr. Robison received only Strategic Stock Units for 2013 and no Performance Leveraged Stock Unit award. Amounts shown for Dr. Dorward-King include a sign on restricted stock unit award of 6,816 restricted stock units with a fair market value (average of the high and low on the date of grant, March 18, 2013) of $40.345. The restricted stock unit award has a three year ratable vesting period.

(4)

Amounts shown represent the aggregate grant date fair value computed in accordance with the ASC 718, which is the number of options granted multiplied by the Black Scholes value. The Black Scholes value in April 2011 was $19.04.

(5)

Amounts shown represent Corporate Performance Bonuses and the Personal Objectives Bonuses paid in cash. The executives received bonuses as follows: Mr. Goldberg corporate $1,104,242 and personal $962,554; Ms. Brlas corporate $144,779 and personal $126,203; Dr. Dorward-King corporate $210,963 and personal $183,894; Mr. Engel corporate $395,849 and personal $386,464; Mr. Robison corporate $406,760 and personal $382,933, and; Mr. Mahoney corporate $244,733 and personal $213,331.

(6)

Amounts shown represent the increase in the actuarial present value under the Company’s qualified and non-qualified defined benefit pension plans. The PEP interest rate is based upon the PBGC interest rate. At December 31, 2013, the PBGC lump sum interest rate was 1.75%, at December 31, 2012, the PBGC lump sum interest rate was .75%, and at December 31, 2011, the PBGC lump sum interest rate was 1.50%. At December 31, 2013, the FASB rate was 5.25%, at December 31, 2012, the FASB rate was 4.30% and at December 31, 2011, the FASB rate was 5.35%.

(7)	Amounts shown are described in the All Other Compensation Table below.

(8)

Mr. Ball separated employment from the Company on May 2, 2013 and therefore his 2013 performance leveraged stock unit and strategic stock unit grants were cancelled pursuant to the terms of the Senior Executive Compensation Program of Newmont and he received no actual value.

(9)

Based on the increase in the PBGC lump sum interest rate in 2013 and planned decreases to the Pension Plan of Newmont in 2014, Mr. Engel experienced a decrease of $223,340 in his pension value for 2013.

(10)

Messrs. O’Brien and Ball experienced a decrease in the present value of their qualified pension benefits and received payout of their non-qualified pension benefits in 2013. See All Other Compensation Table for such amounts.

62  •  Newmont Mining Corporation 2014 Proxy Statement

Refer to the Compensation Discussion and Analysis section of this Proxy Statement for a description of the components of compensation, along with a description of all material terms and conditions of each component. In 2013, salary and bonus payments accounted for 12% of Mr. Goldberg’s total compensation as reflected in the Summary Compensation Table. Salary and bonus accounted for 28%, 30%, 19%, 29% and 28% of Ms. Brlas’, Dr. Dorward-King’s, Mr. Engel’s, Mr. Robison’s and Mr. Mahoney’s total compensation, respectively, as reflected in the Summary Compensation Table.

2013 ALL OTHER COMPENSATION TABLE

Name	Company Contributions to Defined Contribution Plans ($)	Change in Value of Post- Retirement Medical and Life Insurance ($)		Perquisites(1) ($)	Relocation Reimbursement and Tax Gross- Ups(2) ($)	Consulting Services Fees ($)(3)	Termination Payments(4) ($)	Total ($)
Gary Goldberg	$12,000	$35,167		—	—	—	—	$47,167
Laurie Brlas	$11,308	—		—	$21,185	—	—	$32,493
Elaine Dorward-King	$12,000	—		—	$30,709	—	—	$42,709
Randy Engel	$12,000	$(39,075	)(5)	—	—	—	—	$12,000
Chris J. Robison	$12,000	—		—	—	$32,659	—	$44,659
Richard T. O’Brien	$12,000	—		—	—	—	$7,540,182	$7,552,182
Russell Ball	$12,000	—		—	—	—	$4,137,621	$4,149,621
Thomas P. Mahoney	$12,000	$(31,545	)(5)	—	—	—	—	$12,000

(1)

The Company provides a limited number of perquisites to its executive officers. See the Compensation Discussion and Analysis section for a description of perquisites. The Company did not provide perquisites in an aggregate amount of $10,000 or more to any Named Executive Officer in 2013.

(2)

For Ms. Brlas this amount includes $14,410 in relocation costs and $6,775 in tax gross-ups on relocation costs. For Dr. Dorward-King this amount includes $20,888 in relocation costs and $9,821 in tax gross-ups on relocation costs. These amounts are in accordance with the Company’s standard relocation policies.

(3)

Prior to his date of hire, Mr. Robison provided consulting services to the Company in connection with labor negotiation strategy, safety effectiveness and operational efficiencies. Under his consulting arrangement, Mr. Robison received $625 per hour for services rendered. The consulting arrangement terminated on April 15, 2013.

(4)

For Mr. O’Brien this amount includes severance benefits under the Executive Severance Plan of Newmont in the amounts of: $2,300,000 and $398,076 and a pension equalization plan distribution amount of $4,842,105. For Mr. Ball this amount includes severance benefits under the Executive Severance Plan of Newmont in the amounts of $225,346 and $930,000 and a pension equalization plan distribution amount of $2,982,275.

(5)	Messrs. Engel and Mahoney experienced a decrease in the value of their post-retirement medical and life insurance benefits based upon an increased discount rate.

Newmont Mining Corporation 2014 Proxy Statement   •  63

2013 GRANTS OF PLAN-BASED AWARDS TABLE

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value Of Stock and Option Awards(3) ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary Goldberg
2013 AICP (Corporate & Personal Objectives Bonus)		$154,009	$1,540,086	$3,080,172
2013 PSU (payable 2016)	2/27/2013				0	72,824	145,648		$3,491,911
2013 SSU (payable 2014)	2/27/2013				21,899	43,798	65,697		$1,791,995
Laurie Brlas
2013 AICP (Corporate & Personal Objectives Bonus)		$20,192	$201,924	$403,848
2013 PSU (payable 2016)	9/9/2013				0	57,870	115,740		$2,270,819
2013 SSU (payable 2014)	9/9/2013				14,387	28,773	43,160		$874,987
Elaine Dorward-King
2013 AICP (Corporate & Personal Objectives Bonus)		$29,423	$294,230	$588,460
New Hire RSU Grant(4)	3/18/2013							6,816	$274,992
2013 PSU (payable 2016)	2/27/2013				0	16,463	32,926		$789,401
2013 SSU (payable 2014)	2/27/2013				4,949	9,898	14,847		$404,977
Randy Engel
2013 AICP (Corporate & Personal Objectives Bonus)		$55,209	$552,090	$1,104,180
2013 PSU (payable 2016)	2/27/2013				0	24,186	48,372		$1,159,719
2013 SSU (payable 2014)	2/27/2013				7,271	14,542	21,813		$594,986
Chris Robison
2013 AICP (Corporate & Personal Objectives Bonus)		$56,731	$567,308	$1,134,616
2013 SSU (payable 2014)(5)	5/3/2013				37,048	74,096	111,144		$2,449,984
Thomas Mahoney
2013 AICP (Corporate & Personal Objectives Bonus)		$34,133	$341,330	$682,660
2013 SSU (payable 2014)	2/27/2013				2,832	5,664	8,496		$231,743
2013 RSU Grant(6)	2/27/2013							5,664	$231,743
Richard T. O’Brien
2013 AICP (Corporate & Personal Objectives Bonus)(7)		$39,808	$398,077	$796,154
Russell Ball
2013 AICP (Corporate & Personal Objectives Bonus)(7)		$22,320	$225,346	$450,692
2013 PSU(8) (payable 2016)	2/27/2013				0	26,828	53,656		$1,286,403
2013 SSU (payable 2014)(8)	2/27/2013				7,576	15,153	22,730		$619,985

(1)

Amounts shown represent threshold, target and maximum amounts for 2013 Corporate & Personal Objectives Bonuses. The Corporate Performance Bonus has a minimum threshold of 20% payout and the Personal Objectives Bonus has no minimum threshold. The Compensation Committee established the target for corporate metrics and personal objectives in March 2013. Payments of Corporate & Personal Objectives Bonuses for 2013 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Refer to the Compensation Discussion and Analysis for a description of the criteria for payment of Corporate & Personal Objectives Bonuses.

(2)

Amounts shown represent the threshold, target and maximum number of shares of the Performance Leveraged Stock Unit bonuses potentially awardable for the targets set in 2013, which will pay out in 2016. Amounts shown also represent the threshold, target and maximum number of shares of the Strategic Stock Unit bonuses potentially awardable for the targets set in 2013, which will pay out in 2014.

(3)

Amounts shown represent the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC 718”). For the Strategic Stock Units, the grant date fair value is the target number of shares granted multiplied by the fair market value on the date of grant. The Company’s 2005 and 2013 Stock Incentive Plans define fair market value of the stock as the average of the high and low sales price on the date of the grant, which is the grant date fair value for the Strategic Stock Units. The fair market value on the date of grant, February 27, 2013, was $40.915, and the grant values are shown in the Grants of Plan Based Awards Table.

64  •  Newmont Mining Corporation 2014 Proxy Statement

Ms. Brlas’ 2013 SSU award on September 9, 2013, has a different grant date than the other participants and thus a fair market value of $30.41 per share, the average of the high and low sales price on September 9, 2013, the date of grant. Mr. Robison’s 2013 SSU award on May 3, 2013, has a different grant date than the other participants and thus a fair market value of $33.065 per share, the average of the high and low sales price on May 3, 2013, the date of grant. Such amounts are shown in the Stock Awards column of the Summary Compensation Table. Pursuant to ASC 718, the aggregate grant date fair value of Performance Leveraged Stock Units is determined by multiplying the target number of shares by a Monte Carlo grant date fair value $47.950 for the 2013-2015 (payout 2016) Performance Leveraged Stock Unit grant, and such amounts are shown in the Stock Awards column of the Summary Compensation Table. Ms. Brlas’ 2013 PSU award is based upon the average closing stock price for the three months prior to her hire date of September 9, 2013, rather than the average closing stock price of the fourth quarter of 2012, and the three year performance period is September 9, 2013 to September 9, 2016, rather than January 1, 2013 to December 31, 2015, the Monte Carlo grant date fair value on her 2013-1015 (payout 2016) PSU award is $39.24 per share.

(4)

Dr. Dorward-King received a sign-on award of 6,816 restricted stock units with a fair market value (average of the high and low on the date of grant, March 18, 2013) of $40.345. The restricted stock unit award has a three year ratable vesting period.

(5)	According to the terms of his offer letter, Mr. Robison received only Strategic Stock Units for 2013 and no Performance Leveraged Stock Unit award.

(6)

Mr. Mahoney is not eligible for the PSU program. He is eligible for a restricted stock unit program that has a target number of shares based on employee grade level and payout based on personal performance. Mr. Mahoney received 5,664 restricted stock units at a fair market value (average of the high and low on the date of grant, February 27, 2013) of $40.915. The restricted stock unit award has a three year ratable vesting period.

(7)

Following separation of employment in 2013, Messrs. O’Brien and Ball received pro-rated target Corporate Performance and Personal Objectives Bonuses based on the terms of the Executive Severance Plan of Newmont. Such amount is reflected in the All Other Compensation column of the Summary Compensation Table.

(8)	Both the PSU and SSU grants to Mr. Ball from 2013 were cancelled in full upon his separation of employment pursuant to the terms of the Senior Executive Compensation Program of Newmont.

Newmont Mining Corporation 2014 Proxy Statement   •  65

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(1) (#)	Number of Securities Underlying Unexercised Options(2)(#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)

Name	Exercisable	Unexercisable
Gary Goldberg						8,342	(5)	$192,116
2012 SSU (payout 2013-2015)						14,272	(6)	$328,684
2012-2015 PSU (payout 2015)									59,422	$1,368,489
2013-2016 PSU (payout 2016)									145,648	$3,354,273
2013 SSU (payout 2014-2016)									65,697	$1,513,002
Laurie Brlas
2013-2016 PSU (payout 2016)(7)									115,740	$2,665,492
2013 SSU (payout 2014-2016)(8)									43,160	$993,975
Elaine Dorward-King						6,816	(9)	$156,972
2013-2016 PSU (payout 2016)									32,926	$758,286
2013 SSU (payout 2014-2016)									14,847	$341,926
Randy Engel	3,750		$45.74	12/7/04	12/7/14
	3,750		$45.16	10/26/05	10/26/15
	8,500		$57.71	4/26/06	4/26/16
	25,000		$44.49	4/28/08	4/28/18
	41,863		$39.95	5/4/09	5/4/19
	34,982		$55.675	4/29/10	4/29/20
	22,000	11,000(10)	$58.685	4/25/11	4/25/21
						3,171	(11)	$73,028
2012 SSU (payout 2013-2015)						8,472	(6)	$195,110
2011-2013 PSU (payout 2014)									18,860	$434,346
2012-2014 PSU (payout 2015)									35,270	$812,268
2013-2015 PSU (payout 2016)									48,372	$1,114,007
2013 SSU (payout 2014-2016)									21,813	$502,353
Chris Robison
2013 SSU (payout 2014-2016)(12)									111,144	$2,559,646
Richard T. O’Brien	300,000		$26.91	10/31/08	3/1/16(13)
2011-2013 PSU (payout 2014)									31,436	$723,971
2012-2014 PSU (payout 2015)									58,784	$1,353,796
Russell Ball
2011-2013 PSU (payout 2014)									10,168	$234,169
2012-2014 PSU (payout 2015)									19,015	$437,915
Thomas Mahoney	6,250		$45.74	12/7/04	12/7/14
	6,250		$45.16	10/26/05	10/26/15
	12,500		$57.71	4/26/06	4/26/16
	4,168		$42.06	4/30/07	4/30/17
	14,250		$44.49	4/28/08	4/28/18
	15,697		$39.95	5/4/09	5/4/19
	10,890		$55.675	4/29/10	4/29/20
	8,500	4,250(10)	$58.685	4/25/11	4/25/21
						1,514	(14)	$34,867
						2,715	(11)	$62,526
						4,268	(15)	$98,292
						5,664	(6)	$130,442
2013 SSU (payout 2014-2016)									8,496	$195,663

(1)	From 2006 to 2011 stock options were granted one time per year. Stock options were granted two times per year prior to 2006. The Company did not grant stock options in 2012 or 2013.

(2)	Stock options vest at the rate of 33 1/3% per year, unless accelerated as explained in the Compensation Discussion and Analysis section.

(3)	Assumes stock price of $23.03, the closing price on December 31, 2013.

(4)

Maximum number of Performance Leveraged Stock Unit (200% target) bonuses (with the exception of Messrs. O’Brien and Ball) and Strategic Stock Unit (150% target) bonuses are shown for all outstanding targets for which performance and grant are not yet determined, which are described in the Compensation Discussion and Analysis. For Messrs. O’Brien and Ball, the target Performance Leveraged Stock Units is shown, as they will be entitled to the lesser of pro-rated target or actual payout

66  •  Newmont Mining Corporation 2014 Proxy Statement

at the time of payout according to the Senior Executive Compensation Program. Messrs. O’Brien and Ball are not entitled to a Strategic Stock Unit bonus according to the Senior Executive Compensation Program.

(5)	Vesting date is December 5, 2014.

(6)	Vesting dates are February 27, 2014 and 2015.

(7)

Based on her hire date, Ms. Brlas’ 2013 PSU award is based upon the average closing stock price for the three months prior to her hire date of September 9, 2013, and the three year performance period is September 9, 2013 to September 9, 2016. The Monte Carlo grant date fair value on her 2013-2015 (payout 2016) PSU award is $39.24 per share.

(8)

Based on Ms. Brlas hire date, she will receive one-third of the SSU award on September 9, 2014, and one-third on the second and third anniversaries from this date with a fair market value of $30.41 per share, the average of the high and low sales price on September 9, 2013, the date of grant.

(9)	Vesting dates are March 18, 2014, 2015 and 2016.

(10)	Vesting date is April 25, 2014.

(11)	Vesting date is March 2, 2014.

(12)

Pursuant to Mr. Robison’s offer terms, his 2013 SSU target is 350% of base salary and was awarded on May 3, 2013 based on Newmont’s fair market value of $33.065 on that date. His award vests 50% in 2014 and 50% in 2015. He was not eligible for other LTI awards, including PSUs in 2013 and is not eligible for additional LTI awards in 2014.

(13)	Pursuant to the terms of the Stock Option Award Agreement dated October 31, 2008, this option expires thirty-six months from the date of termination of Mr. O’Brien’s employment.

(14)	Vesting date is February 28, 2014.

(15)	Vesting dates are May 1, 2014 and 2015.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary Goldberg	—	—	15,478	$486,880
Laurie Brlas	—	—	—	—
Elaine Dorward-King	—	—	—	—
Randy Engel	—	—	26,762	$1,066,815
Chris J. Robison	—	—	—	—
Richard T. O’Brien	—	—	190,035	$7,606,221
Russell Ball	—	—	29,469	$1,164,536
Thomas P. Mahoney	—	—	6,647	$249,313

Newmont Mining Corporation 2014 Proxy Statement   •  67

2013 PENSION BENEFITS TABLE(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gary Goldberg	Pension Plan	2	$63,803	—
	Pension Equalization Plan	2	$480,200	—
Laurie Brlas	Pension Plan	.33	$28,406	—
	Pension Equalization Plan	.33	$19,974	—
Elaine Dorward-King	Pension Plan	.83	$28,050	—
	Pension Equalization Plan	.83	$51,067	—
Randy Engel	Pension Plan	20	$712,909	—
	Pension Equalization Plan	20	$3,993,834	—
Chris Robison	Pension Plan	.67	$29,028	—
	Pension Equalization Plan	.67	$105,063	—
Richard T. O’Brien(2)	Pension Plan	7.583	$327,464	—
	Pension Equalization Plan	7.583	—	$4,842,105
Russell Ball(2)	Pension Plan	19	$460,811	—
	Pension Equalization Plan	19	—	$2,982,275
Thomas P. Mahoney	Pension Plan	19.75	$955,500	—
	Pension Equalization Plan	19.75	$2,339,427	—

(1)	All calculations in the 2013 Pension Benefits Table were calculated using target Corporate Performance Bonus and Personal Objectives Bonus for 2013.

(2)	Messrs. O’Brien and Ball separated employment with the Company in 2013, and their qualified pension benefits are payable according to the terms of the Pension Plan of Newmont.

The Company provides two tax-qualified retirement plans, a Pension Plan and a Savings Plan (401(k) plan). In addition, the Company offers a non-qualified pension plan (the “Pension Equalization Plan”), and non-qualified savings plan (the “Savings Equalization Plan”) for highly compensated employees.

Pension Plan. Mr. Goldberg, Ms. Brlas, Dr. Dorward-King, Mr. Engel, Mr. Robison and Mr. Mahoney are participants in the qualified Pension Plan. The Pension Plan is available to a broad group of Company employees, which generally includes U.S. domestic salaried employees of the Company. The plan provides for post-retirement payments determined by a formula based upon age, years of service and pension-eligible earnings for employees hired before January 1, 2007, called the final average pay calculation. For employees hired after January 1, 2007, the plan provides for post-retirement payments determined by a formula based upon years of service.

Final Average Pay Calculation. Age 62 is the normal retirement age under the Pension Plan for final average pay calculation, meaning the age upon which the employee may terminate employment and collect benefits, or a participant may retire at age 55 with 10 years of service and collect reduced benefits immediately. If a Pension Plan participant terminates employment prior to age 55, but has a vested benefit by having acquired 5 years of service with the Company, the participant will begin to collect a benefit at age 62. If the participant terminates employment prior to age 55, but has 10 or more years of service with the Company, the participant may elect to collect a reduced benefit at age 55. If a participant attains the age of 48, has 10 years of service, and is terminated from employment within 3 years of a change of control, the participant is entitled to commence benefits. The Pension Plan utilizes the same definition of change of control as the Executive Change of Control Plan. The formula based upon age and years of service for benefits provides a strong incentive for Company employees to remain employed with the Company, even in times of high demand in the employment marketplace.

According to the Pension Plan, at the normal retirement age of 62, the Company calculates the monthly pension benefit amount through the following formula:

1.75% of the average monthly salary minus (-) 1.25% of the participant’s primary social security benefit times (×) the participant’s years of credited service

To determine the average monthly salary, the Company calculates the highest average from 5 consecutive prior years of employment within the last 10 years of employment of regular pay, vacation pay, cash bonus and a change of control payment, if applicable. As of December 31, 2012, severance payments are not included as

68  •  Newmont Mining Corporation 2014 Proxy Statement

pensionable earnings. Salary does not include stock based compensation, foreign assignment premiums, signing bonuses, fringe benefits, payments from non-qualified plans or indemnity benefit payments. In the event a vested participant dies prior to the commencement of benefit payments, the participant’s legal spouse receives survivor benefits which are calculated based upon the pension benefit that the participant would have received upon retirement the day prior to death with an additional reduction factor applied. If the participant does not have a legal spouse, there is no benefit paid.

In the event of early retirement, meaning after reaching the age of 55 and at least 10 years of service, a participant is eligible to collect a monthly pension benefit upon retirement using the formula above with the following reductions:

EARLY RETIREMENT REDUCTIONS

Age at Termination	Years of Service	Reduction
55	At least 30	no reduction — payable upon termination
60	At least 10	lesser of 1/3 of 1% for each month of service less than 30 years of service (4% per year) or 1/3 of 1% for each month by which the date of benefit commencement precedes age 62 (4% per year) payable upon termination
At least 55	At least 10	1/3 of 1% for each month by which the date of benefit commencement precedes age 62 (4% per year) payable upon termination
Under 55	At least 10	1/2 of 1% for each month by which the date of benefit commencement precedes age 62 (6% per year) payable following termination and attainment of age 55
	At least 30	No reduction — payable at age 55

CHANGE OF CONTROL EARLY RETIREMENT

Age	Years of Service	Reduction
48 at time of change of control	At least 10	Lower reduction of 2% for each year by which termination precedes age 62, or applicable reduction above

STABLE VALUE CALCULATION

For a participant in the stable value pension, benefits are determined as follows:

Full Years of Services Completed by the end of the Plan Year	Percentage of Salary up to and including Social Security Wage Base	Percent of Salary Over the Social Security Wage Base
0-9	13%	21%
10-19	15%	23%
20+	17%	25%

The stable value benefit, as of a given date, is the sum of all of the amounts accrued for each year of service. Salary in the stable value pension is defined the same as in the final average pay pension. Normal retirement age under the stable value pension is 65 and the vesting period is 5 years. If a stable value participant has 5 years of service and separates employment with Newmont prior to age 65, the participant is entitled to a reduced benefit. Under the stable value pension, participants may take their benefit in lump sum or an annuity.

Messrs. Engel and Mahoney have vested benefits under the Pension Plan by virtue of five or more years of service. Mr. Goldberg, Ms. Brlas, Dr. Dorward-King and Mr. Robison participate in the stable value calculation of the Pension Plan of Newmont based upon their dates of hire and none of them have vested benefits under the Pension Plan, as they do not have five years of service with the Company.

The Pension Plan contains a cap on eligible earnings as required by the Internal Revenue Code as well as a cap on benefits as required by section 415 of the Internal Revenue Code. This cap limits the pension benefits that executive-grade employees of the Company can receive under the Pension Plan.

Pension Equalization Plan. The Pension Equalization Plan provides for an actuarially determined present value cash lump sum amount upon retirement at age 62, or upon termination after 5 years of service with the Company. The Company determines the lump sum amount by calculating a full pension benefit under the Pension Plan,

Newmont Mining Corporation 2014 Proxy Statement   •  69

utilizing the definition of Salary from the Pension Equalization Plan, and subtracting the actual benefit owed under the Pension Plan that is subject to the cap in benefits. The definition of Salary under the Pension Equalization Plan excludes bonus amounts in the form of restricted stock for executives hired or promoted to executive status after January 1, 2004. In other words, if a Company executive attained executive status before January 1, 2004, that executive will have restricted stock bonus amounts included as eligible earnings in the Pension Equalization Plan until December 31, 2007. Any bonus amounts in the form of restricted stock after December 31, 2007, will not be included for pension equalization benefits calculation purposes. The Company will calculate Salary for any executive entitled to include restricted stock in the definition of salary as of December 31, 2007. When such executive terminates employment with the Company, the executive shall receive benefits under the Pension Equalization Plan calculated with the higher of the salary calculation as of December 31, 2007, that includes restricted stock, or the salary calculation at the time of termination that excludes restricted stock.

If a participant dies while employed with the Company, or after retirement but before receipt of benefits under the Pension Equalization Plan, and the participant was entitled to benefits under the Pension Plan, the participant’s legal spouse receives survivor benefits which are calculated based upon the full Pension Equalization benefit minus the Pension Plan benefit amount. If the Company terminates a participant for cause, the participant forfeits all benefits under the Pension Equalization Plan.

Pension Calculation Assumptions. The qualified pension present value uses a discount rate at December 31, 2013, of 5.25% and FASB mortality. The pension equalization value uses a pension equalization plan lump sum rate of 1.75% as of December 31, 2013, and mortality as defined in the Pension Equalization Plan to determine the lump sum payable at an executive’s earliest unreduced retirement age. The present value of the qualified and pension equalization pensions are also discounted from the earliest unreduced retirement age to current age using the FASB rate of 5.35%.

2013 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Gary Goldberg	—	—		—	—	—
Laurie Brlas	—	—		—	—	—
Elaine Dorward-King	$14,711	$1,385	(3)	$288	—	$16,384
Randy Engel	—	—		—	—	—
Chris Robison	—	—		—	—	—
Richard T. O’Brien	—	—		$3,559	$73,550	$0	(2)
Russell Ball	$50,890	—		$100,232	$1,223,088	$0	(2)
Thomas P. Mahoney	$0	—		$3,390	—	$93,709

(1)	Amounts shown are included in the Salary column of the Summary Compensation Table.

(2)	Messrs. O’Brien and Ball received full distribution of their Savings Equalization Plan balances following separation of employment in 2013.

(3)	Amount included in Company Contributions to Defined Contribution Plans column of All Other Compensation Table and column.

Amounts shown are part of the Company’s Savings Equalization Plan. The Company maintains a Savings Plan and a Savings Equalization Plan for eligible employees.

70  •  Newmont Mining Corporation 2014 Proxy Statement

Savings Plan. The Savings Plan is the Company’s defined contribution plan that is available to a broad group of Company employees, which generally includes U.S. domestic salaried employees of the Company. The Savings Plan provides that eligible employees may contribute before-tax or after-tax compensation to a plan account for retirement savings. Under the Savings Plan, the Company will match 100% of the first 6% of a participant’s contribution to the Savings Plan up to a limit of $12,000 annually. The Company contribution vests as follows:

SAVINGS PLAN VESTING SCHEDULE

Years of Service	Percentage of Company Contribution Vested
Less than 1 year	0
1 year	20
2 years	40
3 years	60
4 or more years	100

In the event of death, disability, retirement, change of control (same definition as Executive Change of Control Plan explained in the Potential Payments Upon Termination or Change of Control section below) or termination of the Savings Plan, a participant is fully vested in the Company contribution component of the Savings Plan. In accordance with the Internal Revenue Code, the Savings Plan limits the before-tax and after-tax contributions that highly compensated participants may make to the Savings Plan.

Savings Equalization Plan. The Savings Equalization Plan allows eligible participants the opportunity to defer up to 100% of compensation (minus before-tax contributions under the Savings Plan) beyond the Internal Revenue Code limitations set forth in the Savings Plan on a pre-tax basis. The Savings Equalization Plan is a non-qualified deferred compensation plan. To participate in the Savings Equalization Plan, an employee must have a base salary over $175,000 and be eligible to participate in the Savings Plan of Newmont. The purpose of the Savings Equalization Plan is to allow highly compensated employees a way to defer additional compensation for post-employment savings purposes beyond the limits set forth in the Savings Plan. A participant’s deferred compensation is contributed at the direction of the participant to various hypothetical investment alternatives. Such investments are selected by a committee of Company representatives, with the advice of professional investment managers. Company matching contributions were credited to a participant’s account in phantom shares of Company stock until October 2013, when the Company transitioned to matching in cash rather than phantom shares of Company stock. The Company contribution in the Savings Equalization Plan is subject to a cap of $12,000 per year (in the aggregate with any Company contribution to the Savings Plan) for each participant. The Savings Equalization Plan contains a 4 year vesting period for the Company contribution that is the same as for the Savings Plan.

Upon distribution of Savings Equalization Plan accounts, the participant receives a cash amount equal to the value of the contributions if such contributions had been invested in such hypothetical investments, as of the applicable valuation date. A participant receives distribution of Savings Equalization amounts in lump-sum form, or at a pre-selected distribution date in the future according to the provisions of the plan.

In the event a participant of the Savings Equalization Plan terminates employment with the Company due to retirement, death or disability, or change of control, the Company contribution will vest at 100% regardless of years of service, and the participant receives a single lump sum cash payment for the value of the accounts and Company match as soon as administratively possible following the applicable valuation date. In the event a participant of the Savings Equalization Plan terminates employment with the Company for any reason other than retirement, death, change of control or disability, the participant receives a single lump sum cash payment for the value of the accounts and the applicable percentage of vested Company match based upon years of service as provided above, as soon as administratively possible following the applicable valuation date. A participant in the Savings Equalization Plan is subject to the risk of decline in his or her account if the hypothetical investments chosen decline in value. In the event the Company terminates the employment of a participant of the Savings Equalization Plan due to cause, the participant forfeits all Company contributions under the Savings Equalization Plan.

In early 2010, the Company established a trust for participants’ account balances in the Savings Equalization Plan and the Company funds the participant account balances in the trust. The assets held in this trust may be subject to claims of the Company’s creditors in the event the Company files for bankruptcy.

Newmont Mining Corporation 2014 Proxy Statement   •  71

Potential Payments Upon Termination or Change of Control

Terms of Plans: See the Compensation Discussion and Analysis section and the text following the tables for a description of the material terms, conditions and assumptions for any of the Company’s benefit plans.

Retirement Benefits: Messrs. Engel and Mahoney have vested benefits under the Pension Plan and Pension Equalization Plan. Mr. Goldberg, Ms. Brlas, Dr. Dorward-King and Mr. Robison have not yet vested in the Pension Plan or the Pension Equalization Plan as they have not attained 5 years of service. See the Pension Benefits Table for the present value of benefits under these plans.

Voluntary Termination: The Named Executive Officers would receive no payments or other benefits upon voluntary termination, except for vested benefits under the Pension Plan and Pension Equalization Plan. See the Pension Benefits Table for the present value of benefits under these plans.

Termination Not For Cause: On October 25, 2011, the Board of Directors and the Compensation Committee of the Board adopted an Executive Severance Plan applicable to the Senior Director and above levels of the Company. Under the Executive Severance Plan, any eligible employee who is subject to involuntary termination of employment for any reason other than cause is entitled to severance benefits. Cause is defined as engagement in illegal conduct or gross negligence, or willful misconduct or any dishonest or fraudulent activity, breach of any contract, agreement or representation with the Company, or violation of Newmont’s Code of Business Ethics and Conduct. Severance benefits consist of: 1) a fixed number of months of base salary; 2) target pro-rated bonus if terminated between March 31 and December 31 (if terminated January 1- March 31, bonus is paid out at actual for the prior year, with no bonus for the year of termination); 3) medical benefits for the severance period, not to exceed 18 months; and 4) outplacement services for up to 12 months. The range of fixed number of months of base salary for the Named Executive Officers is 24 months of salary for Mr. Goldberg, 15 months of salary + 1 month of salary for every year of service up to a maximum of 18 months of salary for Ms. Brlas, Dr. Dorward-King, and Mr. Engel, and 12 months of salary for Mr. Mahoney. Mr. Robison does not participate in the Executive Severance Plan. Mr. Robison joined Newmont after having retired from Rio Tinto; he joined Newmont with the intent to be employed at least two years to lead the operations role and effectively transition his responsibilities to his successor. Accordingly, Mr. Robison’s compensation terms are customized to this specific timeline and succession objective. The compensation terms for Mr. Robison will be reviewed in 2014 pending the assessment and determination of Mr. Robison’s service to the Company in and beyond 2015 in the role of Executive Vice President, Operations and Projects. For equity grants in the case of separation of employment under the Executive Severance Plan, there shall be a pro-rata percent acceleration of restricted stock units that have already been granted. There shall be a pro-rata grant of any Performance Leveraged Share Unit bonus that is beyond the first performance year in the lesser amount of target or actual payout. The calculations below in the termination tables utilize the target payout for Performance Leveraged Share Unit bonuses.

Termination For Cause: No additional benefits are payable in any case of termination for cause. The Company’s plans generally define cause as stated above.

Change of Control: Acceleration of any equity grant requires a double-trigger of a change of control and a termination of employment, with the exception of a final stock option award granted in April 2011, which vests upon a change of control. Importantly, in April 2014, the final tranche of the April 2011 stock option award will vest, leaving no further single trigger equity awards. The cash bonus plan provides for payment of target Corporate Performance Bonus and Personal Objectives Bonus upon a change of control. The Pension Plan provides a retirement option at age 48 with 10 years of service and a lesser reduction factor in benefits, compared to circumstances not involving a change of control. Additionally, the Savings Plan and Savings Equalization Plan provide for immediate vesting of the Company matching contributions which is capped at a cumulative total of $12,000 per year for both plans.

The Company’s Executive Change of Control Plan applies to executive grade level employees, including the Officers, in the event of a change of control, which is generally defined as:

1)	The acquisition of beneficial ownership of 20% or more of either (a) the then outstanding shares of the Company; or (b) the combined voting power of the then outstanding shares of the Company entitled to vote generally in the Election of Directors (but not an acquisition by a Company entity or Company benefit plan); or

72  •  Newmont Mining Corporation 2014 Proxy Statement

2)	The individuals constituting the Company’s Board of Directors on January 1, 2008 (for 2008 Executive Change of Control Plan) and January 1, 2012 (for 2012 Executive Change of Control Plan), cease to constitute at least a majority of the Board, with certain exceptions allowing the Board the ability to vote in new members by a majority; or

3)	Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation. The acquisition of assets of another corporation does not constitute a change of control if certain requirements are met to evidence that the Company is the acquiring company and will conduct the business of the combined entity going forward.

Termination After Change of Control: Messrs. Goldberg, Engel and Mahoney are subject to the 2008 Executive Change of Control Plan and Ms. Brlas, Dr. Dorward-King and Mr. Robison are subject to the 2012 Executive Change of Control Plan. The plans provide for enhanced benefits in the case of termination following change of control of the Company (within three years for the 2008 plan and within two years for the 2012 plan), in most cases based on salary and bonus payments in previous years.

Executives are eligible for benefits under the change of control plans if terminated within the requisite time period of a change of control or if the executive terminates for good reason within the requisite time period of a change of control. The Change of Control Plans generally defines good reason as any of the following without the executive’s prior consent: (a) material reduction in salary or bonus compensation from the level immediately preceding the change of control; (b) requiring the executive to relocate his or her principal place of business more than 35 miles (50 miles in the 2012 Executive Change of Control Plan) from the previous principal place of business; (c) failure by the employer to comply with the obligations under the Change of Control Plan; or (d) assigning the executive duties inconsistent with the executive’s position immediately prior to such assignment or any action resulting in the diminution of the executive’s position, authority, duties or responsibilities.

If an executive is eligible for termination benefits under the Executive Change of Control Plan, the executive is entitled to:

•	pro-rated bonus determined by percentage of the year worked at target level;

•

2 times the “annual pay” for most executives and 3 times for individuals specified by the Board. Annual pay is defined as annual salary, annual cash bonus at the highest amount that the executive received in the three years prior to the change of control, and the highest employer matching contribution made to the Savings Plan on behalf of the executive in the three years prior to the change of control;

•

for a three year period (or the COBRA period for the 2012 Executive Change of Control Plan), health, dental, vision, prescription, disability and life insurance benefits for the executive and his or her family, and;

•	outplacement services consistent with the Company’s practices during the one-year period prior to the change of control.

For participants in the 2008 Executive Change of Control Plan, the executive is entitled to the following additional benefits:

•

a cash amount equal to the actuarial equivalent of three years of additional benefits under the Pension Plan, Pension Equalization Plan, Savings Equalization Plan and credit for three additional years under these plans for purposes of actuarial calculations, and

•	certain gross-up payments for excise taxes on the change of control payment.

Messrs. Goldberg, Engel and Mahoney participate in the 2008 Executive Change of Control Plan at three times annual pay level as of December 31, 2013. Ms. Brlas, Dr. Dorward-King and Mr. Robison participate in the 2012 Executive Change of Control Plan at three times annual pay level as of December 31, 2013. These individuals are designated for the enhanced benefits because they all hold positions that would require continuity during a change of control or threatened change of control. In addition, the positions that the designated individuals hold are at high risk for change of personnel in the event of a change of control and the enhanced benefit provides additional incentive for such executives to stay with the Company despite any concerns regarding a change of control.

An unvested participant of the pension plan who is separated from employment following a change of control vests in the pension plan. See the Pension Benefits Table and following text for pension values and unvested participants.

Newmont Mining Corporation 2014 Proxy Statement   •  73

Death: Upon the death of one of the Named Executive Officers, payment is made to the estate based on the terms of the Officers’ Death Benefit Plan. The Officers’ Death Benefit Plan provides for a cash payment upon the death of currently employed executive-level officers of the Company, as well as eligible retired executive-level officers. The Officer Death Benefit Plan provides a lump sum cash benefit paid by the Company upon death as follows:

•	3 times final annual base salary for an executive officer who dies while an active employee;

•	1 times final annual base salary for an eligible executive officer who dies after retiring at or after normal retirement age of 62; and

•

30% to 90% of final annual base salary for an eligible executive officer who dies after separating employment but who retired prior to normal retirement age, depending on the number of years remaining to normal retirement age.

As of December 31, 2013, Mr. Goldberg, Ms. Brlas, Dr. Dorward-King, Mr. Engel, Mr. Robison and Mr. Mahoney were currently employed executive-level officers of the Company, and thus eligible for the Officer Death Benefit Plan. In the event of death during employment an unvested participant of the pension plan who dies while employed vests in the pension plan. See the Pension Benefits Table and following text for pension values and unvested participants.

Disability: The Company had a short-term disability plan effective through December 31, 2013 that provided for up to five months of disability absence with base pay depending upon the employee’s years of service with the Company. As of January 1, 2014, the short-term disability benefits provide for 100% of base pay (salary and bonus) for the initial eight weeks of disability and 60% of base pay for the remainder of short-term disability for a total period of up to six months. In the event of long-term disability, the Company has an insurance plan that provides a maximum monthly benefit to executives and officers of the Company of $13,000 per month. The maximum benefit period for the long-term disability benefit varies depending upon the age on date of disability.

Disability Coverage: The value of disability coverage is based on the incremental additional cost to the Company for additional coverage. The 2008 Executive Change of Control Plan generally provides for 3 years of disability coverage for the Named Executive Officers who receive the three times benefit and the 2012 Executive Change of Control Plan does not provide for disability benefits continuation.

2013 Performance Bonuses: All amounts shown for Bonuses include Corporate Performance Bonuses, Performance Leveraged Stock Unit bonuses and Strategic Stock Unit bonuses and are calculated at target level for 2013 performance. The Personal Objectives Bonuses are calculated at target.

Accelerated Vesting of Restricted Stock and Stock Options: The amounts shown assume vesting as of December 31, 2013, of restricted stock units or stock options at the December 31, 2013, closing price of $23.03. The amounts shown do not include any vested stock awards.

Performance Leverage Stock Unit Bonus: The amounts shown for the Performance Leveraged Stock Unit Bonus in the event of a Change of Control assume target payout and a stock price of $23.03 the December 31, 2013, closing price, because there is no change of control price to determine actual payout, as contemplated by the PSU program.

Incremental Non-Qualified Pension: The amounts shown as Incremental Non-Qualified Pension are based on 3 additional years of service credit following termination of employment in the case of change of control for those Named Executive Officers who participate in the 2008 Executive Change of Control Plan. All amounts payable are based upon the same assumptions and plan provisions used in the Summary Compensation Table and Pension Benefits Table, except that the Termination After Change of Control calculation does not include a present value discount.

Health Care Benefits: The value of health care benefits disclosed below is based on the incremental additional cost to the Company for the length of coverage specified in the Executive Severance Plan of Newmont, the Executive Change of Control Plans or Disability Plan, except that for Change of Control, the amount is determined without any present value discount.

Life Insurance: Life insurance coverage and proceeds are provided under the terms of the Officers Death Benefit Plan.

74  •  Newmont Mining Corporation 2014 Proxy Statement

280G Tax Gross-Up: The Company adopted an Executive Change of Control Plan in 2012 that eliminates a 280G tax gross-up, and provides for the payment of the higher of the change of control payment with the application of the excise tax imposed by Section 4999 of the Code, or a reduced change of control payment to an amount at which the excise tax does not apply. For named Executive Officers eligible for benefits under the 2008 Change of Control Plan (which has been frozen to new participants as of January 1, 2012), the Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income taxes and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G taxes, if payment to an individual beneficiary exceeds 110% of the safe harbor under Section 4999. If the payment to the individual does not exceed 110% of the safe harbor under Section 4999, the change of control benefit will be reduced to fall within the safe harbor, rather than providing an excise tax gross-up. Any 280G tax gross-up amounts reflected in the tables below assume that the executive is entitled to a full reimbursement by the Company of any (a) excise taxes that are imposed on the executive as a result of the change of control, (b) any income and excise taxes imposed on the executive as a result of the Company’s reimbursement of the excise tax amount, and (c) any additional income taxes and excise taxes that are imposed on the executive as a result of the Company’s reimbursement to the executive for any excise or income taxes. The calculation of the 280G gross-up amount in the tables below is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 4.63% state income tax rate. For purposes of the Section 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement. For any employee hired or promoted into an executive position after January 1, 2012, the Company does not provide a 280G tax gross-up benefit.

The following tables describe the estimated potential payments upon termination or change of control of the Company for the Named Executive Officers. The amounts shown assume that the termination or change of control occurred on December 31, 2013. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

POTENTIAL PAYMENTS ON TERMINATION

	Termination Not For Cause ($)	Change of Control ($)	Termination After Change of Control ($)	Death ($)	Disability ($)
Gary Goldberg
Base Benefit	$3,732,727	—	—	—	—
Bonus (Corporate and Personal Objectives)	$1,540,087	$1,540,087	—	$1,540,087	$1,540,087
Strategic Stock Unit Bonus	—	—	—	$336,215	$336,215
Performance Leveraged Stock Unit Bonus	$1,015,185	$1,015,185	$1,346,196	$1,015,185	$1,015,185
Change of Control Payment	—	—	$6,102,477	—	—
Accelerated Vesting of Restricted Stock Units	$331,240	$192,116	$328,541	$328,684	$328,684
Accelerated Vesting of Stock Options	—	—	—	—	—
Incremental Non-Qualified Pension	—	—	$1,246,672	—	—
Health Care Benefits and Life Insurance Coverage	$59,898	—	$125,129	—	—
Life Insurance Proceeds	—	—	—	$3,225,000	—
Disability Coverage	—	—	$3,780	—	—
Outplacement Services	$15,000	—	$15,000	—	—
280G Tax Gross-Up	—	—	$6,285,508	—	—
Total	$6,694,137	$2,747,388	$15,453,303	$6,445,171	$3,220,171

Newmont Mining Corporation 2014 Proxy Statement   •  75

POTENTIAL PAYMENTS ON TERMINATION, CONTINUED

	Termination Not For Cause ($)	Change of Control ($)	Termination After Change of Control ($)	Death ($)	Disability ($)
Laurie Brlas
Base Benefit	$1,076,923	—	—	—	—
Bonus (Corporate and Personal Objectives)	$700,000	$700,000	—	$700,000	$700,000
Strategic Stock Unit Bonus	—	—	—	$220,881	$220,881
Performance Leveraged Stock Unit Bonus	—	$138,733	$1,194,013	$138,733	$138,733
Change of Control Payment	—	—	$4,200,000	—	—
Accelerated Vesting of Restricted Stock Units	—	—	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Incremental Non-Qualified Pension	—	—	—	—	—
Health Care Benefits and Life Insurance Coverage	$36,369	—	$46,998	—	—
Life Insurance Proceeds	—	—	—	$2,100,000	—
Disability Coverage	—	—	$1,890	—	—
Outplacement Services	$15,000	—	$15,000	—	—
280G Tax Gross-Up	—	—	—	—	—
Total	$1,828,292	$838,733	$5,457,901	$3,159,614	$1,059,614
Elaine Dorward-King
Base Benefit	$856,731	—	—	—	—
Bonus (Corporate and Personal Objectives)	$382,500	$382,500	—	$382,500	$382,500
Strategic Stock Unit Bonus	—	—	—	$75,976	$75,976
Performance Leveraged Stock Unit Bonus	—	$126,366	$252,777	$126,366	$126,366
Change of Control Payment	—	—	$2,497,500	—	—
Accelerated Vesting of Restricted Stock Units	$41,569	—	$156,972	$156,972	$156,972
Accelerated Vesting of Stock Options	—	—	—	—	—
Incremental Non-Qualified Pension	—	—	—	—	—
Health Care Benefits and Life Insurance Coverage	$17,536	—	$24,086	—	—
Life Insurance Proceeds	—	—	—	$1,350,000	—
Disability Coverage	—	—	$1,890	—	—
Outplacement Services	$15,000	—	$15,000	—	—
280G Tax Gross-Up	—	—	—	—	—
Total	$1,313,336	$508,866	$2,948,225	$2,091,814	$741,814
Randy Engel
Base Benefit	$1,444,591	—	—	—	—
Bonus (Corporate and Personal Objectives)	$552,091	$552,091	—	$552,091	$552,091
Strategic Stock Unit Bonus	—	—	—	$111,626	$111,626
Performance Leveraged Stock Unit Bonus	$673,581	$673,581	$506,729	$673,581	$673,581
Change of Control Payment	—	—	$3,584,730	—	—
Accelerated Vesting of Restricted Stock Units	$143,799	$73,028	$195,110	$268,138	$268,138
Accelerated Vesting of Stock Options	—	—	—	—	—
Incremental Non-Qualified Pension	—	—	$3,200,553	—	—
Health Care Benefits and Life Insurance Coverage	$41,649	—	$93,113	—	—
Life Insurance Proceeds	—	—	—	$1,785,000	—
Disability Coverage	—	—	$3,780	—	—
Outplacement Services	$15,000	—	$15,000	—	—
280G Tax Gross-Up	—	—	$3,950,062	—	—
Total	$2,880,711	$1,298,700	$11,549,077	$3,390,436	$1,605,436

76  •  Newmont Mining Corporation 2014 Proxy Statement

POTENTIAL PAYMENTS ON TERMINATION, CONTINUED

	Termination Not For Cause ($)	Change of Control ($)	Termination After Change of Control ($)	Death ($)	Disability ($)
Chris Robison(1)
Base Benefit	—	—	—	—	—
Bonus (Corporate and Personal Objectives)	—	$875,000	—	$875,000	$875,000
Strategic Stock Unit Bonus	—	—	—	$853,215	$853,215
Performance Leveraged Stock Unit Bonus	—	—	—	—	—
Change of Control Payment	—	—	$4,725,000	—	—
Accelerated Vesting of Restricted Stock Units	—	—	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Incremental Non-Qualified Pension	—	—	—	—	—
Health Care Benefits and Life Insurance Coverage	—	—	$27,907	—	—
Life Insurance Proceeds	—	—	—	$2,100,000	—
Disability Coverage	—	—	$1,890	—	—
Outplacement Services	—	—	$15,000	—	—
280G Tax Gross-Up	—	—	—	—	—
Total	—	$875,000	$4,769,797	$3,828,215	$1,728,215
Thomas Mahoney
Base Benefit	$744,850	—	—	—	—
Bonus (Corporate and Personal Objectives)	$341,329	$341,329	—	$341,329	$341,329
Strategic Stock Unit Bonus	—	—	—	$43,480	$43,480
Performance Leveraged Stock Unit Bonus	—	—	—	—	—
Change of Control Payment	—	—	$2,002,014	—	—
Accelerated Vesting of Restricted Stock Units	$130,995	$34,867	$291,260	$326,128	$326,128
Accelerated Vesting of Stock Options	—	—	—	—	—
Incremental Non-Qualified Pension	—	—	$1,620,142	—	—
Health Care Benefits and Life Insurance Coverage	$19,079	—	$66,980	—	—
Life Insurance Proceeds	—	—	—	$1,158,000	—
Disability Coverage	—	—	$3,780	—	—
Outplacement Services	$10,000	—	$10,000	—	—
280G Tax Gross-Up	—	—	$1,974,407	—	—
Total	$1,280,068	$376,196	$5,968,583	$1,868,937	$710,937

(1)	Pursuant to the terms of his offer letter, Mr. Robison is not eligible for benefits under the Executive Severance Plan of Newmont.

Newmont Mining Corporation 2014 Proxy Statement   •  77

POTENTIAL PAYMENTS ON RETIREMENT

Retirement
Thomas Mahoney(1)
Base Benefit	$3,294,927
Bonus (Corporate and Personal Objectives)	$341,329
Strategic Stock Unit Bonus	$43,480
Performance Leveraged Stock Unit Bonus	—
Change of Control Payment	—
Accelerated Vesting of Restricted Stock Units	$130,995
Accelerated Vesting of Stock Options	—
Incremental Non-Qualified Pension	—
Health Care Benefits and Life Insurance Coverage	—
Life Insurance Proceeds	—
Disability Coverage	—
Outplacement Services	—
280G Tax Gross-Up	—
Total	$3,810,731

(1)	Mr. Mahoney is the only NEO who is currently retirement eligible under the Pension Plan of Newmont. See Pension Benefits Table for retirement benefit valuations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and Directors and holders of greater than 10% of the Company’s outstanding common stock to file initial reports of their ownership of the Company’s equity securities and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of the copies of such reports furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with in 2013.

78  •  Newmont Mining Corporation 2014 Proxy Statement

Proposal No. 2 — Ratify Appointment of

Auditors

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the independent auditors for Newmont and its subsidiaries for 2014, after evaluation of audit quality, fees, independence and other relevant factors. PwC has served as Newmont’s independent auditors since 2002.

The Board is asking that stockholders ratify the appointment of PwC as independent auditors. If stockholders fail to ratify the appointment of PwC, the Audit Committee may reconsider this appointment. Representatives of PwC are expected to be present at the Annual Meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PwC AS NEWMONT’S INDEPENDENT AUDITORS FOR 2014.

INDEPENDENT AUDITORS FEES

PwC billed the following fees in 2013 and 2012 for professional services rendered to Newmont:

	2013	2012
Audit Fees	$6,000,792	$6,602,743
Audit-Related Fees(1)	$62,679	$244,675
Tax Fees(2)	$83,969	$165,985
All Other Fees(3)	$21,240	$20,920
Total(4)	$6,168,680	$7,034,323

(1)	Primarily relates to fees for system implementation review and recommendation projects as well as annual agreed-upon procedures at our foreign subsidiaries pursuant to local statutory requirements.

(2)	Primarily relates to fees related to tax planning and other advisory services.

(3)	Represents training and software licensing fees.

(4)	The above fees do not include fees paid to PwC by Newmont’s minority shareholders for work performed on their behalf of $186,000 and $188,000 for 2013 and 2012, respectively, in Peru and Indonesia.

The Audit Committee has established procedures for engagement of PwC to perform services other than audit, review and attest services. In order to safeguard the independence of PwC, for each engagement to perform such non-audit service, (a) management and PwC affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable laws, rules or regulations; (b) management describes the reasons for hiring PwC to perform the services; and (c) PwC affirms to the Audit Committee that it is qualified to perform the services. The Audit Committee has delegated to its Chair its authority to pre-approve such services in limited circumstances, and any such pre-approvals are reported to the Audit Committee at its next regular meeting. All services provided by PwC in 2013 were permissible under applicable laws, rules and regulations and were pre-approved by the Audit Committee in accordance with its procedures. The Audit Committee considered the amount of non-audit services provided by PwC in assessing its independence.

Newmont Mining Corporation 2014 Proxy Statement   •  79

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed entirely of Directors who are not officers or employees of the Company or any of its subsidiaries, and are independent, as defined in the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Committee has adopted a Charter that describes its responsibilities in detail. The Charter is available on the Company’s website at http://www.newmont.com/our-investors/our-governance.

The primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management of the Company. The Committee’s primary purpose is to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and corporate policies and controls, the independent auditor’s selection, retention, qualifications, objectivity and independence, and the performance of the Company’s internal audit function. The Committee reviews the financial information that will be provided to the stockholders and others, the systems of internal controls that management and the Board have established, and the audit process. Additional information about the Committee’s role in corporate governance can be found in the Committee’s Charter.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers (“PwC”), the Company’s independent auditors, the audited financial statements of the Company for the fiscal year ended December 31, 2013. Management has affirmed to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has also reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has received the disclosure and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed PwC’s independence with them.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Submitted by the following members of the Audit Committee of the Board of Directors:

Noreen Doyle, Chair

Bruce R. Brook

J. Kofi Bucknor

Vincent A. Calarco

80  •  Newmont Mining Corporation 2014 Proxy Statement

Proposal No. 3 — To Approve, on an

Advisory Basis, the Compensation of the Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010, an advisory vote on the frequency of stockholders votes on executive compensation was conducted in connection with the 2011 Annual Meeting of Stockholders. The Board recommended, and our stockholders agreed, that the advisory vote on executive compensation be held on an annual basis. Upon review of the stockholder voting results concerning that proposal, the Company’s Board of Directors and Compensation Committee determined that we will hold an annual advisory vote on executive compensation. Accordingly, we are asking stockholders to approve on an advisory basis, the compensation of our Named Executive Officers as described in the “Compensation Discussion and Analysis,” the compensation tables and related narrative discussion included in this Proxy Statement. This Proposal No. 3, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2013 executive compensation programs and policies and the compensation paid to the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this Proxy Statement.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the Named Executive Officers. Because your vote on this proposal is advisory, it will not be binding on us, the Board or the Compensation Committee. However, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the “Compensation Discussion and Analysis,” compensation tables and related-narrative discussion in this 2014 Proxy Statement, is hereby APPROVED.

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for and against, the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION FOR THE REASONS OUTLINED BELOW.

Our executive compensation program is composed of salary, short-term incentives and long-term incentives and is designed to:

•	motivate executives to achieve business goals that drive value for our stockholders;

•	provide competitive compensation opportunities to attract and retain highly qualified executives;

•	offer performance-based compensation that emphasizes Newmont’s long-term performance, including our high safety and social responsibility standards;

•	provide a mix of cash and equity compensation based on financial and non-financial performance; and

•	provide incentives to improve performance without taking excessive risks.

Our compensation program for our Named Executive Officers includes the following elements:

Before you vote, we urge you to read the “Compensation Discussion and Analysis” section found on pages 26 to 60 of this Proxy Statement for additional details on our executive compensation.

Newmont Mining Corporation 2014 Proxy Statement   •  81

•

Long-term equity compensation has multi-year performance-based vesting. Long-term equity compensation is designed to align the interests of our executive officers with those of our stockholders by rewarding management for financial, share price and relative share price performance — with strategic stock units and performance-leverage stock units vesting over multi-year periods;

•

Total cash compensation is tied to performance. Cash awards for the corporate performance bonus based upon defined performance metrics of safety, production (gold and copper), total costs, project execution, and reserves and resource mineralization additions, in order to support annual operating and financial performance. Cash awards for the personal objective bonus are based upon measures and objectives approved in advance by the Compensation Committee, which are designed to reward achievement of individual objectives to support current initiatives, long-term sustainability and Company performance; and

•

Excluding base salary, all compensation components are at-risk. The Compensation Committee and management believe that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases. As such, for our executive officers, all compensation components (excluding base salary) are at-risk, expressed as a percentage of base salary, and designed to drive performance within the control of management, and/or align management with long-term performance and stockholder interest. We believe that the mix and structure of compensation strikes the appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking.

We encourage you to read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our Named Executive Officers, and our 2013 Annual Report on Form 10-K under the heading “Management’s Discussion and Analysis” for additional information regarding the Company’s financial performance.

For the reasons outlined above, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking you to endorse our executive compensation program by voting for the above resolution.

82  •  Newmont Mining Corporation 2014 Proxy Statement

Proposal No. 4 — Stockholder Proposal

Regarding Political Spending Disclosure

The Company has been advised that the following resolution and statement in support thereof is intended to be presented by or on behalf of a beneficial owner of shares of the Company’s common stock at the Annual Meeting of Stockholders.

“Resolved, that the shareholders of Newmont Mining Corporation (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement: As long-term shareholders of Newmont Mining, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Newmont Mining contributed at least $1,571,000 in corporate funds since the 2003 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

Newmont Mining Corporation 2014 Proxy Statement   •  83

The Company supports and is committed to transparency in its political spending. However, the Board believes that the disclosures recommended by the proponent are unnecessary for the following reasons: (i) much of the information requested by the proponent is currently publically available; (ii) the potential misleading implications of such disclosures as currently requested; and (iii) taking into consideration and in response to the proponent’s request, the Company has approved a global standard on political contributions and activity (the “Political Contributions Standard”), which is publically available on the Company’s website at http://www.newmont.com/our-investors/our-governance/political-contributions.

The Company will not make any political contributions outside of the U.S. Within the U.S., the Company makes political contributions in accordance with all U.S. laws and regulations governing such contributions. Under the Company’s Political Contributions Standard, all political contributions and expenditures made on behalf of the Company within the U.S. must be approved in advance by an executive in the Government Relations function and, if the amount of the contribution is over $50,000, in advance by the Chief Executive Officer and the General Counsel.

The Company’s political contributions will be disclosed on its website on an annual basis (including a list of all political contributions made by the Company for at least the past three years) at http://www.newmont.com/our-investors/our-governance/political-contributions, and the Company’s annual aggregate political contributions expenditure will also continue to be reported annually in the Company’s Beyond the Mine report, which is available at http://www.beyondthemine.com. The Company’s aggregate political contributions amounted to approximately $87,500, $485,000 and $102,500 in 2013, 2012 and 2011, respectively.

Additionally, under the Company’s Political Contributions Standard, all political contributions made by Newmont are reported to the Safety & Sustainability Committee of the Board of Directors on a semiannual basis and to the full Board of Directors on an annual basis. If the Company intends to spend more than $250,000 on political contributions in any single fiscal year, the Board of Directors must approve in advance any such amount.

The Company belongs to a number of industry and trade associations. Its principal purpose in participating in these trade associations is to give the Company access to the business, technical and industry standard-setting expertise of these associations. We believe that requiring the Company to disclose dues paid to these associations, presumably as an indication of political spending, is potentially misleading because it is not necessarily indicative of the Company’s position on any particular issue. The Company does not necessarily agree with the political positions taken by these trade associations. Similarly, the Company does not control the manner in which the trade organizations use funds contributed by the Company. Additionally, political activities represent only a portion of the activities of such industry and trade associations and, in some cases, a very small portion. Moreover, under the Internal Revenue Code, the extent to which trade associations engage in political activities in the U.S. is already required to be disclosed to the U.S. Federal government on a quarterly basis by the associations, although disclosure of memberships or of dues paid by members is not required to be disclosed. Finally, providing the amounts the Company pays for membership could also increase competition among the trade associations for funding.

In order to provide additional transparency, the Company has asked the trade associations to which it belongs to report the percentage of the Company’s contributions that are used for lobbying or political purposes. A list of those United States trade associations for which Company’s dues or other expenditures exceed $50,000 annually can be found on the Company’s website at http://www.newmont.com/our-investors/our-governance/political-contributions, along with the portion of such dues used for lobbying and political contributions, where available. Additionally, in compliance with U.S. federal law, the Company reports to the U.S. House of Representatives and the Senate the portion of dues attributable to political activities for any association engaging in political activities with the Federal government as part of its quarterly lobbying reports, which are also publically available. However, the breakdown of the portion of dues used for political activities is not always made available by the associations to the Company, particularly in foreign jurisdictions. Therefore, reporting the portion of dues attributable to political activities on a world-wide basis is not practicable in all cases.

In light of the Company’s very limited political activities; the existing public availability of much of this information; and the Company’s adoption of a new Political Contributions Standard providing enhanced transparency, the Board believes the proposal is unnecessary and would not provide any significant benefit to stockholders.

FOR THESE REASONS, THE BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

84  •  Newmont Mining Corporation 2014 Proxy Statement

Other Matters

The Board of Directors does not intend to bring other matters before the Annual Meeting, except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment. Additional information about Newmont, including its Annual Report on Form 10-K, is available through the Company’s web site, at www.newmont.com.

Newmont Mining Corporation 2014 Proxy Statement   •  85

NEWMONT

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Directors:

	For	Withhold	Abstain		For	Withhold	Abstain		For	Withhold	Abstain
01 - B.R. Brook	☐	☐	☐	02 - J.K. Bucknor	☐	☐	☐	03 - V.A. Calarco	☐	☐	☐
04 - J.A. Carrabba	☐	☐	☐	05 - N. Doyle	☐	☐	☐	06 - G.J. Goldberg	☐	☐	☐
07 - V.M. Hagen	☐	☐	☐	08 - J. Nelson	☐	☐	☐	09 - D.C. Roth	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratify Appointment of Independent Auditors for 2014.	☐	☐	☐	3. Approve, on an Advisory Basis, Named Executive Officer Compensation.	☐	☐	☐
4. Stockholder Proposal regarding political spending disclosure.	☐	☐	☐				

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on April 23, 2014. Vote by Internet Go to www.envisionreports.com/NEM Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and AGAINST Proposal 4.01 - B.R. Brook04 - J.A. Carrabba07 - V.M. Hagen02 - J.K. Bucknor05 - N. Doyle08 - J. Nelson03 - V.A. Calarco06 - G.J. Goldberg09 - D.C. Roth1. Election of Directors: For AgainstAbstain2. Ratify Appointment of Independent Auditors for 2014.4. Stockholder Proposal regarding political spending disclosure.ForAgainstAbstain3. Approve, on an Advisory Basis, Named Executive Officer Compensation. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. For Withhold Abstain Change of Address —Please print your new address below. Comments— Please print your comments below .B Non-Voting Items Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. IMPORTANT ANNUAL MEETING INFORMATION1234 5678 9012 345000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMMC123456789C 1234567890JNT1867631000004MR A SAMPLEDESIGNATION (IF ANY)ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6ENDORSEMENT_LINE SA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.The Proxy Statement and the 2013 Annual Report to Stockholders are available at: www.envisionreports.com/NEMqIF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Newmont Mining Corporation PROXY FOR ANNUAL MEETING OFSTOCKHOLDERS APRIL 23, 2014.THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF NEWMONT MINING CORPORATIONThe undersigned, a holder of record shares of common stock, par value $1.60 per share, of Newmont Mining Corporation (the “Corporation”) at the close of business onFebruary 25, 2014 (the “Record Date”), hereby appoints Stephen P. Gottesfeld, Logan Hennessey and Nancy Lipson, and each or either of them, the proxy or proxies of theundersigned, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of the Corporation that the undersignedis entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 11:00 a.m. local time on Wednesday April 23, 2014 at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, USA, and any adjournment thereof, upon the matters listed on the reverse side hereof. The proxies cannot vote your shares unless you vote by mail, Internet or telephone. To vote by mail, mark, sign and date your proxy card and return it in the enclosedpostage-paid envelope. To vote by Internet or telephone, please follow the instructions on the reverse side hereof. Your Internet or telephone vote authorizes the proxies tovote your shares in the same manner as if you marked, signed and returned your proxy card.THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON A MATTER LISTED ON THE REVERSE SIDE HEREOF, (2) AS THE BOARD OF DIRECTORS RECOMMENDSWHERE YOU DO NOT SPECIFY YOUR CHOICE ON A MATTER LISTED ON THE REVERSE SIDE HEREOF AND (3) AS THE PROXIES DECIDE ON ANY OTHERMATTER PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.THE UNDERSIGNED HEREBY AUTHORIZES THE PROXIES, IN THEIR DISCRETION, TO VOTE ON ANY OTHER BUSINESS WHICH MAY PROPERLY BE BROUGHTBEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.PROXIES CAN ONLY BE GIVEN BY THE CORPORATION’S COMMON STOCKHOLDERS OF RECORD ON THE RECORD DATE. PLEASE SIGN YOUR NAME BELOWEXACTLY AS IT APPEARS ON YOUR STOCK CERTIFICATE(S) ON THE RECORD DATE OR ON THE LABEL AFFIXED HERETO. WHEN THE SHARES OF THECORPORATION’S COMMON STOCK ARE HELD OF RECORD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR,ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENTOR AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. THE UNDERSIGNED ACKNOWLEDGESRECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS, THE PROXY STATEMENT AND THE 2013 ANNUAL REPORT TO STOCKHOLDERS. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)